CREDIT AGREEMENT


                           By and Among


                HOUSECALL MEDICAL RESOURCES, INC.,

                        HOUSECALL, INC.,

                               and

                 HOUSECALL-SIC MANAGEMENT, INC.,

                         as Co-Borrowers,

                 TORONTO DOMINION (TEXAS), INC.,

                            as Agent,

                    THE TORONTO-DOMINION BANK,

                        as Issuing Bank,

                               and

             THE FINANCIAL INSTITUTIONS PARTY HERETO

                             as Banks


                   Dated as of October 30, 1996



                           $15,000,000
                        TABLE OF CONTENTS
                        -----------------

                                                             Page

ARTICLE 1 Definitions . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2 The Loans . . . . . . . . . . . . . . . . . . . . .  25
          2.1     Extension of Credit . . . . . . . . . . . .  25
                  (a)   The Loans . . . . . . . . . . . . . .  25
                  (b)   The Letters of Credit . . . . . . . .  25
          2.2     Manner of Advance and Disbursement of
                  Loans . . . . . . . . . . . . . . . . . . .  26
                  (a)   Choice of Interest Rate, etc. . . . .  26
                  (b)   Base Rate Loans . . . . . . . . . . .  26
                  (c)   Eurodollar Loans  . . . . . . . . . .  26
                  (d)   Notification of Banks . . . . . . . .  27
                  (e)   Disbursement  . . . . . . . . . . . .  28
          2.3     Interest  . . . . . . . . . . . . . . . . .  28
                  (a)   On Revolving Loans  . . . . . . . . .  28
                  (b)   Applicable Margin . . . . . . . . . .  29
                  (c)   Upon Default  . . . . . . . . . . . .  30
                  (d)   Computation of Interest . . . . . . .  30
          2.4     Fees  . . . . . . . . . . . . . . . . . . .  30
          2.5     Prepayment/Reduction of Commitment  . . . .  32
          2.6     Repayment . . . . . . . . . . . . . . . . .  32
          2.7     Other Mandatory Repayments  . . . . . . . .  32
          2.8     Notes; Loan Accounts  . . . . . . . . . . .  34
          2.9     Manner of Payment . . . . . . . . . . . . .  34
                  (a)   When Payments Due . . . . . . . . . .  34
                  (b)   No Deduction  . . . . . . . . . . . .  35
          2.10    Reimbursement . . . . . . . . . . . . . . .  36
          2.11    Pro Rata Treatment  . . . . . . . . . . . .  37
                  (a)   Loans . . . . . . . . . . . . . . . .  37
                  (b)   Payments  . . . . . . . . . . . . . .  37
          2.12    Application of Payments . . . . . . . . . .  38
                  (a)   Payments Prior to Acceleration  . . .  38
                  (b)   Payments Subsequent to

                        Acceleration  . . . . . . . . . . . .  38
          2.13    Use of Proceeds . . . . . . . . . . . . . .  39
          2.14    Interest  . . . . . . . . . . . . . . . . .  39
          2.15    Guaranty  . . . . . . . . . . . . . . . . .  40
          2.16    Joint and Several Liability . . . . . . . .  43

ARTICLE 3 The Letters of Credit . . . . . . . . . . . . . . .  44
          3.1     Issuance of Letters of Credit . . . . . . .  44
          3.2     Draws Under Letters of Credit . . . . . . .  45
          3.3     Actions by Issuing Bank . . . . . . . . . .  46
          3.4     Increased Costs, Indemnification,
                  Expenses  . . . . . . . . . . . . . . . . .  47

ARTICLE 4 Conditions Precedent  . . . . . . . . . . . . . . .  49
          4.1     Conditions to Initial Loan  . . . . . . . .  49
          4.2     Conditions to Each Loan . . . . . . . . . .  53
          4.3     Conditions Precedent to Each Letter
                  of Credit . . . . . . . . . . . . . . . . .  54




                                                             Page

          4.4     Conditions for the Benefit of the
                  Agent and the Banks . . . . . . . . . . . .  55

ARTICLE 5 Representations and Warranties of the
          Co-Borrowers  . . . . . . . . . . . . . . . . . . .  55
          5.1     Due Organization  . . . . . . . . . . . . .  55
          5.2     Organization Standing and
                  Qualification of Subsidiaries . . . . . . .  56
          5.3     Absence of Certain Activities . . . . . . .  56
          5.4     Requisite Power . . . . . . . . . . . . . .  56
          5.5     Healthcare Regulatory Matters . . . . . . .  57
          5.6     Authorization . . . . . . . . . . . . . . .  57
          5.7     Officer Authorization . . . . . . . . . . .  58
          5.8     Binding Nature  . . . . . . . . . . . . . .  58
          5.9     No Conflict . . . . . . . . . . . . . . . .  58
          5.10    No Event of Default . . . . . . . . . . . .  58
          5.11    Financial Statements  . . . . . . . . . . .  58
          5.12    Real Property . . . . . . . . . . . . . . .  59
          5.13    Title to Properties . . . . . . . . . . . .  59
          5.14    Intellectual Property . . . . . . . . . . .  59
          5.15    Liabilities, Litigation, etc  . . . . . . .  60
          5.16    No Adverse Change . . . . . . . . . . . . .  60
          5.17    Tax Returns and Tax Matters . . . . . . . .  60
          5.18    Employee Benefits . . . . . . . . . . . . .  61
          5.19    Environmental Matters . . . . . . . . . . .  62
          5.20    Insurance . . . . . . . . . . . . . . . . .  64
          5.21    Compliance with Laws  . . . . . . . . . . .  64
          5.22    Statutory Regulation  . . . . . . . . . . .  64
          5.23    Use of Proceeds; Regulation U . . . . . . .  65
          5.24    Solvency  . . . . . . . . . . . . . . . . .  65
          5.25    Fiscal Year . . . . . . . . . . . . . . . .  65
          5.26    Survival of Representations and
                  Warranties, etc . . . . . . . . . . . . . .  65


ARTICLE 6 Affirmative Covenants . . . . . . . . . . . . . . .  65
          6.1     Accounting Records. . . . . . . . . . . . .  66
          6.2     Financial Statements and Notices  . . . . .  66
          6.3     Inspection of Property Books and
                  Records . . . . . . . . . . . . . . . . . .  69
          6.4     Access to Accountants . . . . . . . . . . .  70
          6.5     Maintenance of Existence  . . . . . . . . .  70
          6.6     Tax Returns . . . . . . . . . . . . . . . .  70
          6.7     Qualifications To Do Business . . . . . . .  70
          6.8     Compliance with Laws  . . . . . . . . . . .  71
          6.9     Material Agreements . . . . . . . . . . . .  71
          6.10    Insurance . . . . . . . . . . . . . . . . .  71
          6.11    Facilities  . . . . . . . . . . . . . . . .  71
          6.12    Taxes and Other Liabilities . . . . . . . .  71
          6.13    Governmental Approvals  . . . . . . . . . .  72
          6.14    Healthcare Regulatory Matters . . . . . . .  72
          6.15    Environmental Laws  . . . . . . . . . . . .  73





                                                             Page


          6.16    Tax Qualification . . . . . . . . . . . . .  73
          6.17    Funding.  . . . . . . . . . . . . . . . . .  74
          6.18    Concentration Account . . . . . . . . . . .  74
          6.19    Further Assurances  . . . . . . . . . . . .  74

ARTICLE 7 Negative Covenants  . . . . . . . . . . . . . . . .  75
          7.1     Mergers . . . . . . . . . . . . . . . . . .  75
          7.2     Change of Business  . . . . . . . . . . . .  75
          7.3     Capital Stock . . . . . . . . . . . . . . .  75
          7.4     Accounting Policies . . . . . . . . . . . .  75
          7.5     Investments . . . . . . . . . . . . . . . .  75
          7.6     Negative Pledge . . . . . . . . . . . . . .  75
          7.7     Guaranties  . . . . . . . . . . . . . . . .  76
          7.8     Indebtedness  . . . . . . . . . . . . . . .  76
          7.9     Sale of Assets  . . . . . . . . . . . . . .  76
          7.10    Sale-Leaseback Transactions . . . . . . . .  77
          7.11    Capital Expenditures  . . . . . . . . . . .  77
          7.12    Transactions with Affiliates  . . . . . . .  77
          7.13    Restrictive Agreements  . . . . . . . . . .  77
          7.14    Creation of Subsidiaries  . . . . . . . . .  77
          7.15    Prepayments.  . . . . . . . . . . . . . . .  78
          7.16    Certain ERISA Payments  . . . . . . . . . .  78
          7.17    Compliance with ERISA . . . . . . . . . . .  78
          7.18    Use of Proceeds and Letters of Credit . . .  79
          7.19    Fixed Charge Coverage Ratio . . . . . . . .  79
          7.20    Funded Indebtedness/EBITDA Coverage
                  Ratio . . . . . . . . . . . . . . . . . . .  79
          7.21    Minimum Net Worth . . . . . . . . . . . . .  80
          7.22    Day Sales Outstanding . . . . . . . . . . .  80
          7.23    No Further Negative Pledges . . . . . . . .  80
          7.24    Limitation on Leases  . . . . . . . . . . .  80
          7.25    Shareholder Litigation  . . . . . . . . . .  80

ARTICLE 8 Events of Default . . . . . . . . . . . . . . . . .  81
          8.1     Events of Default . . . . . . . . . . . . .  81

          8.2     Remedies  . . . . . . . . . . . . . . . . .  84

ARTICLE 9 The Agent . . . . . . . . . . . . . . . . . . . . .  85
          9.1     Appointment and Authorization . . . . . . .  85
          9.2     Delegation of Duties  . . . . . . . . . . .  85
          9.3     Liability of Agent  . . . . . . . . . . . .  86
          9.4     Reliance by Agent . . . . . . . . . . . . .  86
          9.5     Notice of Default . . . . . . . . . . . . .  87
          9.6     Credit Decision . . . . . . . . . . . . . .  87
          9.7     Indemnification . . . . . . . . . . . . . .  88
          9.8     Agent in Individual Capacity  . . . . . . .  88
          9.9     Successor Agent . . . . . . . . . . . . . .  89
          9.10    Agent May File Proofs of Claim  . . . . . .  89
          9.11    Collateral  . . . . . . . . . . . . . . . .  90
          9.12    Release of Collateral . . . . . . . . . . .  90





                                                             Page



ARTICLE 10        Miscellaneous . . . . . . . . . . . . . . .  91
          10.1    Successors and Assigns and Sale of
                  Interests . . . . . . . . . . . . . . . . .  91
          10.2    No Implied Waiver . . . . . . . . . . . . .  93
          10.3    Amendments and Waivers  . . . . . . . . . .  93
          10.4    Remedies Cumulative . . . . . . . . . . . .  94
          10.5    Severability  . . . . . . . . . . . . . . .  94
          10.6    Set-Off . . . . . . . . . . . . . . . . . .  94
          10.7    Costs, Expenses and Attorneys' Fees.  . . .  95
          10.8    General Indemnification . . . . . . . . . .  95
          10.9    Environmental Indemnification . . . . . . .  96
          10.10   Notices . . . . . . . . . . . . . . . . . .  97
          10.11   Entire Agreement  . . . . . . . . . . . . .  98
          10.12   Governing Law . . . . . . . . . . . . . . .  98
          10.13   Replacement of Bank . . . . . . . . . . . .  98
          10.14   Counterparts  . . . . . . . . . . . . . . .  99
          10.15   Headings  . . . . . . . . . . . . . . . . .  99
          10.16   Confidentiality.  . . . . . . . . . . . . .  99

ARTICLE 11        Yield Protection  . . . . . . . . . . . . . 100
          11.1    Eurodollar Rate Basis Determination . . . . 100
          11.2    Illegality  . . . . . . . . . . . . . . . . 100
          11.3    Increased Costs . . . . . . . . . . . . . . 101
          11.4    Effect On Other Loans . . . . . . . . . . . 102
          11.5    Capital Adequacy  . . . . . . . . . . . . . 102
          11.6    Alternate Lending Offices . . . . . . . . . 103

ARTICLE 12        Waiver of Jury Trial, etc.  . . . . . . . . 103
          12.1    Jurisdiction and Service of Process . . . . 103
          12.2    Consent to Venue  . . . . . . . . . . . . . 104
          12.3    Waiver of Jury Trial  . . . . . . . . . . . 104















                             EXHIBITS
                             --------

Exhibit A               Form of Request for Advance

Exhibit B               Form of Request for Issuance of Letter of
                        Credit

Exhibit C               Form of Notes

Exhibit D               Intentionally Omitted

Exhibit E               Form of Loan Certificate

Exhibit F               Form of Subsidiary Loan Certificate

Exhibit G               Form of Subsidiary Guaranty

Exhibit H               Form of Subsidiary Security Agreement

Exhibit I               Form of Assignment and Acceptance

Exhibit J               Form of Deposit Account Pledge Agreement


                            SCHEDULES
                            ---------

Schedule 1              Material Subsidiaries

Schedule 5.2            List of Subsidiaries

Schedule 5.3            Partnerships

Schedule 5.4            Exceptions to Requisite Corporate
                        Power

Schedule 5.5(a)         Healthcare Regulatory Matters


Schedule 5.5(b)         Cost Report Audits

Schedule 5.5(c)         List of CONs

Schedule 5.9            Exceptions to "No Conflicts"

Schedule 5.12(a)        Leased Property

Schedule 5.12(b)        Owned Property

Schedule 5.14           Intellectual Property

Schedule 5.15           Litigation and Contingent Liabilities

Schedule 5.17           Tax Matters







Schedule 5.18(i)        ERISA Title IV Benefit Plans

Schedule 5.18(ii)       Other Benefit Plans

Schedule 5.19           Environmental Matters

Schedule 5.20           List of Insurance Policies

Schedule 5.21           Exceptions to Compliance with Laws

Schedule 6.19           Post-Closing Matters

Schedule 7.6            List of Existing Permitted
                        Encumbrances

Schedule 7.8            Subordinated Indebtedness

Schedule 7.12           Existing Transactions with Affiliates

Schedule 10.10          Notice Addresses











                         CREDIT AGREEMENT
                         ----------------

             AMONG HOUSECALL MEDICAL RESOURCES, INC.
      HOUSECALL, INC., AND HOUSECALL-SIC MANAGEMENT, INC.;
      THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR AS BANKS
                  ON THE SIGNATURE PAGES HEREOF;
           THE TORONTO-DOMINION BANK, AS ISSUING BANK;
               AND TORONTO DOMINION (TEXAS), INC.,
           AS AGENT FOR THE ISSUING BANK AND THE BANKS


For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties agree as follows as of the 30th day of October, 1996:


                            ARTICLE 1
                            ---------

                           Definitions
                           -----------

          In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

          "ADJUSTED NET REVENUES" shall mean Net Revenues plus, in the case of the acquisition by Housecall or its Subsidiaries of any Receivables in connection with any Permitted Acquisition during any calculation period, the gross revenues of the Person or business segment acquired relating to such Receivables (less contractual adjustments) from the first day of such calculation period through the date such Receivables are acquired.

          "AFFILIATE" means with respect to any Person (i) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, (ii) each of such Person's officers, directors, joint venturers and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "AGENT" means Toronto Dominion (Texas), Inc., acting as
Agent for the Banks, and any successor agent pursuant to
Section 9.9 hereof.

          "AGENT-RELATED PERSONS" has the meaning set forth in
Section 9.3 hereof.

          "AGGREGATE CREDIT OBLIGATIONS" shall mean, as of any particular time, the sum of (a) the aggregate principal amount of all Loans under the Commitment then outstanding, plus (b) the aggregate amount of all Letter of Credit Obligations then outstanding.

          "AGREEMENT" or "CREDIT AGREEMENT" means this Credit
Agreement, as from time to time amended, modified or supplemented.

          "AGREEMENT DATE" means October 30, 1996.

          "APPLICABLE LAW" shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations, and orders of governmental bodies or regulatory agencies applicable to such Person, and all orders and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

         "APPLICABLE MARGIN" means

                  (i)   with respect to Base Rate Loans, the Base
Rate Margin; and

                  (ii)  with respect to Eurodollar Loans, the
Eurodollar Margin.

         "ASSET SALE BASKET" shall have the meaning set forth in
Section 7.9 hereof.

         "ASSIGNEE" has the meaning specified in Section 10.1(b) hereof.

         "ASSIGNMENT AND ACCEPTANCE" has the meaning specified in Section 10.1(b) hereof.

         "ASSIGNMENT OF MEMBERSHIP INTERESTS" shall mean that certain Assignment of Membership Interests executed by and between Housecall and the Agent of even date herewith, as the same may be modified, amended or supplemented from time to time.

         "ASSIGNMENT OF PARTNERSHIP INTERESTS" shall mean that certain Assignment of Partnership Interests of even date herewith executed by Housecall and Housecall Management, Inc., in favor of the Agent, as the same may be amended, supplemented or modified from time to time.

          "AUTHORIZED OFFICER" means Housecall's Chief Executive Officer, Chief Financial Officer, Treasurer or any Vice President or, with respect to any other Co-Borrower, such Co-Borrower's Chief Executive Officer, Chief Financial Officer or Treasurer, and each other officer or other designee of a corporation authorized by the board of directors of that corporation to act on behalf of that corporation under this Agreement or any of the other Loan Documents.

          "AUTHORIZED REPRESENTATIVES" shall mean those officers, employees or other persons designated by any Co-Borrower on the most current Notice of Authorized Representatives delivered to the Agent as being authorized to request any borrowing, to make any interest rate designation on behalf of any Co-Borrower hereunder, or to give the Agent any other notice hereunder which is contemplated by the terms hereof.

          "AVAILABLE LETTER OF CREDIT AMOUNT" shall mean, as of any particular time, an amount equal to the lesser of (a)
$5,000,000, and (b) the Available Revolving Loan Commitment.

          "AVAILABLE REVOLVING LOAN COMMITMENT" shall mean, as of any particular time, (a) the amount of the Commitment minus (b) the Aggregate Credit Obligations then outstanding.

          "BANK INDEMNITEES" has the meaning set forth in
Section 10.8 hereof.

          "BANKS" shall mean those banks whose names are set forth on the signature pages hereof under the heading "Banks" and any assignees of the Banks who hereafter become parties hereto pursuant to and in accordance with Section 10.1 hereof; and

          "BANK" shall mean any one of the foregoing Banks.

          "BASE RATE" means at any time, the higher of (a) the rate of interest adopted by the Agent as the reference rate for the determination of interest rates for loans of varying maturities in Dollars to United States residents of varying degrees of creditworthiness and being quoted at such time by The Toronto-Dominion Bank, New York Branch as its "base rate" or "prime rate," or (b) the Federal Funds Rate plus one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged to borrowers of the Agent or its Affiliates.

          "BASE RATE MARGIN" means, for Base Rate Loans outstanding, the percentage per annum calculated as set forth in
Section 2.3(b) hereof.

          "BASE RATE LOAN" shall mean a Loan which any Co-Borrower requests to be made as a Base Rate Loan or which is reborrowed as a Base Rate Loan, in accordance with the provisions of Section 2.2 hereof and which bears interest at a per annum rate equal to the Base Rate plus the Base Rate Margin in effect from time to time.

          "BUSINESS DAY" means a day on which banks are not authorized or required to be closed and foreign exchange markets are open for the transaction of business required for this Agreement in London, England, Houston, Texas, and New York, New York, as relevant to the determination to be made or the action to be taken.

          "CAPEX CARRY FORWARD AMOUNT" means, for any fiscal year, $2,500,000 minus the aggregate amount of Capital Expenditures made by Housecall and its Subsidiaries during such fiscal year.

          "CAPITAL EXPENDITURE" means any expenditure that would be capitalized on the balance sheet of Housecall (consolidated with its Subsidiaries) as of the end of the applicable period, in conformity with GAAP, other than payment of the purchase price of any fixed assets in connection with a Permitted Acquisition.

          "CAPITALIZED LEASE" means any lease under which the obligation of the lessee is required by GAAP to be shown as a liability on the financial statements of the lessee.

          "CAPITALIZED LEASE OBLIGATION" means any lease obligation that, in accordance with GAAP, is required to be shown as a liability on the financial statements of the lessee. The amount of a Capitalized Lease Obligation shall be the amount required by GAAP so to be shown.

          "CAPITAL STOCK" shall mean, as applied to any Person, any capital stock of such Person, regardless of class or designation, and all warrants, options, purchase rights, conversion or exchange rights, voting rights, calls or claims of any character with respect thereto.

          "COBRA" means Title X of the Consolidated Omnibus
Budget Reconciliation Act of 1985, as amended from time to time.

          "CO-BORROWER" means any one of Housecall, Housecall, Inc. and Housecall SIC Management; and "Co-Borrowers" means all such corporations collectively.

          "CO-BORROWER LOAN OBLIGATIONS" has the meaning set forth in
Section 2.15.

          "CODE" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations issued or promulgated thereunder.

          "COLLATERAL" means, collectively, all of the assets and property constituting collateral under the Security Documents or any document or instrument executed pursuant thereto or under any of the other Loan Documents.

          "COMMERCIAL LETTER OF CREDIT" shall mean a documentary letter of credit issued in respect of the purchase of goods or services by any Co-Borrower in the ordinary course of its business.

          "COMMITMENT" shall mean the several obligations of the Banks to advance the aggregate amount of up to $15,000,000 to the Co-Borrowers on or after the Agreement Date, in accordance with their respective Commitment Percentages, pursuant to the terms hereof, and as such amount may be reduced from time to time, pursuant to the terms hereof.

          "COMMITMENT AMOUNT" means, with respect to each Bank, an amount equal to such Bank's Commitment Percentage multiplied by the Commitment.

          "COMMITMENT PERCENTAGE" means the percentage set forth after each Bank's name on Schedule 10.10 hereto, plus the aggregate of any Commitment Percentages thereafter acquired by such Bank as the Assignee pursuant to any Assignment and Acceptances to which such Bank is a party, less the aggregate of any Commitment Percentages assigned by such Bank pursuant to any Assignment and Acceptances to which such Bank is a party, and, as to any new Bank, the aggregate of any Commitment Percentages acquired by such new Bank as the Assignee pursuant to any Assignment and Acceptances to which such new Bank is a party, less the aggregate of any Commitment Percentages assigned by such new Bank as the Assignor pursuant to any Assignment and Acceptances to which such new Bank is a party.

          "CON" shall mean a certificate of need or other license or permit issued by a state health facilities planning board or similar agency or body required for the construction, expansion, or investment in a health facility.

          "CONCENTRATION ACCOUNT" means an account into which substantially all cash receipts of Housecall and its Material
Subsidiaries are deposited.

          "CONSOLIDATED NET INCOME" means, for any period, the net income of Housecall and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that in determining Consolidated Net Income, there shall not be included in gross revenues any earnings of, and dividends payable to, Housecall or any of its Subsidiaries in a currency which at the time may not be converted into Dollars under the laws of the nation issuing such currency.

          "CONTROLLED GROUP" means any Co-Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with any Co-Borrower pursuant to section 414(b) or (c) of the Code.

          "DATE OF ISSUE" shall mean the date on which an Issuing
Bank issues a Letter of Credit pursuant to Article 3 hereof.

          "DAY SALES OUTSTANDING" shall mean as of any calculation date,
(i) Receivables of Housecall and its Subsidiaries divided by (ii)
(a) Adjusted Net Revenues for the 3-month period ending on the calculation date divided by (b) 90.


          "DEFAULT" shall mean any of the events specified in
Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice (or both) that would be necessary in order to constitute such event an Event of Default.

          "DEFAULT RATE" shall mean a simple per annum interest rate equal to, (a) with respect to the outstanding principal of any Loan, the sum of (i) the applicable Interest Rate Basis, plus
(ii) the highest Applicable Margin, plus (iii) two percent (2%), and (b) with respect to all other Obligations, the sum of (i) the Base Rate, plus (ii) the highest Base Rate Margin, plus (iii) two percent (2%).

          "DOLLARS" and "$" mean United States Dollars.

          "EBITDA" means, for any period, the sum of (i) the Consolidated Net Income of Housecall and its Subsidiaries for such period, plus (ii) to the extent deducted in determining such Consolidated Net Income, the sum of (A) Interest Expense and (B) consolidated depreciation, amortization and other similar non-cash charges of Housecall and its Subsidiaries for such period, plus (iii) the amount of any consolidated income taxes (or minus the amount of any consolidated tax benefits) of Housecall and its Subsidiaries for such period, plus (without duplication) (iv) any extraordinary loss resulting from Housecall's write-off of any unamortized loan amortization costs for its credit facility under the Modified and Restated Credit Agreement, dated as of July 31,
1995, among Housecall, NationsBank, N.A. (Carolinas) and the other lenders parties thereto.

          "EBITDAR" means, for any period, the sum of (i) the Consolidated Net Income of Housecall and its Subsidiaries for such period, plus (ii) to the extent deducted in determining such Consolidated Net Income, the sum of (A) Interest Expense, (B) consolidated depreciation, amortization and other similar non-cash charges of Housecall and its Subsidiaries for such period, and (C) consolidated operating lease rent expense of Housecall and its Subsidiaries for such period, plus (iii) the amount of any consolidated income taxes (or minus the amount of any consolidated tax benefits) of Housecall and its Subsidiaries for such period, plus (without duplication) (iv) any extraordinary loss resulting from Housecall's write-off of any unamortized loan amortization costs for its credit facility under the Modified and Restated Credit Agreement, dated as of July 31, 1995, among
Housecall, NationsBank, N.A. (Carolinas) and the other lenders parties thereto.

          "EMPLOYEE BENEFIT PLAN" means any Pension Plan or any other employee benefit plan (as defined in section 3(3) of ERISA) which any Co-Borrower or any member of the Controlled Group maintains, or to which it makes or is obligated to make contributions.

          "ENVIRONMENTAL CLAIM" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by Housecall or any Subsidiary of Housecall, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          "ENVIRONMENTAL LAWS" means any applicable Governmental Requirement pertaining to land use, air, soil, surface water, groundwater (including the protection, cleanup, removal, remediation or damage thereof), public or employee health or safety or any other environmental matter; including without limitation, the following laws as the same may be amended from time to time:

               (i) Clean Air Act (42 U.S.C. Section 7401, et sea.);

              (ii) Clean Water Act (33 U.S.C. Section 1251, et sea.);

             (iii)      Resource Conservation and Recovery Act
                        (42 U.S.C. Section 6901, et
                        seq.);

              (iv)      Comprehensive Environmental Response,
                        Compensation and Liability Act (42 U.S.C.
                        Section 9601, et seq.);

               (v)      Safe Drinking Water Act (42 U.S.C. Section
                        300f, et seq.);

              (vi) Toxic Substances Control Act (15 U.S.C. Section 2601, et seq. );

             (vii) Rivers and Harbors Act (33 U.S.C. Section 401, et seq.);

            (viii) Endangered Species Act (16 U.S.C. Section 1531, et seq.); and



              (ix)      Occupational Safety and Health Act (29
                        U.S.C. Section 651, et seq.);

together with any other applicable foreign or domestic laws (federal, state, provincial or local) relating to emissions, discharges, releases or threatened releases of any Hazardous Substance into ambient air, land, surface water, groundwater, personal property or structures, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, discharge or handling of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security
Act of 1974, together with the rules and regulations promulgated thereunder, as amended from time to time.

          "ERISA Affiliate" means any "affiliate" of any Co-Borrower or other member of the Controlled Group, within the meaning of section 414 of the Code.

          "EURODOLLAR BASIS" shall mean a simple per annum interest rate equal to the sum of (a) the quotient of (i) the Eurodollar Rate divided by (ii) one minus the Eurodollar Reserve Percentage, stated as a decimal. The Eurodollar Basis shall be rounded upward to the nearest one sixteenth of one percent (1/16%) and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage.

          "EURODOLLAR LOAN" shall mean a Loan which a Co-Borrower requests to be made as a Eurodollar Loan or which is reborrowed as a Eurodollar Loan in accordance with the provisions of
Section 2.2 hereof and which bears interest at a per annum rate equal to the Eurodollar Basis plus the Eurodollar Margin in effect from time to time.

          "EURODOLLAR MARGIN" means, for Eurodollar Loans outstanding, the percentage per annum calculated as set forth in
Section 2.3(b) hereof.

          "EURODOLLAR RATE" shall mean, for any Interest Period, the average (rounded upward to the nearest one sixteenth of one percent (1/16%)) of the interest rates per annum which appear on Telerate Page 4756 as of 11:00 a.m. (New York time), or, if unavailable, any generally accepted successor rate selected by the Agent, two (2) Business Days before the first day of such Interest Period, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the Eurodollar Loan sought by any Co-Borrower.

          "EURODOLLAR RESERVE PERCENTAGE" shall mean the percentage which is in effect from time to time under Regulation
D of the Board of Governors of the Federal Reserve System, as



such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Bank has any Eurocurrency Liabilities subject to such reserve requirement at that time. The Eurodollar Basis for any Eurodollar Loan shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

          "EVENT OF DEFAULT" has the meaning set forth in Article
8 hereof.

          "EXCESS CASH FLOW" means for any fiscal year, Consolidated Net Income (or loss) (but excluding extraordinary gains and extraordinary losses) for such fiscal year, plus depreciation and amortization for such fiscal year, plus the non-cash portion, if any, of Interest Expense, plus an amount equal to any decrease in consolidated working capital during such fiscal year, minus
Capital Expenditures for such fiscal year, minus the aggregate principal amount of all Indebtedness required by its terms to be repaid during such fiscal year (to the extent not deducted in determining such Consolidated Net Income), minus the amount of all taxes paid during such fiscal year, to the extent not deducted in determining such Consolidated Net Income, minus cash dividends paid by Housecall during such fiscal year, minus an amount equal to any increase in consolidated working capital during such fiscal year, and minus the aggregate principal amount of Indebtedness hereunder voluntarily prepaid during such fiscal year.

          "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)." If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotations") for such day under the caption "Federal Funds Effective Rate." If on any relevant day the appropriate rate for such day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight federal funds arranged prior to 9:00 a.m. New York time on that day by each of three leading brokers of federal funds transactions in New York City, selected by the Agent.

          "FEE LETTER" means that certain letter agreement of even date herewith regarding the payment of certain fees by the Co-Borrowers to the Agent.

          "FIXED CHARGE COVERAGE RATIO" means as of the last day of any month of Housecall, the ratio of (x) EBITDAR, minus Capital
Expenditures (each computed for the twelve month period then ending considered as a single accounting period) to (y) the sum of Interest Expense, plus consolidated operating lease rent expense of Housecall and its Subsidiaries, plus scheduled maturities of long-term debt of Housecall and its Subsidiaries as determined on a consolidated basis (each computed for twelve month period then ending considered as a single accounting period).

          "FUNDED INDEBTEDNESS" means, without duplication, all obligations, liabilities and indebtedness of Housecall and its Subsidiaries of the types described in subsections (a) - (e) of the definition of Indebtedness as determined on a consolidated basis .

          "FUNDED INDEBTEDNESS/EBITDA COVERAGE RATIO" means as of the last day of any month of Housecall, the ratio of (x) Funded
Indebtedness to (y) EBITDA (computed for the twelve month period then ending considered as a single accounting period).

          "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "GOVERNMENTAL APPROVALS" means any consent, right, exemption, concession, permit, license, authorization, certificate, order, franchise, determination or approval of any federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality required for the ownership of, or activities of Housecall or any of its Subsidiaries or any other Person in connection with the business of Housecall or any of its Subsidiaries.

          "GOVERNMENTAL AUTHORITY" means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "GOVERNMENTAL REQUIREMENTS" means all legal requirements in effect from time to time including all laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, certificates, orders, franchises, determinations, approvals, notices, demand letters, directions and requirements of all governments, departments, commissions, boards, courts, authorities, agencies, officials and officers, and all

instruments of record, foreseen or unforeseen, ordinary or extraordinary, including but not limited to any change in any law, regulation or the interpretation thereof by any foreign or domestic governmental or other authority (whether or not having the force of law), relating now or at any time heretofore or hereafter to the business or operations of Housecall or any of its Subsidiaries or to any of the property owned, leased or used by Housecall or any of its Subsidiaries, including, without limitation, the development, design, construction, acquisition, start-up, ownership and operation and maintenance of property.

          "GUARANTY" or "GUARANTEED," as applied to an obligation (each a "primary obligation"), shall mean and include (a) any guaranty, direct or indirect, in any manner, of any part or all of such primary obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of any part or all of such primary obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit, and any obligation of any Person, whether or not contingent, (i) to purchase any such primary obligation or any property or asset constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of such primary obligation or (2) to maintain working capital, equity capital or the net worth, cash flow, solvency or other balance sheet or income statement condition of any other Person, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner or holder of any primary obligation of the ability of the primary obligor with respect to such primary obligation to make payment thereof or (iv) otherwise to assure or hold harmless the owner or holder of such primary obligation against loss in respect thereof.

          "HAZARDOUS SUBSTANCE" means any pollutant, contaminant, toxic or hazardous substance, material, constituent or waste as such terms are defined in or pursuant to any Environmental Law.

          "HAZARDOUS WASTE FACILITY PERMIT" means any permit, license or other governmental authorization relating to the storage, treatment or disposal of any Hazardous Substance required pursuant to any Environmental Law.

          "HCFA" means the Health Care Financing Administration of HHS and any Person succeeding to the functions thereof.

          "HEALTH FACILITY LICENSE" shall mean a license or permit under applicable law to provide any nursing, medical, or other health related services, protection or supervision, or assistance with the personal activities of daily living, or any combination of those services.

          "HHS" means the United States Department of Health and Human Services and any Person succeeding to the functions thereof.

          "HIGHEST LAWFUL RATE" shall mean the maximum non-usurious interest rate, if any, that at any applicable time may be contracted for, taken, reserved, charged or received on any Loan or on the other amounts which may be owing to any Bank pursuant to this Agreement under the laws applicable to such Bank and this transaction.

          "HOUSECALL" means Housecall Medical Resources, Inc., a
Delaware corporation.

          "HOUSECALL, INC." means Housecall, Inc., a Tennessee corporation.

          "HOUSECALL SIC MANAGEMENT" means Housecall-SIC
Management, Inc., a Florida corporation.

          "INDEBTEDNESS" of any Person means, without duplication
(a) any obligation for borrowed money; (b) any obligation evidenced by bonds, debentures, notes or other similar instruments; (c) any obligation to pay the deferred purchase price of property or for services (other than in the ordinary course of business); (d) any Capitalized Lease Obligation; (e) any obligation or liability of others secured by a Lien on property owned by such Person, whether or not such obligation or liability is assumed; (f) any obligation under any Rate Contract;
(g) any Guaranty (other than those incurred in the ordinary course of business); and (h) any other obligation or liability which is required by GAAP to be shown as a liability on a consolidated balance sheet of Housecall and its Subsidiaries.

          "INDEMNIFIED MATTERS" shall have the meaning set forth in
Section 10.8 hereof.

          "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 5.14 hereof.

          "INTEREST EXPENSE" means, for any period, the cash interest expense and letter of credit fee expense of Housecall and its Subsidiaries determined on a consolidated basis for such period.

          "INTEREST PERIOD" means, with respect to any Eurodollar Loan, a period from the borrowing date with respect to such Loan (or the date of the expiration of the then current Interest Period with respect to such Loan) to a date up to one (1), two
(2), three (3), or six (6) months thereafter, subject to the following:

                  (a)   if any Interest Period would otherwise
          end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

                  (b) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month; and

                  (c) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date or, if the Maturity Date shall not be a Business Day, on the next preceding Business Day.

          "INTEREST RATE BASIS" shall mean the Base Rate or the Eurodollar Basis, as appropriate.

          "INVESTMENT" as applied to any Person, means any direct or indirect ownership or purchase or other acquisition by that Person of any Capital Stock, equity interest, obligations or other securities, or of a beneficial interest in any Capital Stock, equity interest, obligations or other securities, or all or substantially all of the assets of any other Person (including any Subsidiary), or any direct or indirect loan, advance (other than advances to officers and employees for moving and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by that Person to any other Person, including all indebtedness and accounts receivable from that other Person which are not current assets or did not arise from sales to that other Person in the ordinary course of business.

          "ISSUING BANK" shall mean The Toronto-Dominion Bank, and any other Person which The Toronto-Dominion Bank may hereafter designate as a successor Issuing Bank pursuant to an Assignment and Acceptance or otherwise.

          "JCAHO" means the Joint Commission on Accreditation of Healthcare Organizations.

          "LETTER OF CREDIT COMMITMENT" shall mean the obligation of the Issuing Bank to issue Letters of Credit in an aggregate face amount from time to time not to exceed the Available Letter of Credit Amount.


          "LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, the sum of (a) an amount equal to the aggregate undrawn and unexpired amount (including the amount to which any such Letter of Credit can be reinstated pursuant to the terms hereof) of the then outstanding Letters of Credit and (b) an amount equal to the aggregate drawn, but unreimbursed drawings of any Letters of Credit.

          "LETTER OF CREDIT RESERVE ACCOUNT" shall mean any account maintained by the Agent for the benefit of any Issuing
Bank, the proceeds of which shall be applied as provided in
Section 8.2(d) hereof.

          "LETTERS OF CREDIT" shall mean either Standby Letters of Credit or Commercial Letters of Credit issued by the Issuing
Bank on behalf of any Co-Borrower from time to time in accordance with Article 3 hereof.

          "LIEN" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law, but excluding therefrom any financing statement filed by a lessor under an operating lease not intended as security) and any contingent or other agreement to provide any of the foregoing.

          "LOAN DOCUMENTS" shall mean this Agreement, the Notes, the Security Documents, all reimbursement agreements relating to Letters of Credit issued hereunder, the Fee Letter, all Requests for Advance, all Requests for Issuance of Letters of Credit, Rate Contracts between any Co-Borrower, on the one hand, and the Agent (or an Affiliate of the Agent) or one or more of the Banks (or an Affiliate of a Bank), on the other hand, and all other documents, instruments, certificates, and agreements executed or delivered in connection with or contemplated by this Agreement, including, without limitation, any security agreements or guaranty agreements from the Subsidiaries of any Co-Borrower to the Agent, the Banks and the Issuing Bank.

          "LOANS" shall mean, collectively, the amounts advanced by the Banks to any Co-Borrower under the Commitment, not to exceed the amount of the Commitment, and evidenced by the Notes.

          "MAJORITY BANKS" means at any time Banks holding at least fifty-one percent (51%) of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks having at least fifty-one percent (51%) of the Commitment Percentages.


          "MATERIAL ADVERSE CHANGE" shall mean a material adverse change in (i) the business, assets, operations, or financial condition of Housecall and its Subsidiaries considered as a whole, (ii) the collective ability of Housecall and its Subsidiaries to pay the Obligations in accordance with their terms, or (iii) the security interests or liens of the Agent and the Banks on the Collateral or the priority of such security interests or liens.

          "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, operations, or financial condition of Housecall and its Subsidiaries considered as a whole, or (ii) the collective ability of Housecall and its Subsidiaries to pay the Obligations in accordance with their terms, and (iii) the security interests or liens of the Agent and the Banks on the Collateral or the priority of such security interests or liens.

          "MATERIAL SUBSIDIARIES" shall mean those Subsidiaries of Housecall listed on Schedule 1 hereto, and (i) any other Subsidiary of Housecall, now or hereafter created, which owns assets (including stock) having an aggregate market value in excess of $200,000, or (ii) all Subsidiaries of Housecall, now or hereafter created, which collectively own assets (including stock) that when added to the assets of Housecall have an aggregate value equal to ninety-five percent (95%) of all assets of Housecall on a consolidated basis with its Subsidiaries.

          "MATURITY DATE" means October 29, 1999, or such earlier date on which payment of the Loans shall become due and payable (whether by virtue of acceleration or otherwise).

          "MEDICAID CERTIFICATION" shall mean the certification by the applicable state Medicaid agency or its successor that all facilities comply with all the requirements for participation set forth in the Medicaid Regulations.

          "MEDICAID PROVIDER AGREEMENT" shall mean an agreement entered into with a state Medicaid agency or its successor or other such entity administering the Medicaid program pursuant to which the agency agrees to pay for covered services provided by all facilities to eligible Medicaid recipients in accordance with the terms of such agreement and Medicaid Regulations.

          "MEDICAID REGULATIONS" shall mean collectively, (a) all Federal statutes (whether set forth in Title XIX of the Social Security
Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act (42 U.S.C. Sections 1396, et seq.); (b) all applicable provisions of all federal rules, regulations, manuals, final orders and administrative, reimbursement and other guidelines of all Governmental
Authorities (whether or not having the force of law) promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statutes and regulations and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above;
and (d) all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all Governmental Authorities (whether or not having the force of law) promulgated pursuant to or in connection with any of the foregoing.

          "MEDICARE CERTIFICATION" shall mean certification by HCFA or a state agency or entity under contract with HCFA that a facility complies with all the applicable requirements for participation set forth in the Medicare Regulations.

          "MEDICARE PROVIDER AGREEMENT" shall mean an agreement entered into with HCFA or a state agency under contract with HCFA under which HCFA agrees to pay for covered services provided by a facility to Medicare beneficiaries in accordance with the terms of such agreement and Medicare Regulations.

          "MEDICARE REGULATIONS" shall mean collectively, all Federal statutes (whether set forth in Title XVIII of the Social Security
Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social
Security Act (42 U.S.C. Sections 1395, et seq.), together with all applicable provisions of all rules, regulations, manuals, final orders and administrative, reimbursement and other applicable guidelines of all Governmental Authorities, including HHS, HCFA, or the Office of the Inspector General of HHS, or any Person succeeding to the functions of any of the foregoing (whether or not having the force of law).

          "MORTGAGE" shall mean that certain Mortgage and Security Agreement of even date herewith, entered into between Medical Support Services of Tennessee, Inc. and the Agent, pursuant to which Medical Support Services of Tennessee, Inc. grants to the Agent, for its benefit and for the ratable benefit of the Banks and the Issuing Bank, a Lien on all real property owned by Medical Support Services of Tennessee, Inc., as the same may be amended, supplemented or otherwise modified from time to time.

          "MULTIEMPLOYER PLAN" means a "MULTIEMPLOYER PLAN" as defined in section 4001(a)(3) of ERISA) and to which any Co-Borrower or any other member of the Controlled Group makes, is obligated to make or at any time has made or been obligated to make contributions.

          "NET CASH PROCEEDS" shall mean, with respect to any sale, lease, transfer or other disposition of assets or securities by Housecall or any of its Subsidiaries, the aggregate amount of cash received for such assets or securities, net of reasonable and customary transaction costs properly attributable to such transaction and payable by Housecall or such Subsidiary in connection with such sale, lease, transfer or other disposition of assets or securities, including, without limitation, sales commissions, and also net of (i) cash taxes paid or payable by Housecall or such Subsidiary as a result of or in connection with such sale, lease, transfer or other disposition, (ii) any Indebtedness secured by a lien on any asset subject to such sale, lease, transfer or other disposition and required to be repaid in connection with such sale, lease, transfer or other disposition and (iii) any portion of such proceeds payable to any holder
(other than Housecall or any of its Subsidiaries or any of its Affiliates) of any direct or indirect minority interest in such assets.

          "NET REVENUES" means gross revenues of Housecall on a consolidated basis with its Subsidiaries less contractual adjustments thereto.

          "NET WORTH" shall mean, at any time, with respect to Housecall on a consolidated basis, the shareholders' equity of Housecall and its consolidated Subsidiaries as set forth or reflected on the most recent consolidated balance sheet of Housecall and its consolidated Subsidiaries prepared in accordance with GAAP.

          "NOTES" shall mean those certain promissory notes of even date in the aggregate principal amount of $15,000,000, issued by each of the Co-Borrowers to each of the Banks and substantially in the form of Exhibit C attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

          "OBLIGATIONS" means all loans, advances, debts, liabilities, obligations, covenants and duties and other payment and performance obligations owing to the Agent (or an Affiliate of the Agent) or the Banks (or an Affiliate of any Bank) by any Co-Borrower or any of their respective Subsidiaries of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, arising under this Agreement, any of the Notes, the Security Documents, the Fee Letters, or any of the other Loan Documents, whether or not for the payment of money, arising by reason of an extension of credit, absolute or contingent, due or to become due, now existing or hereafter arising, including all principal, interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum chargeable to any Co-Borrower or any of their respective Subsidiaries under this Agreement or any other Loan Document.

          "PARTICIPANT" has the meaning set forth in
Section 10.1(e) hereof.

          "PAYMENT DATE" shall mean the last day of each Interest
Period for a Eurodollar Loan.

          "PBGC" means the Pension Benefit Guaranty Corporation and any successor to all or any part of such corporation's functions under ERISA.

          "PENSION PLAN" means any Multiemployer Plan or any other employee pension benefit plan (as defined in section 3(2) of ERISA) that is subject to Title IV of ERISA and which any Co-Borrower or any member of the Controlled Group maintains, or to which it makes, is obligated to make or at any time during the preceding five calendar years has made or has been obligated to make contributions.

          "PERMITTED ACQUISITIONS" means any non-hostile acquisition of all or substantially all of the Capital Stock of a corporation, all or substantially all of the ownership interests in any partnership, limited liability company or joint venture, all or substantially all of the operating assets of any Person, or assets which constitute all or substantially all of the assets of a division or a separate or separable line of business, provided that:

                  (a) (i) the corporation, partnership, limited liability company, joint venture, operating assets or line of business acquired is in a substantially similar line of business as Housecall or any of its Subsidiaries, (ii) the corporation, partnership, limited liability company or joint venture acquired is organized under the laws of, and operating in, the United States or Canada, and (iii) the assets acquired are located in the United States or Canada;

                  (b)   the Agent shall have received adequate
          financial information regarding the assets or business to be acquired, including (i) the most recent audited financial statements, if available, but in any case the most recently prepared balance sheet and statement of income for the assets or business to be acquired and pro forma projected financial statements showing the effect of the acquisition of the assets or business, including a balance sheet for Housecall and its Subsidiaries on a consolidated basis as of the time of the acquisition and projected statements of income for Housecall and its Subsidiaries on a consolidated basis through at least the end of eight (8) complete fiscal quarters after the acquisition, together with calculations showing compliance with Sections 7.19, 7.20, 7.21 and 7.22 hereof for such period, and
          (ii) copies of all information presented to Housecall's Board of Directors for its approval of such acquisition;

                  (c)   no Event of Default or Default shall
          exist at the time of such acquisition or would result on a pro forma basis after completion of such acquisition and the Agent shall have received a certificate of an Authorized Signatory to that effect;

                  (d)   the Agent contemporaneously with the
          closing of such acquisition shall have received such documents and instruments as may be necessary to grant or confirm to the Agent a lien on or security interest in all of the assets so acquired and, if the acquisition is an acquisition of Capital Stock of a corporation or an interest in a partnership or a limited liability company, to perfect a pledge of such Capital Stock or security interest in such partnership or limited liability company interest, and, the Agent shall also have received a guaranty by the corporation, limited liability company or partnership so acquired and such legal opinions as the Agent may reasonably request regarding the enforceability of such security interests, pledge and guaranty;

                  (e)   the Super Majority Banks shall have
          consented to such acquisition; and

                  (f)   Housecall, or Housecall's Wholly Owned
          Subsidiary, if Housecall is not a party to such acquisition, is the surviving entity in any acquisition involving a merger, reorganization or recapitalization.

          "PERMITTED ENCUMBRANCES" means: (a) carriers', warehousemen's, mechanics', landlords', materialmen's, suppliers', tax, assessment, governmental and other like liens and charges arising in the ordinary course of business securing obligations that are not incurred in connection with the obtaining of any advance or credit and which are not more than sixty (60) days overdue, or are being contested in good faith by appropriate proceedings, provided that, in accordance with GAAP, adequate reserves have been established; (b) liens arising in connection with worker's compensation, unemployment insurance, appeal and release bonds and progress payments under government contracts; (c) judgment liens in existence less than thirty (30) days after the entry of the judgment, or with respect to which execution has been stayed, or the payment of which is covered in full by insurance; (d) zoning restrictions, easements, licenses or other restrictions on the use of real property, so long as the same do not materially impair the use of such real property by Housecall or any of its Subsidiaries or the value thereof to the owner of such real property; (e) any lien existing or arising by operation of law in the ordinary course of business, such as a "banker's lien" or similar right of offset or inchoate ERISA liens; (f) liens on the property of Housecall or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) obligations on surety and appeal bonds, and
(iii) other obligations of a like nature incurred in the ordinary course of business provided all such Liens in the aggregate have no reasonable likelihood of causing a Material Adverse Effect;

(g) liens covering fixed assets (including liens in favor of a lessor under a Capitalized Lease), which liens secure purchase money financing for such fixed assets, provided that (A) any such lien covers only the fixed assets so acquired, and (B) the Indebtedness secured thereby is permitted pursuant to Section 7.8 hereof; (h) liens existing as the Agreement Date and identified on Schedule 7.6 attached hereto; (i) liens and security interests securing payment of the Obligations granted pursuant to any of the Loan Documents; (j) any lien existing on any specific fixed asset of any Person at the time such Person becomes a Subsidiary of Housecall and not created in contemplation of such event; (k) any lien on any specific fixed asset of any Person existing at the time such Person is merged or consolidated with or into Housecall or any of its Subsidiaries and not created in contemplation of such event; (l) any lien existing on any specific fixed asset prior to the acquisition thereof by Housecall or any of its Subsidiaries and not created in contemplation of such acquisition; and (m) any renewals or extensions of any of the liens referred to in any of the foregoing clauses (g), (h), (i), (j), (k) or (l), provided that by any such renewal or extension no lien is extended to additional property and that no monetary amount secured by any such lien is increased; provided, however, that the liens set forth and described in subclauses (j), (k) and (l) herein shall not exceed $3,000,000 in the aggregate at any time.

          "PERMITTED INVESTMENTS" means (a) cash and demand deposits,
(b) investments in direct obligations of the Government of the United States of America or any agency or instrumentality thereof or any obligations guaranteed by the full faith and credit of the Government of the United States of America, in each case maturing within 360 days after the date of investment therein, (c) commercial paper in an aggregate amount of up to $5,000,000 per issuer outstanding at any time, issued by any corporation organized in any State of the United States of America, rated at least A-1 (or the then equivalent grade) by Standard & Poor's Corporation ("S&P") or P-1 (or the then equivalent grade) by Moody's Investor Services, Inc. ("Moody's"), or the successor of either of them, (d) Dollar denominated certificates of deposit of, eurodollar certificates of deposit of, bankers acceptance of, or time deposits with, (x) any Bank or (y) any commercial bank the short-term securities of which are rated at least A-1 (or the then existing equivalent) by S&P or at least P-1 (or the then existing equivalent) by Moody's, in each case maturing within 360 days after the date of purchase, acceptance or deposit, (e) taxable or tax-free money market funds rated at least A (or the then equivalent grade) by S&P or Moody's, or the successor of either of them, (f) taxable or tax-exempt money market preferred stock funds rated at least A (or the then equivalent grade) by S&P or Moody's, or the successor of either of them, (g) tax-exempt variable rate demand notes backed by municipal bonds (low floaters) supported by a letter of credit from a commercial bank rated at least AA (or the then equivalent grade) by S&P or Moody's, or the successor of either of them, (h) asset-backed


securities rated at least A (or the then equivalent grade) by S&P or Moody's or the successor of either of them, maturing within 90 days after the date of investment therein, with a maximum investment of $5,000,000, (i) asset-backed certificates of participation with a long-term rating of at least A (or the then equivalent grade) by S&P or Moody's or a short term rating of no less than A-1 by S&P or P-1 by Moody's, or the successor of either of them, with an interest accrual period of 90 days or less whose certificate is deemed to be automatically tendered at par at the end of each interest accrual period, and (j) municipal notes maturing in six months or less and rated at least SP-2 (or the then equivalent grade) by S&P, or its successor, or at least Mig 2 (or the then equivalent grade) by Moody's, or its successor.

          "PERSON" means any individual, corporation, partnership, limited liability company, trust, association or other entity or organization, including any government, political subdivision, agency or instrumentality thereof.

          "PROPRIETARY INFORMATION" has the meaning set forth in
Section 10.16.

          "RATE CONTRACTS" shall mean any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between any Co-Borrower, on the one hand, and any one or more of the Banks, or any other Person (other than an Affiliate of Housecall), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

          "RECEIVABLES" shall mean any right to payment, whether or not it has been earned by performance, for goods sold or leased or for services rendered in the ordinary course of business, after adjustment for estimated settlements with third party payors.

          "REIMBURSEMENT OBLIGATIONS" shall mean the payment obligations of the Co-Borrowers under Article 3 hereof.

          "REPLACEMENT EVENT" shall have the meaning ascribed thereto in Section 10.13 hereof.

          "REPLACEMENT BANK" shall have the meaning set forth in
Section 10.13 hereof.

          "REPORTABLE EVENT" means any of the events set forth in
Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days' notice to the PBGC is waived under applicable regulations. In addition, a Reportable Event means a withdrawal from a plan described in Section 4063 of ERISA or a cessation of operations described in Section 4062(e) of ERISA, if such withdrawal or cessation could reasonably be expected to result in a liability of any Co-Borrower or member of the Controlled Group to the PBGC, to a trustee or to a Multiemployer Plan in aggregate amount of one million Dollars ($1,000,000) or more.

          "REQUEST FOR ADVANCE" shall mean any certificate signed by an Authorized Representative requesting a Loan hereunder which will increase the aggregate amount of the Loans outstanding, which certificate shall be denominated a "Request for Advance," and shall be in substantially the form of Exhibit A attached hereto. Each Request for Advance shall, among other things, specify the Co-Borrower requesting the Loan, the date of the Loan, which shall be a Business Day, the amount of the Loan, and the type of Loan.

          "REQUEST FOR ISSUANCE OF LETTER OF CREDIT" shall mean any certificate signed by an Authorized Representative requesting that an Issuing Bank issue a Letter of Credit hereunder, which certificate shall be in substantially the form of Exhibit B attached hereto, and shall, among other things, (a) specify the Co-Borrower requesting the issuance of the Letter of Credit, (b) state whether the requested Letter of Credit is either a Commercial Letter of Credit or a Standby Letter of Credit, (c) the stated amount of the Letter of Credit (which shall be in United States Dollars), (d) the effective date (which shall be a Business Day) for the issuance of such Letter of Credit, (e) the date on which such Letter of Credit is to expire (which shall be a Business Day and which shall be subject to Section 3.1(a) hereof), (f) the Person for whose benefit such Letter of Credit is to be issued, (g) other relevant terms of such Letter of Credit, and (h) the Available Letter of Credit Amount as of the scheduled date of issuance of such Letter of Credit.

          "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc. and any successor thereto that is a nationally recognized rating agency.

          "SALE-LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired whereby Housecall or one of its Subsidiaries transfers such property to a Person and Housecall or one of its Subsidiaries leases it from such Person.

          "SECURITY AGREEMENT" shall mean that certain Security
Agreement executed by and among the Co-Borrowers and the Agent of even date herewith, as the same may be modified, amended or supplemented from time to time.

          "SECURITY DOCUMENTS" shall mean the Security Agreement, the Stock Pledge Agreement, the Assignment of Partnership

Interests, the Mortgage, the Assignment of Membership Interests, the Trademark Security Agreement, the Subsidiary Pledge Agreement the Subsidiary Guaranty, the Subsidiary Security Agreement, all documents executed in connection with any of the foregoing, and all and any other documents, instruments or agreements executed by Housecall or any of its Subsidiaries granting Collateral for the Loans.

          "SOLVENT" means, when used with respect to any Person, that at the time of determination:

                  (i)   the fair value of its assets (both at
          fair valuation and at present fair salable value) is in excess of the total amount of all of its Indebtedness, including contingent, subordinated, unmatured and unliquidated Indebtedness (but, in computing the amount of any contingent or unliquidated Indebtedness, it is intended that such Indebtedness will be computed at the amount which, in light of all the facts and circumstances existing at the time of the determination thereof, represents the amount that can reasonably be expected to become an actual or liquidated Indebtedness);

                  (ii)  it is then able to pay its Indebtedness
          as it becomes due; and

                  (iii) it has capital sufficient to carry on its business.

          "STANDBY LETTER OF CREDIT" shall mean a Letter of
Credit issued to support obligations of any Co-Borrower incurred in the ordinary course of its business, and which is not a Commercial Letter of Credit.

          "STOCK PLEDGE AGREEMENT" shall mean that certain Stock Pledge Agreement executed by and among the Co-Borrowers and the Agent of even date herewith, as the same may be modified, amended or supplemented from time to time.

          "SUBORDINATED INDEBTEDNESS" shall mean the Indebtedness of Housecall or its Subsidiaries to any Person, which Indebtedness is subordinated to the Obligations pursuant to documents and instruments which are in form and substance satisfactory to the Majority Banks.

          "SUBORDINATED NOTES" shall mean that certain 10 1/2% Subordinated Promissory Note in the original principal amount of $2,500,000 issued by Housecall to WCAS Capital Partners II, L.P. on June 30,
1994 and due on June 30, 2002, that certain 10 1/2% Subordinated
Promissory Note in the original principal amount of $5,000,000 issued by Housecall to WCAS Capital Partners II, L.P. on January
25, 1995 and due on June 30, 2002, and that certain 10 1/2%
Subordinated Promissory Note in the original principal amount of $2,500,000 issued by Housecall to WCAS Capital Partners II, L.P.
on May 31, 1995 and due on June 30, 2002.

          "SUBSIDIARY" of a Person means any corporation, partnership, joint venture, limited liability company, association or other business entity of which such Person now or hereafter owns, directly or indirectly, securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body thereof.

          "SUBSIDIARY GUARANTY" shall mean that certain Guaranty Agreement executed by each Material Subsidiary of even date herewith with respect to the Obligations, and shall include any supplement to the Guaranty Agreement executed in accordance with Section 7.14 hereof, as the same may be modified, amended or supplemented from time to time.

          "SUBSIDIARY PLEDGE AGREEMENT" shall mean that certain Subsidiary Pledge Agreement of even date herewith executed by certain Material Subsidiaries in favor of the Agent, and shall include any supplement thereto executed in accordance with Section 7.14 hereof, as the same may be amended, supplemented or modified from time to time.

          "SUBSIDIARY SECURITY AGREEMENT" shall mean that certain Subsidiary Security Agreement executed by and among each Material Subsidiary and the Agent of even date herewith, and shall include any supplement thereto executed in accordance with Section 7.14 hereof, as the same may be supplemented, modified or amended from time to time.

          "SUPER MAJORITY BANKS" means at any time Banks holding at least sixty-six and two-thirds percent (66-2/3%) of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks having at least sixty-six and two-thirds percent (66-2/3%) of the Commitment Percentages.

          "TRADEMARK SECURITY AGREEMENT" shall mean that certain Trademark Security Agreement of even date herewith executed by Housecall, Housecall, Inc. and Housecall Infusion Alternatives,
Inc. in favor of the Agent, as the same may be amended, supplemented or modified from time to time.

          "UCC" means the Uniform Commercial Code as in effect in any jurisdiction.

          "UNIFORM CUSTOMS" shall mean the Uniform Customs and Practice for Documentary Credits (1994 Revision), International
Chamber of Commerce Publication No. 500, as the same may be amended from time to time.

          "WELSH CARSON" means any one or more of (a) Welsh, Carson, Anderson & Stowe VI, L.P., (b) WCAS Capital Partners II, L.P. and
(c) WCAS Healthcare Partners, L.P.

          "WHOLLY OWNED SUBSIDIARY" means any direct or indirect Subsidiary of a Person where such Person's ownership of such Subsidiary is through ownership of 100% of all issued and outstanding Capital Stock (or other ownership interests, but excluding any directors qualifying shares) and warrants, options or rights to purchase Capital Stock (or other ownership interests) at all levels.

          Except where the context otherwise requires, all definitions in this Article 1 imparting the singular shall also include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to a Loan Document includes that party and its successors and assigns. All terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Each accounting term not defined herein and each accounting term partly defined herein to the extent not defined shall have the meaning given to it under GAAP.


                            ARTICLE 2
                            ---------

                            The Loans
                            ---------

          Section 2.1 EXTENSION OF CREDIT. Subject to the terms and conditions of, and in reliance upon the representations and warranties made in, this Agreement and the other Loan Documents, the Banks agree, severally in accordance with their respective Commitment Percentages and not jointly, to extend credit in an aggregate principal amount not to exceed the Commitment to the Co-Borrowers, as hereinafter provided.

                  (a) THE LOANS. The Banks agree, severally in accordance with their respective Commitment Percentages and not jointly, upon the terms and subject to the conditions of this Agreement, to lend and relend to each of the Co-Borrowers, prior to the Maturity Date, amounts which in the aggregate for all of the Co-Borrowers combined at any one time outstanding do not exceed the Commitment. Loans under the Commitment may be repaid and reborrowed from time to time on a revolving basis.

                  (b) THE LETTERS OF CREDIT. Subject to the terms and conditions hereof, the Issuing Bank agrees in accordance with the Letter of Credit Commitment to issue Letters of Credit for the account of any Co-Borrower pursuant to ARTICLE 3 hereof in an aggregate outstanding face amount not to exceed the Letter of Credit Commitment at any time.

       Section 2.2 MANNER OF ADVANCE AND DISBURSEMENT OF LOANS.

                  (a)   CHOICE OF INTEREST RATE, ETC.   Any Loan
shall, at the option of the applicable Co-Borrower, be made as a Base Rate Loan or a Eurodollar Loan; provided, however, that
(i) at such time as there shall have occurred and be continuing a Default hereunder, the Co-Borrowers shall not have the right to reborrow any Eurodollar Loans, and all subsequent Loans during the period such Default continues, shall be made as Base Rate Loans, (ii) if any Co-Borrower requesting a Loan fails to give the Agent written notice specifying whether a Loan is to be repaid or reborrowed on a Payment Date, such Loan shall be repaid and then reborrowed as a Base Rate Loan on the Payment Date, and
(iii) the Co-Borrowers may not select a Eurodollar Loan with respect to any Loan, the proceeds of which are to reimburse an Issuing Bank pursuant to ARTICLE 3 hereof. Any notice given to the Agent in connection with a requested Loan hereunder shall be given to the Agent prior to 11:00 a.m. (Houston time) in order for such Business Day to count toward the minimum number of Business Days required. The Agent shall, upon reasonable request of any Co-Borrower from time to time, provide to the Co-Borrower such information with regard to the Eurodollar Basis as may be so requested.

                  (b)   BASE RATE LOANS.

          (i)    INITIAL AND SUBSEQUENT LOANS.  The
     Co-Borrowers shall give the Agent in the case of Base Rate Loans not later than 11:00 a.m. (Houston time) on the Business Day of the date of a proposed Loan, irrevocable prior notice by telephone and telecopy and shall confirm any such telephone notice with a written Request for Advance; PROVIDED, HOWEVER, that the failure by such Co-Borrower to confirm any notice by telephone and telecopy with a Request for Advance shall not invalidate any notice so given.

          (ii) REPAYMENTS AND REBORROWINGS. Any Co-Borrower may repay or prepay a Base Rate Loan and (a) at any time reborrow all or a portion of the principal amount thereof as one or more Base Rate Loans, (b) upon at least two (2) Business Days' irrevocable prior written notice to the Agent, reborrow all or a portion of the principal thereof as one or more Eurodollar Loans, or (c) not reborrow all or any portion of such Base Rate Loan. Upon the date indicated by such Co-Borrower, such Base Rate Loan shall be so repaid and, as applicable, reborrowed.

                  (c)   EURODOLLAR LOANS.

          (i)    INITIAL AND SUBSEQUENT LOANS.  The
     Co-Borrowers shall give the Agent in the case of Eurodollar Loans at least three (3) Business Days' irrevocable prior notice by telephone and telecopy and shall immediately confirm any such telephone notice with a written Request for Advance; provided, however, that the failure by such Co-Borrower to confirm any notice by telephone and telecopy with a Request for Advance shall not invalidate any notice so given. The Agent, whose determination shall be conclusive, shall determine the available Eurodollar Basis as of the second (2nd) Business Day prior to the date of the requested Loan and shall notify such Co-Borrower of the same.

          (ii)    REPAYMENTS AND REBORROWINGS.  At
     least three (3) Business Days prior to each Payment Date for a Eurodollar Loan, such Co-Borrower shall give the Agent written notice specifying whether all or a portion of any Eurodollar Loan outstanding on the Payment Date (a) is to be repaid and then reborrowed in whole or in part as a new Eurodollar Loan, in which case such notice shall also specify the Interest Period which such Co-Borrower shall have selected for such new Eurodollar Loan, (b) is to be repaid and then reborrowed in whole or in part as a Base Rate Loan, or
     (c) is to be repaid and not reborrowed. Upon such Payment Date such Eurodollar Loan will, subject to the provisions hereof, be so repaid and, as applicable, reborrowed.

          (iii)    MISCELLANEOUS.  Notwithstanding any
     term or provision of this Agreement which may be construed to the contrary, each Eurodollar Loan shall be in a principal amount of no less than $1,000,000 and in an integral multiple of $500,000, and at no time shall the aggregate number of all Eurodollar Loans then outstanding exceed ten (10).

                  (d)   NOTIFICATION OF BANKS.  Upon receipt of a
(i) Request for Advance or a telephone or telecopy request for Loan, (ii) notification from an Issuing Bank that a draw has been made under any Letter of Credit, or (iii) notice from any Co-Borrower with respect to any outstanding Loan prior to the Payment Date for such Loan, the Agent shall promptly notify each Bank by telephone or telecopy of the contents thereof and the amount of each Bank's portion of any such Loan. Each Bank shall, not later than 1:00 p.m. (Houston time) on the date specified for such Loan in such notice, make available to the Agent at the Agent's office, or at such account as the Agent shall designate, the amount of such Bank's portion of the Loan in immediately available funds.

                  (e)   DISBURSEMENT.  Prior to 3:00 p.m.
(Houston time) on the date of a Loan hereunder, the Agent shall, subject to the satisfaction of the conditions set forth in
Article 4 hereof, disburse the amounts made available to the Agent by the Banks in like funds by transferring the amounts so made available by deposit pursuant to the Co-Borrower's instructions. Unless the Agent shall have received notice from a Bank prior to 12:00 p.m. (Houston time) on the date of any Loan that such Bank will not make available to the Agent such Bank's ratable portion of such Loan, the Agent may assume that such Bank has made or will make such portion available to the Agent on the date of such Loan and the Agent may, in its sole discretion and in reliance upon such assumption, make available to the Co-Borrower on such date a corresponding amount. If and to the extent such Bank shall not have so made such ratable portion available to the Agent, such Bank agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Co-Borrower until the date such amount is repaid to the Agent, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate. If such Bank shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Bank's portion of the applicable Loan for purposes of this Agreement and if both such Bank and the Co-Borrower shall pay and repay such corresponding amount, the Agent shall promptly relend to each Borrower such corresponding amount. If such Bank does not repay such corresponding amount immediately upon the Agent's demand therefor, the Agent shall notify any Co-Borrower and the Co-Borrowers shall immediately pay such corresponding amount to the Agent. The failure of any Bank to fund its portion of any Loan shall not relieve any other Bank of its obligation, if any, hereunder to fund its respective portion of the Loan on the date of such borrowing, but no Bank shall be responsible for any such failure of any other Bank. In the event that a Bank for any reason fails or refuses to fund its portion of a Loan in violation of this Agreement, then, until such time as such Bank has funded its portion of such Loan, or all other Banks have received payment in full (whether by repayment or prepayment) of the principal and interest due in respect of such Loan, such non-funding Bank shall (i) have no right to vote regarding any issue on which voting is required or advisable under this Agreement or any other Loan Document, and (ii) shall not be entitled to receive any payments of principal, interest or fees from the Agent (or the other Banks) in respect of its Loans.

     Section 2.3  INTEREST.

                  (a)   ON REVOLVING LOANS.  Interest on Loans
under the Commitment subject to adjustment as set forth in
SECTION 2.3(C) hereof, shall be payable as follows:

          (i) ON BASE RATE LOANS. Interest on Base Rate Loans shall be computed for the actual number of days elapsed on the basis of a hypothetical year of 365 days and shall be payable in arrears on the last day of the months of October, January, April and July commencing on October 31, 1996. Interest on Base Rate Loans then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Base Rate Loan at the simple per annum interest rate equal to the sum of (A) the Base Rate, and (B) the Base Rate Margin in effect from time to time and as more fully set forth in
Section 2.3(b) below.

          (ii)  ON EURODOLLAR LOANS.  Interest on each
Eurodollar Loan shall be computed for the actual number of days elapsed on the basis of a hypothetical 360-day year and shall be payable in arrears on (x) the Payment Date for such Loan, and (y) if the Interest Period for such Loan is greater than three (3) months, on each three month anniversary of such Loan. Interest on Eurodollar Loans then outstanding shall also be due and payable on the Maturity Date. Interest shall accrue and be payable on each Eurodollar Loan at a rate per annum equal to (A) the Eurodollar Basis applicable to such Eurodollar Loan, plus (B) the Eurodollar Rate Margin in effect from time to time and as more fully set forth in Section 2.3(b) below.

                  (b) APPLICABLE MARGIN. With respect to any Loan under the Commitment, the Applicable Margin shall be the interest rate margin determined by the Agent based upon the Funded Indebtedness/EBITDA Coverage Ratio for the most recent fiscal quarter end, effective as of the second Business Day after the financial statements referred to in SECTION 6.2(A) and (B), hereof, and an accompanying certificate of an Authorized Representative certifying the calculations of the Funded Indebtedness/EBITDA Coverage Ratio as set forth in SECTION 6.2(D) hereof, are delivered by the Co-Borrowers to the Agent and each Bank for the fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:


   Funded Indebtedness/EBITDA     Base Rate        Eurodollar
         Coverage Ratio            Margin         Rate Margin
   --------------------------     ---------       -----------

   Equal to or greater than 3.0     .75%             2.25%
     to 1.0

   Less than 3.00 to 1.0            .00%             1.75%
  ============================================================

From the Agreement Date until the first delivery of the financial statements and certificate required by SECTION 6.2(A), (B) AND
(D) thereafter (without giving effect to any extension granted by the Securities and Exchange Commission), the Eurodollar Rate Margin shall be 1.75% and the Base Rate Margin shall be .00%. In the event that the Co-Borrowers fail to timely provide the financial statements and certificate referred to above in accordance with the terms of SECTION 6.2(A), (B) AND (D) hereof (without giving effect to any extension granted by the Securities and Exchange Commission), and without prejudice to any additional rights under Section 8.2 hereof, the Applicable Margin shall be

the highest Applicable Margin set forth above until the actual delivery of such financial statements and certificate.

                  (c)   UPON DEFAULT.  Upon the occurrence and
during the continuation of an Event of Default, and at the direction of the Majority Banks, interest on the outstanding Obligations shall accrue at the Default Rate from the date of such Event of Default. Interest accruing at the Default Rate shall be payable on demand and in any event on the Maturity Date. The Banks shall not be required to (i) accelerate the maturity of the Loans, or (ii) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

                  (d)   COMPUTATION OF INTEREST.  In computing
interest on any Loan, the date of making the Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the date that it is made, one (1) day's interest shall be due with respect to such Loan.

          Section 2.4  FEES.

                  (a) COMMITMENT FEE. The Co-Borrowers agree to pay to the Banks, in accordance with the Banks' Commitment Percentages, a commitment fee on the aggregate unused amount of the Available Revolving Loan Commitment for each day from the Agreement Date through the Maturity Date (or the date of any earlier prepayment in full of the Obligations), at a rate determined by the Agent based upon the Funded Indebtedness/EBITDA Coverage Ratio for the most recent fiscal quarter end, effective as of the second business day after the financial statements referred to in SECTION 6.1(A) and (B) hereof, and an accompanying certificate of an Authorized Representative certifying the calculations of the Funded Indebtedness/EBITDA Coverage Ratio as set forth in SECTION 6.2(D) hereof, are delivered by the Co-Borrowers to the Agent and each Bank for the fiscal quarter most recently ended, expressed as a per annum rate of interest as follows:

          Funded                 Commitment Fee
          ------                 --------------
          Indebtedness/EBITDA
          -------------------
          Coverage Ratio
          --------------

          Less than 3.0 to 1.0        .375%

          3.0 to 1.0 or greater       .50%

          From the Agreement Date until the first delivery of the financial statements and certificate required by SECTION 6.2(A),
(B) AND (D) (without giving effect to an extension granted by the

Securities and Exchange Commission) and thereafter, the commitment fee shall be .375%. In the event that the Co-Borrowers fail to timely provide the financial statements and certificate referred to above in accordance with the terms of
SECTION 6.2(A), (B) AND (D) (without giving effect to an extension granted by the Securities and Exchange Commission) hereof, and without prejudice to any additional rights under
SECTION 8.2 hereof, the Commitment fee shall be calculated at a rate of .50% per annum until such financial statements and certificate are delivered. Such commitment fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of the months of October, January, April and July commencing on October 31, 1996, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

                  (b) The Co-Borrowers shall pay to the Banks, in accordance with the Banks' respective Commitment Percentages, a fee on the stated amount of any outstanding Letters of Credit for each day from the Date of Issue through the Maturity Date (or the date of any earlier prepayment in full of the Obligations) at a rate per annum on the amount of the Letter of Credit Obligations equal to the Eurodollar Rate Margin in effect from time to time pursuant to SECTION 2.3(B) hereof. Such Letter of Credit fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of the months of October, January, April and July commencing on October 31, 1996, and if then unpaid, on the Maturity Date (or the date of any earlier prepayment in full of the Obligations), and shall be fully earned when due and non-refundable when paid.

                  (c) The Co-Borrowers shall pay to the Issuing Bank, (A) a fee on the stated amount of each Letter of Credit issued by the Issuing Bank for each day from the Date of Issue through the expiration date of each such Letter of Credit (or any earlier prepayment in full of the Obligations) at a rate of one-eighth of one percent (1/8%) per annum, which fee shall be computed on the basis of a hypothetical year of 360 days for the actual number of days elapsed, shall be payable quarterly in arrears on the last day of the months of October, January, April and July commencing on October 31, 1996, and, if unpaid on the Maturity Date (or any earlier prepayment in full of the Obligations), and (B) a fee in the amount of $125.00 for issuing, amending and renewing any Letter of Credit, which fee shall be due and payable on the date of each issuance, amendment or renewal of any Letter of Credit. Each of the foregoing fees shall be fully earned when due, and non-refundable when paid.



                  (d)   OTHER FEES.  The Co-Borrowers agree to
pay such other fees to the Agent as may be set forth in the Fee
Letter.

          Section 2.5   PREPAYMENT/REDUCTION OF COMMITMENT.

                  (a)   The principal amount of any Base Rate
Loan may be prepaid in full or in part at any time, without penalty; and the principal amount of any Eurodollar Loan may be prepaid prior to the applicable Payment Date, upon three (3) Business Days' prior written notice to the Agent, provided that each Co-Borrower shall reimburse the Banks and the Agent, on the earlier of demand or the Maturity Date, for any loss or out-of-pocket expense incurred by the Banks or the Agent in connection with such prepayment, as set forth in SECTION 2.10 hereof. Each notice of prepayment shall be irrevocable. Upon receipt of any notice of prepayment, the Agent shall promptly notify each Bank of the contents thereof by telephone or telecopy and of such Bank's portion of the prepayment. Prepayments of principal hereunder with respect to Eurodollar Rate Loans shall be in minimum amounts of $1,000,000 and integral multiples of $500,000.

                  (b) The Co-Borrowers shall have the right, at any time and from time to time after the Agreement Date and prior to the Maturity Date, upon at least three (3) Business Days' prior written notice to the Agent, without premium or penalty, to cancel or reduce permanently all or a portion of the Commitment, on a pro rata basis among the Banks in accordance with the Commitment Percentages, provided that any such partial reduction shall be made in an amount not less than $5,000,000 and in integral multiples of $1,000,000 in excess thereof. As of the date of cancellation or reduction set forth in such notice, the Commitment shall be permanently reduced to the amount stated in such Co-Borrower's notice for all purposes herein, and the Co-Borrowers shall pay to the Agent for the Banks the amount necessary to reduce the principal amount of the Loans, then outstanding to not more than the amount of the Commitment as so reduced, together with accrued interest on the amount so prepaid and the commitment fee set forth in SECTION 2.4(A) accrued through the date of the reduction with respect to the amount reduced, and shall reimburse the Agent and the Banks for any loss or out-of-pocket expense incurred by any of them in connection with such payment as set forth in SECTION 2.10.

          Section 2.6 REPAYMENT. All unpaid principal and accrued interest on the Loans shall be due and payable in full on the Maturity Date.

          Section 2.7 OTHER MANDATORY REPAYMENTS. (a) In the event that Housecall shall issue for cash any Capital Stock (other than to Welsh Carson), one hundred percent (100%) of the Net Cash Proceeds received by Housecall from such Capital Stock issuance shall be paid within five (5) Business Days from the date of receipt of proceeds thereof by Housecall to the Banks as a mandatory payment of the Loans, together with interest accrued thereon to the date of prepayment. The Commitment shall be permanently reduced by the amount of any payment of the Loans due under this Section 2.7(a) whether or not such payment is actually made.

       (b) In the event that Housecall shall sell any assets in a transaction covered by Section 7.9(e) hereof and in an amount in excess of the Asset Sale Basket (with the consent of the Majority Banks in accordance with SECTION 7.9), one hundred percent (100%) of the Net Cash Proceeds received by Housecall from such sale in excess of the Asset Sale Basket shall be paid within five (5) Business Days from the date of receipt of proceeds thereof by Housecall to the Banks as a mandatory payment of the Loans, together with interest accrued thereon to the date of prepayment. The Commitment shall be permanently reduced by the amount of any payment of the Loans due under this
SECTION 2.7(B) whether or not such payment is actually made; provided, however, if and to the extent that such proceeds result from the sale of any asset which is being replaced or will be replaced within one year after the date of receipt of such Net Cash Proceeds by a similar or comparable replacement asset having a comparable fair market value or in connection with a Permitted Acquisition and if Housecall notifies the Agent in writing within five (5) Business Days after the applicable sale of its intention to replace the asset sold, or to use such funds for a Permitted Acquisition, the Commitment shall not be permanently reduced until the one year anniversary of such sale, and on such one year anniversary, the Commitment shall be permanently reduced by
(i) one hundred percent (100%) of such Net Cash Proceeds received by Housecall from such sale if Housecall fails to notify the Agent in writing on or before the one year anniversary of such asset sale that the replacement asset has been acquired, or a Permitted Acquisition has been completed or (ii) the amount of any excess Net Cash Proceeds not used to acquire the replacement asset or in connection with a Permitted Acquisition.

       (c) Within five Business Days (or such longer period of time agreed to by the Banks) of each receipt by Housecall or any of its Subsidiaries of any proceeds on account of any over funded pension plans, Housecall shall prepay, or cause such Subsidiary to prepay on behalf of Housecall, to the Agent for the account of the Banks, an amount equal to 100% of all of such proceeds; provided, however, Housecall shall not be obligated to make such prepayments until the aggregate cumulative amount of such proceeds received by it or such Subsidiary on and after the date hereof shall exceed $25,000.00. Such prepayments shall be applied to the Loans in the same manner as prepayments pursuant to SECTION 2.7(a). The Commitment shall not be permanently reduced by the amount of any payment of the Loans under this SECTION 2.7(C).

                  (d) Within ninety (90) days after the end of each fiscal year (commencing with fiscal year ending June 30, 1997) (or such longer period of time agreed to by the Majority Banks), Housecall shall prepay the outstanding principal balance of the Loans by making a prepayment to the Agent for the account of the Banks in an amount equal to seventy-five percent (75%) of Excess Cash Flow for such fiscal year. Prepayments pursuant to this subsection shall be applied to the Loans in the same manner as prepayments pursuant to SECTION 2.7(A). The Commitment shall not be permanently reduced by the amount of any payment of the Loans due under this SECTION 2.7(D)

                  (e)   In the event of any prepayment under this
SECTION 2.7 of a Eurodollar Loan other than on the last day of the Interest Period therefor, the applicable Co-Borrower shall be obligated to reimburse the Banks in respect thereof pursuant to
SECTION 2.10.

          Section 2.8   NOTES; LOAN ACCOUNTS.

                  (a)   The Loans shall be repayable in
accordance with the terms and provisions set forth herein, and shall be evidenced by the Notes. One Note shall be payable to the order of each Bank in accordance with the respective
Commitment Percentage of such Bank.

                  (b)   The Agent may open and maintain on its
books in the name of each Co-Borrower a loan account with respect to the Loans made to such Co-Borrower and interest thereon. The Agent shall debit such loan account for the principal amount of each Loan made by it on behalf of the Banks to such Co-Borrower, the accrued interest thereon, and all other amounts which shall become due from each Co-Borrower pursuant to this Agreement and shall credit such loan account for each payment made by or on behalf of such Co-Borrower in respect to the Obligations. The records of the Agent with respect to each such loan account shall be conclusive, absent manifest error, of the principal amount of the Loans and accrued interest thereon.

          Section 2.9  MANNER OF PAYMENT.

                  (a)   WHEN PAYMENTS DUE.

                        (i)      Each payment (including any
prepayment) by any Co-Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to the Banks or the Agent under this Agreement, the Notes, or the other Loan Documents shall be made not later than 1:00 p.m. (New York time) on the date specified for payment under this Agreement or

any other Loan Document to the Agent at the Agent's Office, for the account of the Banks or the Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Agent after 1:00 p.m. (New York time) shall be deemed received on the next Business Day. In the case of a payment for the account of a Bank, the Agent will promptly thereafter distribute the amount so received in like funds to such Bank. If the Agent shall not have received any payment from the Co-Borrowers as and when due, the Agent will promptly notify the Banks accordingly.

                        (ii)     If any payment under this
Agreement or any of the Notes shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

                  (b)   NO DEDUCTION.

                        (i)      Each Co-Borrower agrees to pay
principal, interest, fees, and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever. If any Co-Borrower shall hereafter be required by law to deduct any taxes from or in respect of any sum payable hereunder or under any Note to any Bank (other than taxes imposed on or measured by such Bank's income, or franchise or branch profit taxes imposed on such Bank, by the jurisdiction under the laws of which such Bank is organized or any political subdivision thereof and also excluding, in the case of each Bank, taxes imposed on its income, and franchise and branch profit taxes imposed on it, by the jurisdiction of such Bank's applicable lending office or any political subdivision thereof), Issuing Bank or the Agent, (A) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this SECTION 2.9(b)), such Bank, Issuing Bank or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (B) such Co-Borrower shall make such deductions and (C) such Co-Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with Applicable Law.

                        (ii) (A)      Each Bank that is organized
under the laws of a jurisdiction other than the United States of America or any state thereof (including the District of Columbia) agrees to furnish to the Co-Borrowers and the Agent, prior to time it becomes a Bank hereunder, two (2) copies of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 or any successor forms thereto (wherein such Bank claims entitlement to complete exemption from or a reduced rate of U.S. federal withholding tax on interest paid by the Co-Borrowers hereunder) and to provide to the Co-Borrowers and the Agent a new Form 4224 or Form 1001 or any successor forms thereto if any previously delivered form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form; PROVIDED, HOWEVER, that no Bank shall be required to furnish any such form under this paragraph if it is not entitled to claim an exemption from or reduced rate of withholding tax under Applicable Law. Any Bank that is not entitled to claim an exemption from or a reduced rate of withholding tax under Applicable Law, promptly upon written request of the Co-Borrowers, shall so inform the Co-Borrowers and the Agent in writing.

       (B) No Co-Borrower shall be required to pay any amounts pursuant to this SECTION 2.9(b) to any Bank for the account of such Bank in respect of any United States withholding taxes payable hereunder (and each Co-Borrower, if required by law to do so, shall be entitled to withhold such amounts and to pay such amounts to the United States Internal Revenue Service) if the obligation to pay such additional amounts would not have arisen but for the failure by such Bank to comply with its obligations under the immediately preceding paragraph of this Section, and such Bank shall not be entitled to exemption from deduction or withholding of United States federal income tax in respect of the payment of any such sum by any Co-Borrower hereunder for, in each case, any reason other than a change in the United States law or regulations or any applicable tax treaty or regulations or in the official interpretation of any such law, treaty or regulations by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of law) after the date such Bank becomes a Bank hereunder.

       (C) Within sixty (60) days after the written request of any Co-Borrower, each Bank shall execute and deliver such certificates, forms or other documents, which in each such case can be reasonably furnished by such Bank consistent with the facts and which are reasonably necessary to assist any Co-Borrower in applying for refunds of taxes remitted by such Co-Borrower hereunder.

       Section 2.10 REIMBURSEMENT. Whenever any Bank shall sustain or incur any losses or out-of-pocket expenses in connection with (i) failure by any Co-Borrower to borrow or reborrow any Eurodollar Loan, or reborrow any Loan as a Eurodollar Loan, in each case, after having given notice of its intention to borrow in accordance with SECTION 2.2 hereof (whether by reason of the election of each Co-Borrower not to proceed or the non-fulfillment of any of such conditions set forth in ARTICLE 4), or
(ii) prepayment of any Eurodollar Loan in whole or in part
(whether as a result of a voluntary prepayment, a mandatory prepayment, acceleration of all sums due hereunder, or otherwise), the applicable Co-Borrower agrees to pay to such Bank, upon the earlier of such Bank's demand or the Maturity
Date, an amount sufficient to compensate such Bank for all such losses and-out-of-pocket expenses. Such Bank's good faith determination of the amount of such losses and out-of-pocket expenses, absent manifest error, shall be binding and conclusive. Losses subject to reimbursement hereunder shall include, without

limiting the generality of the foregoing, expenses incurred by any Bank or any participant of such Bank permitted hereunder in connection with the re-employment of funds prepaid, repaid, not borrowed, or paid, as the case may be, and any lost profit of such Bank or any participant of such Bank over the remainder of the Interest Period for such prepaid Loan. Lost profit of a Bank arising by reason of liquidation or redeployment of deposits or other funds acquired by any Bank to fund or maintain Eurodollar Loans shall be calculated as the remainder obtained by subtracting: (x) the interest which would be payable at the Eurodollar Basis for an amount equal or comparable to such borrowing for the period of time commencing on the date of the payment, prepayment or failure to borrow and ending on the last day of the subject Interest Period, (such Eurodollar Basis to be based on the number of months within such period rounding upward for any fraction of a month) from (y) the interest which would have been paid had there been no such payment, prepayment or failure to borrow for the period commencing on the date of such payment, prepayment or failure to borrow and ending on the last day of such Interest Period. The obligations of the Co-Borrowers under this SECTION shall survive the termination of this Agreement and the payment of the Notes.

        Section 2.11 PRO RATA TREATMENT.

                  (a)   LOANS.  Each Loan from the Banks under
this Agreement shall be made pro rata on the basis of their respective Commitment Percentages.

                  (b) PAYMENTS. Each payment and prepayment of the principal of the Loans and each payment of interest on the Loans received from each Co-Borrower shall be promptly made by the Agent to the Banks pro rata on the basis of their respective unpaid principal amounts outstanding immediately prior to such payment or prepayment (except in cases when a Bank's right to receive payments is restricted pursuant to SECTION 2.2(e) hereof). If any Bank shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans in excess of its ratable share of the Loans under its Commitment Percentage (or in violation of any restriction set forth in SECTION 2.2(e) hereof), such Bank shall forthwith purchase from the other Banks such participation in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such purchasing Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of such recovery without interest thereon unless the Bank obligated to repay such amount is required to pay interest. Each Co-Borrower agrees that any Bank so purchasing a participation from another Bank pursuant to this SECTION 2.11(b) may, to the fullest extent permitted by law, exercise all its rights of

payment (including the right of set-off) with respect to such participation as fully as if such Bank were the direct creditor of such Co-Borrower in the amount of such participation.

       Section 2.12    APPLICATION OF PAYMENTS.

                  (a) Payments Prior to Acceleration. Prior to the acceleration of the Loans under SECTION 8.2 hereof, and other than with respect to payments required to be made pursuant to
SECTION 2.7 hereof (which shall be applied as set forth in SECTION 2.7 hereof), if some but less than all amounts due from the Co-Borrowers are received by the Agent, the Agent shall distribute such amounts in the following order of priority:
FIRST, to the payment of interest then due and payable on the Loans; SECOND, to the payment of principal then due and payable on the Loans; THIRD, to the payment of any fees then due and payable to the Agent hereunder or under any other Loan Document; FOURTH, to the payment of any fees then due and payable to the Banks or the Issuing Bank hereunder or under any other Loan Document; FIFTH, to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; SIXTH, to the actual and reasonable costs and expenses (including attorneys' fees and expenses), if any, incurred by the Agent in the collection of such amounts under this Agreement or any of the other Loan Documents; SEVENTH, to the payment of all other Obligations not otherwise referred to in this
SECTION 2.12(a) then due and payable hereunder or under the other Loan Documents; and EIGHTH, upon satisfaction in full of all outstanding monetary Obligations, to the Co-Borrowers.

                  (b)   PAYMENTS SUBSEQUENT TO ACCELERATION.
Subsequent to the acceleration of the Obligations under
SECTION 8.2 hereof, payments and prepayments with respect to the Obligations made to the Agent, the Banks, the Issuing Bank or otherwise received by the Agent, any Bank, the Issuing Bank (from realization on Collateral or otherwise) shall be distributed in the following order of priority (subject, as applicable, to SECTION 2.10 hereof): FIRST, to the actual and reasonable costs and expenses (including attorneys' fees and expenses), if any, incurred by the Agent or any Bank or an Issuing Bank in the collection of such amounts under this Agreement or of the Loan Documents, including, without limitation, any costs incurred in connection with the sale or disposition of any Collateral; SECOND, to any fees then due and payable to the Agent under this Agreement or any other Loan Document; THIRD, to any fees then due and payable to the Banks and the Issuing Bank under this Agreement or any other Loan Document; FOURTH, to the payment of interest then due and payable on the Loans; FIFTH, to the payment of the principal of any Loans then outstanding; SIXTH, to the extent of any Letter of Credit Obligations then outstanding, to the Letter of Credit Reserve Account; SEVENTH, to the payment of any obligation under any Rate Contract between any Co-Borrower, on the one hand, and the Agent (or an affiliate of the Agent) or


one or more Banks (or an affiliate of a Bank), on the other hand; EIGHTH, to any other Obligations not otherwise referred to in this SECTION 2.12(b); NINTH, to damages incurred by the Agent or any Bank by reason of any breach hereof or of any other Loan Document; and TENTH, upon satisfaction in full of all Obligations to the Co-Borrowers or as otherwise required by law.

          Section 2.13 USE OF PROCEEDS. The proceeds of the Loans shall be used by the Co-Borrowers to finance Permitted Acquisitions by Housecall, to refinance certain Indebtedness of Housecall existing prior to the Agreement Date, to fund transaction costs, and for the Co-Borrowers' general working capital needs to the extent not inconsistent with the provisions of this Agreement.

          Section 2.14 INTEREST. Anything in this Agreement to the contrary notwithstanding, the Co-Borrowers shall never be required to pay unearned interest on any Loan and shall never be required to pay interest on any Loan at a rate in excess of the Highest Lawful Rate, and if the effective rate of interest which would otherwise be payable under this Agreement would exceed the Highest Lawful Rate, or if any Bank shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable under this Agreement to a rate in excess of the Highest Lawful Rate, then (a) in lieu of the amount of interest which would otherwise be payable under this Agreement, the Co-Borrowers shall pay the Highest Lawful Rate, and (b) any unearned interest paid by the Co-Borrowers or any interest paid by the Co-Borrowers in excess of the Highest Lawful Rate shall be credited on the principal of such Loan, and, thereafter, refunded to the Co-Borrowers. It is further agreed that, without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by any Bank under this Agreement that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to such Bank (such Highest Lawful Rate being such Bank's "Maximum Permissible Rate"), shall be made, to the extent permitted by usury laws applicable to such Bank (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the period of the full stated term of the Loans all interest at any time contracted for, charged or received by such Bank in connection therewith. If at any time and from time to time (i) the amount of interest payable to any Bank on any date shall be computed at such Bank's Maximum Permissible Rate pursuant to this SECTION 2.14 and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to such Bank would be less than the amount of interest payable to such Bank computed at such Bank's Maximum Permissible Rate, then the amount of interest payable to such Bank in respect of such subsequent interest computation period shall continue to be computed at such Bank's Maximum Permissible Rate until the total amount of interest payable to such Bank shall equal the total amount of interest which would

have been payable to such Bank if the total amount of interest had been computed without giving effect to this SECTION.

     Section 2.15 GUARANTY. (a) Each Co-Borrower hereby unconditionally guarantees to the Banks, the Issuing Bank and the Agent and their respective permitted successors and assigns and the subsequent holders of the Notes, irrespective of the validity and enforceability of this Agreement, the Notes, or the other Loan Documents or the obligations of any other Co-Borrower or other guarantor thereunder, the value or sufficiency of any Collateral or any other circumstance that might otherwise affect the liability of a guarantor, that: (i) the principal of and interest on the Loans made to any other Co-Borrower, any Note executed by any other Co-Borrower, and all other obligations of any other Co-Borrower arising from, in connection with or related to any Loan to such other Co-Borrower, including, without limitation, breakage costs pursuant to SECTION 2.10 hereof, taxes, fees, and any and all expenses which may be incurred by the Agent, the Issuing Bank or any Bank in enforcing or collecting any rights arising in connection with such Loans (collectively, the "Co-Borrower Loan Obligations"), shall be promptly paid in full when due, whether at stated maturity, by acceleration or otherwise, in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Note executed by any other Co-Borrower, or any of such Co-Borrower Loan Obligations, the same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed for whatever reason, such Co-Borrower will be obligated to pay the same immediately.

                  (b)   Each Co-Borrower hereby waives
presentment, protest, demand of payment, notice of dishonor and all other notices and demands whatsoever. Each Co-Borrower further agrees that, as between such Co-Borrower, on the one hand, and the Agent, the Issuing Bank and the Banks, on the other hand, (i) the maturity of the Co-Borrower Loan Obligations guaranteed hereby may be accelerated as provided in SECTION 8.2 hereof for the purposes of this guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Co-Borrower Loan Obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such Co-Borrower Loan Obligations as provided in
SECTION 8.2 hereof, such Co-Borrower Loan Obligations (whether or not due and payable) shall forthwith become due and payable by each Co-Borrower for purposes of this guarantee. The obligations of each Co-Borrower under this SECTION 2.15 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any other Co-Borrower is rescinded or must otherwise be restored by any holder of any of the Co-Borrower Loan Obligations guaranteed hereunder, whether as a result of any proceedings in bankruptcy or reorganization or

otherwise, and each Co-Borrower agrees that it will indemnify the Issuing Bank, the Banks and the Agent on demand for actual and reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Issuing Bank, the Banks, or the Agent in connection with such rescission or restoration.

                  (c)   The guaranty of each Co-Borrower set
forth herein shall remain in full force and effect until the Obligations are indefeasibly paid in full. No payment or payments made by any other Co-Borrower or any other Person or received or collected by the Agent or any Bank from any other Co-Borrower or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Co-Borrower Loan Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Co-Borrower pursuant to this SECTION 2.15, which liability shall, notwithstanding any such payment or payments, other than payments made by such Co-Borrower in respect of the Co-Borrower Loan Obligations, remain for the Co-Borrower Loan Obligations until the Co-Borrower Loan Obligations are paid in full. Each Co-Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Agent or any Bank on account of its liability under this SECTION 2.15, it will notify the Agent in writing that such payment is made under its guaranty obligations of this SECTION 2.15 for such purpose. Anything herein, or in any other Loan Document, to the contrary notwithstanding, the maximum liability of each Co-Borrower under this SECTION 2.15 shall in no event exceed the amount which can be guaranteed by such Co-Borrower under applicable federal or state laws relating to the insolvency of debtors.

                  (d)   Without in any manner limiting the
generality of the foregoing, each Co-Borrower agrees that the Agent, the Majority Banks or the Banks may, in accordance with
SECTION 10.3 hereof, from time to time, consent to any action or non-action of any Co-Borrower which, in the absence of such consent, violates or may violate this Agreement, with or without consideration, on such terms and conditions as may be acceptable to the Agent, the Majority Banks and the Banks, without in any manner affecting or impairing the liability of any other Co-Borrower hereunder. Each Co-Borrower waives any defense arising by reason of any inability to pay or any defense based on bankruptcy or insolvency or other similar limitations on creditors' remedies. Each Co-Borrower authorizes the Agent and Banks, without notice or demand and without affecting such Co-Borrower's liability hereunder or under any of the other Loan Documents, from time to time to: (i) renew, extend, accelerate or otherwise change the time or place for payment of, or otherwise change the terms of, the Notes or the Obligations or any part thereof including, without limitation, increase or decrease of the rate of interest thereon; (ii) take and hold security, and

exchange, enforce, waive and release any collateral or security or any part thereof or any such other security or surrender, modify, impair, change, alter, renew, continue, compromise or release in whole or in part of any such security, or fail to perfect its interest in any such security or to establish its priority with respect thereof; (iii) apply such security and direct the order or manner or sale thereof as the Agent and Majority Banks in their sole discretion may determine; (iv) release or substitute any other Co-Borrower, in whole or in part or any of the endorsers or guarantors of the Obligations or any part thereof; (v) settle or compromise any or all of the Obligations with any other Co-Borrower or any endorser or guarantor of the Obligations; and (vi) subordinate any or all of the Obligations to any other obligations of or claim against any other Co-Borrower, whether owing to or existing in favor of the Agent or the Banks or any other party.

                  (e)   The Agent, the Majority Banks or the
Banks, as the case may be, may, at their election, exercise any right or remedy they may have against any Co-Borrower or any security now or hereafter held by or for the benefit of the Agent or the Banks including, without limitation, the right to foreclose upon any such security by judicial or nonjudicial sale, without affecting or impairing in any way the liability of any other Co-Borrower hereunder, except to the extent the Obligations may thereby be paid. Each Co-Borrower waives any defense arising out of the absence, impairment or loss of any right of reimbursement or other right or remedy against any other Co-Borrower or any such security, whether resulting from the election by the Agent, the Banks or the Majority Banks to exercise any right or remedy they may have against any other Co-Borrower, any defect in, failure of, or loss or absence of priority with respect to the interest of the Agent or the Banks in such security, or otherwise. In the event that any foreclosure sale is deemed to be not commercially reasonable, each Co-Borrower waives any right that it may have to have any portion of the Obligations discharged except to the extent of the amount actually bid and received by the Banks at any such sale. Neither the Agent nor any Bank shall be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or enforcement hereof.

                  (f)   Each Co-Borrower waives the benefit of
any statute of limitations affecting its liability hereunder or the enforcement thereof, to the extent permitted by law. Any part performance of the Obligations by a Co-Borrower, or any other event or circumstances, which operate to toll any statute of limitations as to such Co-Borrower, shall not operate to toll the statute of limitations as to any other Co-Borrower. Each Co-Borrower waives any defense arising by reason of any disability or other defense of any other Co-Borrower or by reason of the cessation from any cause whatsoever of the liability of any other Co-Borrower. Each Co-Borrower waives any setoff,

defense or counterclaim which any other Co-Borrower may have or claim to have against the Agent or the Banks.

       Section 2.16 JOINT AND SEVERAL LIABILITY. (a) Each Co-Borrower expressly represents and acknowledges that any financial accommodations by the Agent, the Issuing Bank and the Banks, or any of them, to any other Co-Borrower hereunder and under the other Loan Documents are and will be of direct interest, benefit and advantage to all the Co-Borrowers. Each Co-Borrower acknowledges that any notice given by the Agent, the Issuing Bank or any Bank to any Co-Borrower shall be effective with respect to all Co-Borrowers. Each Co-Borrower shall be entitled to subrogation and contribution rights from and against any other Co-Borrower to the extent such Co-Borrower is required to pay to the Banks any amount in excess of the Loans advanced hereunder directly to such Co-Borrower or as otherwise available under Applicable Law; provided, however, that such subrogation and contribution rights are and shall be subject to the terms and conditions of SECTION 2.16(b) hereof. The provisions of this
SECTION 2.16(a) shall in no way limit the obligations and liabilities of any Co-Borrower to the Agent, the Issuing Bank and the Banks and each Co-Borrower shall remain liable to the Agent, the Issuing Bank and the Banks for the full amount of the Obligations.

                  (b) No Co-Borrower will exercise any rights which it may acquire by way of subrogation hereunder or under any other Loan Document or at law by any payment made hereunder or otherwise, nor shall any Co-Borrower seek or be entitled to seek any contribution or reimbursement from any other Co-Borrower in respect of payments made by such Co-Borrower hereunder or under any other Loan Document, until all amounts owing to the Agent, the Issuing Bank and the Banks on account of the Obligations are paid in full and the Commitments are terminated. If any amounts shall be paid to any Co-Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by such Co-Borrower in trust for the Agent, the Issuing Bank and the Banks, segregated from other funds of such Co-Borrower, and shall, forthwith upon receipt by such Co-Borrower, be turned over to the Agent in the exact form received by such Co-Borrower (duly endorsed by such Co-Borrower to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, as provided for herein.

                            ARTICLE 3
                            ---------

                      The Letters of Credit
                      ---------------------

     Section 3.1       ISSUANCE OF LETTERS OF CREDIT.

                  (a)   Subject to the terms and conditions
hereof, the Issuing Bank, on behalf of the Banks, and in reliance on the agreements of the Banks set forth in SECTION 3.2 below, hereby agrees to issue one or more Letters of Credit up to an aggregate face amount equal to the Letter of Credit Commitment; PROVIDED, HOWEVER, that the Issuing Bank shall not issue any Letter of Credit unless the conditions precedent to the issuance thereof set forth in SECTION 4.3 hereof have been satisfied, and shall have no obligation to issue any Letter of Credit if any Default then exists or would be caused thereby or if, after giving effect to such issuance, the Available Revolving Loan Commitment would be less than zero and; provided further, however, that at no time shall the total Letter of Credit Obligations outstanding hereunder exceed the Letter of Credit Commitment. Each Letter of Credit shall (1) be denominated in U.S. dollars, and (2) expire no later than the earlier to occur of (A) the Maturity Date, and (B) one year after its date of issuance (but may contain provisions for automatic renewal provided that no Default or Event of Default exists on the renewal date or would be caused by such renewal). Each Letter of Credit shall be subject to the Uniform Customs and, to the extent not inconsistent therewith, the laws of the State of New York. The Issuing Bank shall not at any time be obligated to issue, or cause to be issued, any Letter of Credit if such issuance would conflict with, or cause the Issuing Bank to exceed any limits imposed by, any Applicable Law.

                  (b)   Any Co-Borrower may from time to time
request that an Issuing Bank issue a Letter of Credit. The Co-Borrower shall execute and deliver to the Agent and applicable Issuing Bank a Request for Issuance of Letter of Credit for each Letter of Credit to be issued by such Issuing Bank, not later than 11:00 a.m. (Houston time) on the fifth (5th) Business Day preceding the date on which the requested Letter of Credit is to be issued, or such shorter notice as may be acceptable to the Issuing Bank and the Agent. Upon receipt of any such Request for Issuance of Letter of Credit, subject to satisfaction of all conditions precedent thereto as set forth in SECTION 4.3 hereof, the Issuing Bank shall process such Request for Issuance of Letter of Credit and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby. The Issuing Bank shall furnish a copy of such Letter of Credit to such Co-Borrower and the Agent following the issuance thereof. The Co-Borrowers shall pay or reimburse the Issuing Bank for normal and customary costs and expenses incurred by the Issuing Bank in issuing, effecting

payment under, amending or otherwise administering the Letters of Credit.

       Section 3.2       DRAWS UNDER LETTERS OF CREDIT.

                  (a)   At such time as the Agent shall be
notified by the Issuing Bank that the beneficiary under any Letter of Credit has drawn on the same, the Agent shall promptly notify the applicable Co-Borrower and each Bank, by telephone or telecopy, of the amount of the draw and, in the case of each Bank, such Bank's portion of such draw amount as calculated in accordance with its Commitment Percentage.

                  (b)   Each Co-Borrower hereby agrees to
immediately reimburse an Issuing Bank for amounts paid by such Issuing Bank in respect of draws under a Letter of Credit. In order to facilitate such repayment, each Co-Borrower hereby irrevocably requests the Banks, and the Banks hereby severally agree, on the terms and conditions of this Agreement (other than as provided in Article 2 hereof with respect to the amounts of, the timing of requests for, and the repayment of Loans hereunder and in Article 4 hereof with respect to conditions precedent to Loans hereunder), with respect to any drawing under a Letter of Credit prior to the occurrence of an event described in clauses
(g) or (h) of SECTION 8.1 hereof, to make a Base Rate Loan to the applicable Co-Borrower on each day on which a draw is made under any Letter of Credit and in the amount of such draw, and to pay the proceeds of such Loan directly to the Issuing Bank to reimburse the Issuing Bank for the amount paid by it upon such draw and the applicable Co-Borrower shall deliver to the Agent a Request for Advance requesting the making of such Base Rate Loan on the day of any such draw; provided, however, the failure of the applicable Co-Borrower to deliver a Request for Advance shall not effect the validity of any Base Rate Loan made hereunder. Each Bank shall fund its share of such Base Rate Loan by paying its portion of such Loan to the Agent in accordance with
SECTION 2.2(e) hereof and its Commitment Percentage, without reduction for any set-off or counterclaim of any nature whatsoever and regardless of whether any Default or Event of Default (other than with respect to an event described in clauses
(g) or (h) of SECTION 8.1 hereof) then exists or would be caused thereby. If at any time that any Letters of Credit are outstanding, any of the events described in clauses (g) or (h) of
SECTION 8.1 hereof shall have occurred, then each Bank shall, automatically upon the occurrence of any such event and without any action on the part of the Issuing Bank, the Co-Borrowers, the Agent or the Banks, be deemed to have purchased an undivided participation in the face amount of all Letters of Credit then outstanding in an amount equal to such face amount of the Letters of Credit outstanding multiplied by such Bank's Commitment Percentage, and each Bank shall, notwithstanding such Event of Default, upon a drawing under any Letter of Credit, immediately pay to the Agent for the account of the Issuing Bank, in

immediately available funds, the amount of such Bank's participation (and the Issuing Bank shall deliver to such Bank a loan participation certificate dated the date of the occurrence of such event and in the amount of such Bank's Commitment Percentage). The disbursement of funds in connection with a draw under a Letter of Credit pursuant to this SECTION hereunder shall be subject to the terms and conditions of SECTION 2.2(e) hereof. The obligation of each Bank to make payments to the Agent, for the account of the Issuing Bank, in accordance with this
SECTION 3.2 shall be absolute and unconditional and no Bank shall be relieved of its obligations to make such payments by reason of noncompliance by any other Person with the terms of the Letter of Credit or for any other reason. The Agent shall promptly remit to the Issuing Bank the amounts so received from the other Banks. Any overdue amounts payable by the Banks to the Issuing Bank in respect of a draw under any Letter of Credit shall bear interest, payable on demand, (x) for the first two Business Days, at the rate on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (y) thereafter, at the Base Rate.

                  (c) Each Co-Borrower agrees that each Loan by the Banks to reimburse the Issuing Bank for draws under any Letter of Credit, shall, for all purposes hereunder, be deemed to be a Base Rate Loan under the Commitment and shall be payable and bear interest in accordance with all other Loans.

       Section 3.3       ACTIONS BY ISSUING BANK.

                  (a) Each Co-Borrower agrees that any action taken or omitted to be taken by the Issuing Bank in connection with any Letter of Credit, except for such actions or omissions as shall constitute gross negligence or willful misconduct on the part of the Issuing Bank as determined by a final non-applicable order of a court of competent jurisdiction, shall be binding on each Co-Borrower as between such Co-Borrower and the Issuing Bank, and shall not result in any liability of the Issuing Bank to the Co-Borrowers. The obligation of the Co-Borrowers to reimburse an Issuing Bank for a drawing under any Letter of Credit or the Banks for Loans made by them to the Issuing Bank on account of draws made under the Letters of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances whatsoever, including, without limitation, the following circumstances:

                     (i)    Any lack of validity or
          enforceability of any Loan Document;

                    (ii)    Any amendment or waiver of or consent
          to any departure from any or all of the Loan Documents;


                   (iii)    Any improper use which may be made of
          any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith;

                    (iv)    The existence of any claim, set-off,
          defense or any right which any Co-Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or Persons for whom any such beneficiary or any such transferee may be acting), any Bank or any other Person, whether in connection with any Letter of Credit, any transaction contemplated by any Letter of Credit, this Agreement, or any other Loan Document, or any unrelated transaction;

                     (v)    Any statement or any other documents
          presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

                    (vi)    The insolvency of any Person issuing
          any documents in connection with any Letter of Credit;

                   (vii)    Any breach of any agreement between
          any Co-Borrower and any beneficiary or transferee of any Letter of Credit;

                  (viii)    Any irregularity in the transaction
          with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit;

                    (ix)    Any errors, omissions, interruptions
          or delays in transmission or delivery of any messages, by mail, cable, telegraph, wireless or otherwise, whether or not they are in code;

                     (x)    Any act, error, neglect or default,
          omission, insolvency or failure of business of any of the correspondents of the Issuing Bank; and

                    (xi)    Any other circumstances arising from
          causes beyond the control of the Issuing Bank.

       Section 3.4       INCREASED COSTS, INDEMNIFICATION, EXPENSES.

                  (a)   If any change in Applicable Law, any
change in the interpretation or administration thereof, or any change in compliance with Applicable Law by the Issuing Bank as a result of any request or directive of any Governmental Authority, central bank or comparable agency (whether or not having the

force of law) after the Agreement Date shall (i) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit, capital adequacy, assessment or other requirements or conditions against letters of credit issued by the Issuing Bank or (ii) impose on the Issuing Bank any other condition regarding this Agreement or any Letter of Credit or any participation therein, and the result of any of the foregoing in the determination of the Issuing Bank is to increase the cost to the Issuing Bank of issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, on the earlier of the Maturity Date or a date not more than fifteen
(15) days after demand by the Issuing Bank, each Co-Borrower agrees to pay to the Issuing Bank, from time to time as specified by the Issuing Bank, such additional amount or amounts as the Issuing Bank determines will compensate it for such increased costs, from the date such change or action is effective, together with interest on each such amount from the Maturity Date or the date demanded, as applicable, until payment in full thereof at the Base Rate. A certificate as to such increased cost incurred by the Issuing Bank as a result of any event referred to in this paragraph submitted by the Issuing Bank to each Co-Borrower shall be conclusive, absent manifest error, as to the amount thereof.

                  (b) Each Co-Borrower will indemnify and hold harmless the Agent, the Issuing Bank and each other Bank and each of their respective employees, representatives, officers and directors from and against any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees, but excluding taxes) which may be imposed on, incurred by or asserted against the Agent, the Issuing Bank or any such other Bank in any way relating to or arising out of the issuance of a Letter of Credit, except that the Co-Borrowers shall not be liable to the Agent, the Issuing Bank or any such Bank for any portion of such claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements resulting from the gross negligence or willful misconduct of the Agent, the Issuing Bank or such Bank, as the case may be, as determined by a non-appealable order of a court of competent jurisdiction. This
SECTION 3.4(b) shall survive termination of this Agreement.

                  (c)   Each Bank shall be responsible for its
pro rata share (based on such Bank's Commitment Percentage) of any and all reasonable out-of-pocket costs, expenses (including reasonable legal fees) and disbursements which may be incurred or made by the Issuing Bank in connection with the collection of any amounts due under, the administration of, or the presentation or enforcement of any rights conferred by any Letter of Credit, any Co-Borrower's or any guarantor's obligations to reimburse draws thereunder or otherwise. In the event the Co-Borrowers shall fail to pay such expenses of the Issuing Bank within thirty (30)

days of demand for payment by the Issuing Bank, each Bank shall thereupon pay to the Issuing Bank its pro rata share (based on such Bank's Commitment Percentage) of such expenses within ten
(10) days from the date of the Issuing Bank's notice to the Banks of the Co-Borrowers failure to pay; provided, however, that if the Co-Borrowers shall thereafter pay such expenses, the Issuing Bank will repay to each Bank the amounts received from such Bank hereunder.


                            ARTICLE 4
                            ---------

                       Conditions Precedent
                       --------------------

          Section 4.1   CONDITIONS TO INITIAL LOAN.  The
obligation of the Banks to undertake the Commitment and to make the initial Loans hereunder shall be subject to the prior or contemporaneous satisfaction of each of the following conditions precedent:

                  (a) The Agent, the Issuing Bank and the Banks shall have received each of the following, in form and substance satisfactory to the Agent and the Banks:

                     (i)    This duly executed Agreement;

                    (ii)    A duly executed Note to the order of
          each Bank in the amount of such Bank's pro rata share of the Commitment;

                   (iii)    A loan certificate from each Co-
          Borrower signed by an Authorized Representative of each Co-Borrower in substantially the form of Exhibit E attached hereto, including a certificate of incumbency with respect to each Authorized Representative of such Co-Borrower, together with appropriate attachments which shall include, without limitation, the following:
          (A) a copy of the Certificate of Incorporation of such Co-Borrower certified to be true, complete and correct by the Secretary of State for the jurisdiction of its incorporation, (B) a true, complete and correct copy of the By-Laws of such Co-Borrower, (C) a true, complete and correct copy of the resolutions of such Co-Borrower authorizing the borrowing hereunder and the execution, delivery and performance by such Co-Borrower of the Loan Documents, (D) certificates of good standing from each jurisdiction in which such Co-Borrower is qualified to do business, and (E) copies of employment contracts for key management level employees of each Borrower, certified to be true, complete and correct by an Authorized Representative of such Co-Borrower;

                  (iv)  A loan certificate from each Material
          Subsidiary by an Authorized Representative of such Material Subsidiary in substantially the form of Exhibit F attached hereto, including a certificate of incumbency with respect to each Authorized Representative of such Material Subsidiary, together with appropriate attachments which shall include, without limitation, the following: (A) a copy of the Certificate of Incorporation of such Material Subsidiary certified to be true, complete and correct by the Secretary of State for the jurisdiction of its incorporation, (B) a true, complete and correct copy of the By-Laws of such Material Subsidiary, (C) a true, complete and correct copy of the resolutions of such Material Subsidiary authorizing the execution, delivery and performance of each Loan Document to which it is a party, (D) certificates of good standing from each jurisdiction in which such Material Subsidiary is qualified to do business, and (E) copies of employment contracts for key management level employees of such Material Subsidiary, certified to be true, complete and correct by an Authorized Representative of such Material Subsidiary.

                     (v)    The Security Agreement duly executed
          by each Co-Borrower;

                    (vi)    The Trademark Security Agreement,
          duly executed by Housecall, Housecall, Inc. and Housecall Infusion Alternatives, Inc.;

                   (vii)    The Assignment of Partnership
          Interests duly executed by Housecall and Housecall
          Management, Inc.;

                  (viii)    The Subsidiary Security Agreement
          duly executed by the Material Subsidiaries;

                  (ix)  Assignment of Membership Interests duly
          executed by Housecall with the certificates evidencing the membership interests pledged thereunder thereto;

                     (x)    The Subsidiary Guaranty duly executed
          by the Material Subsidiaries;

                    (xi)    The Stock Pledge Agreement duly
          executed by the Co-Borrowers and the Subsidiary Pledge
          Agreement duly executed by the Material Subsidiaries;

                   (xii)    The stock certificates evidencing all
          Capital Stock of the Subsidiaries of Housecall and related stock powers duly endorsed in blank;

                  (xiii) The Mortgage duly executed by Medical Support Services of Tennessee, Inc. encumbering each parcel of real property listed in Schedule 5.12(b) together with delivery to Agent of: (x) title insurance commitments (the "Title Insurance Commitments") issued by a title company acceptable to Agent in such form and amounts as are acceptable to Agent insuring that such Mortgage is a valid first priority Lien on the real property subject only to such exceptions to title as shall be acceptable to Agent in its sole discretion and containing such endorsements and affirmative insurance as Agent may reasonably require and which are obtainable at commercially reasonable rates in the applicable jurisdiction, and true copies of each document, instrument or certificate required by the terms of such policy and/or Mortgage, to be, or have been filed, recorded, executed or delivered in connection therewith; and (y) duly executed UCC-1 Financing Statements under the applicable Uniform Commercial Code, or other filings under Applicable Law, to be filed in connection with such Mortgage in form and substance satisfactory to Agent to perfect the Lien created by the Mortgage;

                   (xiv)    Proof of payment of all title
          insurance premiums, documentary stamp or intangible taxes, recording fees and mortgage taxes payable in connection with the recording of any of the Loan Documents or the issuance of the Title Insurance

          Commitments (whether due on the Agreement Date or in the future) including such sums, if any, due in connection with any future Loans;

                    (xv)    Copies of all existing environmental
          reviews and audits pertaining to the real property encumbered by the Mortgage, and copies of other information pertaining to actual or potential environmental claims as Agent may require;

                   (xvi)    Lien search results with respect to
          each Co-Borrower and each Material Subsidiary from all appropriate jurisdictions and filing offices;

                  (xvii)    Original Uniform Commercial Code
          financing statements signed by each Co-Borrower and each Material Subsidiary as debtor and naming the Agent as secured party to be filed in all appropriate jurisdictions, in such form as shall be satisfactory to the Agent;

                 (xviii) The opinion of (a) Kilpatrick & Cody, counsel to the Co-Borrowers and the Material Subsidiaries, in form and substance satisfactory to the Agent, (b) local counsel for the following jurisdictions in form and substance satisfactory to the
          Agent: Florida, Tennessee, Alabama, Kentucky and North

          Carolina, and (c) Paul, Hastings, Janofsky & Walker, counsel to the Agent;

                   (xix)    The duly executed Request for Advance
          for the initial Loans;

                    (xx)    Copies of certificates of insurance,
          loss payee endorsements, and the related insurance policies covering the assets of each Co-Borrower and otherwise meeting the requirements of SECTION 6.10 hereof;

                   (xxi)    Copies of any pay-off letters,
          termination statements, cancelled mortgages and the like required by the Agent in connection with the removal of any Liens (other than Permitted
          Encumbrances) against the assets of each Co-Borrower or Material Subsidiary;

                  (xxii)    Payment of all fees and expenses
          payable to the Agent and the Banks in connection with the execution and delivery of this Agreement, including, without limitation, fees and expenses of counsel to the Agent;

                 (xxiii)    Copies of the Subordinated Notes and
          the letter agreement referenced in SECTION 7.15 duly executed by Housecall and WCAS Capital Partners II,
          L.P.; and

                  (xxiv)    All such other documents as the Agent
          may reasonably request, certified by an appropriate governmental official or an Authorized Representative if so requested.

                  (b) NO EXISTING DEFAULT. No Default or Event of Default shall exist on the Agreement Date or after giving effect to the transactions contemplated to take place hereunder on such date;

                  (c) REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties set forth in Article 5 hereof and in the Subsidiary Guaranty shall be true and correct on the Agreement Date, and after giving effect to the transactions contemplated to occur on such date, (x) as stated, as to representations and warranties which contain express materiality limitations or qualifications and (y) in all material respects, as to all other representations and warranties.

                  (d)   LEGALITY OF TRANSACTIONS.  It shall not
be unlawful for the Co-Borrowers, the Material Subsidiaries, the Agent or the Banks to carry out their respective obligations under this Agreement;

                  (e) SOLVENCY. The Agent shall have received a certificate of the Chief Financial Officer of Housecall in form

and substance satisfactory to the Majority Banks that Housecall and each of its Subsidiaries is Solvent on and as of the Agreement Date;

                  (f)   WRITTEN RECEIPT.  If any part of the
proceeds of the Loan is to be disbursed to a Person other than a Co-Borrower, the Agent shall have received from the Co-Borrowers written disbursement instructions and a written receipt for such proceeds;

                  (g) LITIGATION REVIEW. The Agent shall have received and reviewed such information as it may request regarding all pending and threatened litigation involving
Housecall or any of its Subsidiaries, and shall be satisfied with the results of such review; and

                  (h)   OTHER DOCUMENTS.  The Agent shall have
received any other document, instrument, undertaking or certificate stated in any of the Loan Documents to be delivered on or prior to the Agreement Date.

          Section 4.2 CONDITIONS TO EACH LOAN. The obligation of the Banks to make each Loan including the initial Loan hereunder (but excluding Loans, the proceeds of which are to be reimburse the Issuing Bank for amounts drawn under a Letter of Credit), is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such
Loan:

                  (a) All of the representations and warranties of each Co-Borrower under this Agreement, which, pursuant to
SECTION 5.26 hereof, are made at and as of the time of such Loan, shall be true and correct at such time, both before and after giving effect to the application of the proceeds of the Loan,
(x) as stated, as to representations and warranties which contain express materiality limitations or qualifications, and (y) in all material respects, as to all other representations and warranties, and the Agent shall have received a certificate (which may be a Request for Advance) to that effect signed by the Authorized Representative of each Co-Borrower and dated the date of such Loan;

                  (b)   The incumbency of the Authorized
Representatives shall be as stated in the certificate of incumbency contained in the certificate of each Co-Borrower delivered pursuant to SECTION 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Agent and the Banks;

                  (c) There shall not exist on the date of such Loan and after giving effect thereto, a Default or Event of Default hereunder;

                  (d)   The Agent shall have received a duly
executed Request for Advance from the applicable Co-Borrower;

                  (e) If such Loan is for the purpose of making a Permitted Acquisition, the Agent shall have received all documents and financial information required under the definition of Permitted Acquisition; and

                  (f)   The Agent and the Banks shall have
received all such other certificates, reports, statements, or other documents as the Agent or the Banks may reasonably request and all other conditions to the making of such Loan which are set forth in this Agreement shall have been fulfilled.

Each Co-Borrower hereby agrees that the delivery of any Request for Advance hereunder shall be deemed to be the certification of the Authorized Representative of the Co-Borrowers that there does not exist, on the date of the making of the Loan and after giving effect thereto, a Default or an Event of Default hereunder.

          Section 4.3 CONDITIONS PRECEDENT TO EACH LETTER OF CREDIT. The obligation of the Issuing Bank to issue each Letter of Credit is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with the issuance of such Letter of Credit:

                  (a) All of the representations and warranties of the Co-Borrowers under this Agreement, which, pursuant to
SECTION 5.26 hereof, are made at and as of the time of the issuance of such Letter of Credit, shall be true and correct at such time, both before and after giving effect to the issuance of the Letter of Credit, (x) as stated, as to representations and warranties which contain express materiality limitations or qualifications, and (y) in all material respects, as to all other representations and warranties, and the Agent shall have received a certificate (which may be a request for issuance of Letter of Credit) to that effect signed by the Authorized Representative and dated the date of the issuance of such Letter of Credit;

                  (b)   The incumbency of the Authorized
Representatives shall be as stated in the certificate of incumbency contained in the certificate of the Co-Borrowers delivered pursuant to SECTION 4.1(a) or as subsequently modified and reflected in a certificate of incumbency delivered to the Agent and the Banks;

                  (c)   There shall not exist on the date of
issuance of such Letter of Credit, and after giving effect thereto, a Default, or an Event of Default hereunder; and

                  (d) The Agent and the Issuing Bank shall have received a duly executed Request for Issuance of Letter of Credit from such Co-Borrower; and

                  (e) The Agent and the Issuing Bank shall have received all such other certificates, reports, statements, or other documents as the Agent or Issuing Bank may reasonably request and all other conditions to the issuance of such Letter of Credit which are set forth in this Agreement shall have been fulfilled.

The Co-Borrowers hereby agree that the delivery of any Request for Issuance of a Letter of Credit hereunder shall be deemed to be the certification of the Authorized Representative thereof that there does not exist, on the date of the request for issuance of the Letter of Credit and after giving effect thereto, a Default hereof, or an Event of Default hereunder.

          Section 4.4 CONDITIONS FOR THE BENEFIT OF THE AGENT AND THE BANKS. The conditions set forth in this Article 4 are for the exclusive benefit of the Banks, the Issuing Bank and the Agent and may be waived only by a written waiver signed by all the Banks or the Agent, as applicable. For purposes of determining satisfaction of the conditions set forth in
SECTION 4.1 hereof, each Bank agrees that, by funding its Commitment Percentage of the initial Loan subsequent to the Agreement Date, it will be deemed to have approved any matter in such conditions requiring its approval. For purposes of determining satisfaction or waiver of the conditions set forth in
SECTION 4.2 hereof for any Loan subsequent to such initial Loan, each Bank which funds its Commitment Percentage of such subsequent Advance shall be deemed to have approved any matter disclosed by any Co-Borrower in writing to such Bank (and to the Agent) at least two (2) days prior to such Loan, which writing refers specifically to SECTIONs 4.2 and 4.4 hereof and includes a statement to the effect that such Bank's funding shall be deemed a waiver of the applicable condition with respect to such matter. Such waiver shall not be deemed a waiver with respect to the conditions applicable to any subsequent Loan, but the Co-Borrowers shall not be required to send the Banks or the Agent any additional written notice with respect to such matters that were previously disclosed by a Co-Borrower pursuant to this
SECTION 4.4.


                            ARTICLE 5
                            ---------

        Representations and Warranties of the Co-Borrowers
        --------------------------------------------------

          In order to induce the Agent, the Issuing Bank and the Banks to enter into or become parties to this Agreement and to extend the Loans, each of the Co-Borrowers makes the following representations and warranties to the Agent, the Issuing Bank and the Banks:

          Section 5.1 DUE ORGANIZATION. Each of Housecall and its Material Subsidiaries is a corporation or partnership, duly

organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and each is duly licensed or qualified to conduct business, and each is in good standing in, each jurisdiction wherein the character of the property owned or the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Effect.

          Section 5.2   ORGANIZATION STANDING AND QUALIFICATION
OF SUBSIDIARIES.

                  (a) Set forth in Schedule 5.2 attached hereto is a complete and accurate list of Housecall's Subsidiaries showing their respective jurisdictions of incorporation or organization; the jurisdictions in which each is qualified to do business and the shareholders or partners, as the case may be, of each such Subsidiary.

                  (b)   The corporate charter or articles of
incorporation and all amendments thereto or the partnership agreement or other constituent document and all amendments thereto for Housecall and each of its Subsidiaries have been duly filed (where required) and are in proper order. All of the outstanding Capital Stock of Housecall and its Subsidiaries has been validly issued in compliance with all federal and state securities laws and is fully paid and nonassessable. Except as specified in Schedule 5.2, all of the Capital Stock of or other ownership interest in each of the Subsidiaries listed in
Schedule 5.2 attached hereto is owned by Housecall or one of its Subsidiaries free and clear of all Liens.

                  (c)   Neither Housecall nor any of its
Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any other equity interest therein.

          Section 5.3 ABSENCE OF CERTAIN ACTIVITIES. Except as set forth on Schedule 5.3 attached hereto, neither Housecall nor any of its Subsidiaries is a partner in any partnership or a joint venturer in any joint venture.

          Section 5.4   REQUISITE POWER.  Except as set forth in
Schedule 5.4 attached hereto, Housecall and each of its Material Subsidiaries have all requisite corporate or partnership power and all material governmental licenses, permits, authorizations, consents and approvals necessary to own and operate its respective properties and to carry on its respective business as now conducted and as proposed to be conducted. Each of the Co-Borrowers has and each of the Material Subsidiaries has all requisite power to borrow the sums provided for in this Agreement and to execute, deliver, issue and perform this Agreement, the

Notes, the Security Documents and the other Loan Documents to which any of them is a party.

          Section 5.5   HEALTHCARE REGULATORY MATTERS.

                  (i)   Except as disclosed on Schedule 5.5(a)
          hereof, each facility operated by Housecall or any of Housecall's Subsidiaries has: (a) where required by Applicable Law, obtained all CONs; (b) obtained and maintains in good standing all required Health Facility Licenses; (c) obtained and maintains any required accreditation from JCAHO for such facilities; (d) obtained and maintains any required Medicaid Certification and Medicare Certification; (e) entered into and maintains in good standing any required Medicaid Provider Agreement and any required Medicare Provider Agreement;

                  (ii)  Any and all Medicare cost reports for
          each facility and of the home office of Housecall have been properly completed in all material respects and duly filed with the Medicare intermediary or other HCFA agents for all cost reporting periods;

                  (iii)  Any and all Medicaid cost reports for
          each facility and the home office of Housecall have been properly completed in all material respects and duly filed with the agencies or agents responsible for audits of same for all cost reporting periods. The status of each audit with respect to such cost reports is described on Schedule 5.5(b) hereto;

                  (iv)  All CONs of Housecall or any of
          Housecall's Subsidiaries as of the Agreement Date are described on Schedule 5.5(c) hereto; and

                  (v)  The Receivables of Housecall and its
          Subsidiaries have been and will continue to be adjusted to reflect reimbursement policies of third party payors such as Medicare, Medicaid, Blue Cross/Blue Shield, private insurance companies, Health Maintenance Organizations ("HMOs"), Preferred Provider Organizations ("PPOs"), alternative delivery systems, managed care systems, and other third party payors.

          Section 5.6 AUTHORIZATION. All action on the part of Housecall and each Subsidiary and their respective directors, stockholders and partners necessary for the authorization, execution and delivery and performance of this Agreement, the Notes, the Security Documents and the other Loan Documents has been duly taken and is in full force and effect.

          Section 5.7   OFFICER AUTHORIZATION.  Each natural
person executing this Agreement or any of the other Loan
Documents on behalf of any Co-Borrower or any Material Subsidiary is (as of the date of such execution) duly and properly in office and fully authorized to execute and deliver the same.

          Section 5.8 BINDING NATURE. This Agreement, the Notes, the Security Documents and each of the other Loan Documents is, or upon the execution and delivery thereof will be, a legal, valid and binding obligation of the Co-Borrowers or of the Material Subsidiaries, where any of such parties is a signatory thereto, in full force and effect and enforceable in accordance with its respective terms, except for the effect of Applicable Laws regarding bankruptcy or insolvency and the effect of equitable principles generally.

          Section 5.9 NO CONFLICT. Except as set forth in Schedules 5.4 and 5.9, neither the execution nor delivery of this Agreement, the Notes, the Security Documents or any of the other Loan Documents nor performance of nor compliance with the terms and provisions hereof or thereof will (a) conflict with or result in a breach of any Governmental Requirement, or of any other material agreement or instrument binding upon Housecall or any of its Subsidiaries, or conflict with or result in a breach of any provision of the corporate charter or by-laws, partnership, or other constituent document of Housecall or any of its Subsidiaries, or (b) result in the creation or imposition of any Lien upon any property of Housecall or any of its Subsidiaries pursuant to any such agreement or instrument (other than pursuant to the Security Documents). No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority is required to be obtained or made by Housecall or any of its Subsidiaries, other than those which will be obtained or made prior to the Agreement Date, for the due execution, delivery and performance by Housecall or any of its Subsidiaries of this Agreement, the Notes, the Security Documents or any of the other Loan Documents or for the validity or enforceability thereof.

          Section 5.10 NO EVENT OF DEFAULT. No Event of Default or Default has occurred and is continuing or would result from the execution, delivery or performance of this Agreement, the Notes, the Security Documents or any of the other Loan Documents.

          Section 5.11 FINANCIAL STATEMENTS. The financial statements most recently delivered to the Agent pursuant to
SECTION 6.2 hereof, fairly present the financial condition and results of operations of Housecall on a consolidated basis with its Subsidiaries. All such financial statements were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except that financial

statements not dated as of the end of a fiscal year are subject to adjustments upon audit. Except as disclosed in such financial statements or otherwise disclosed in writing to the Banks, neither Housecall nor any Subsidiary of Housecall is liable for any material liability, direct or contingent, including, but not limited to, liabilities for taxes, long-term leases or long-term commitments, which would be required to be shown as a liability or otherwise disclosed in current financial statements.

          Section 5.12 REAL PROPERTY. All real property leased by any Co-Borrower or Material Subsidiary as of the Agreement Date, and the name of the lessor of any such real property used by any Co-Borrower or Material Subsidiary as its administrative or division office, is set forth in Schedule 5.12(a). The respective leases of each Co-Borrower are valid, enforceable and in full force and effect. All real property owned by any Co-Borrower or any Material Subsidiary as of the Agreement Date is set forth in
Schedule 5.12(b). Each Co-Borrower and each Material Subsidiary owns good and marketable fee simple title to all of their respective owned real property, and none of their respective owned real property is subject to any Liens, except Permitted Encumbrances and from and after the Agreement Date, the Lien in favor of the Banks. None of the Co-Borrowers or any Material Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property respectively owned or leased by it; and no portion of any real property respectively owned or leased by any Co-Borrower or any Material Subsidiary has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its original condition. All material permits required to have been issued or appropriate to enable the real property owned or leased by any Co-Borrower or any Material Subsidiary to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of the date hereof, in full force and effect.

          Section 5.13 TITLE TO PROPERTIES. Housecall and each of its Material Subsidiaries has good, marketable, and legal title to, or a valid leasehold interest in, all of its respective material properties and assets, and none of such properties or assets is subject to any Liens (other than Permitted Encumbrances) which materially detract from the value of such properties or assets or materially interferes with the business or operations of Housecall or such Material Subsidiary as presently conducted or proposed to be conducted.

          Section 5.14 INTELLECTUAL PROPERTY. Schedule 5.14 attached hereto contains a complete and correct list of all patents, copyrights, trademarks, licenses, service marks, trade names and other similar rights (the "Intellectual Property Rights") used by Housecall or any of its Subsidiaries. No proceedings have been instituted or are pending or have been threatened in writing which challenge the validity, ownership or

use of any such Intellectual Property Rights which could reasonably be expected to have a Material Adverse Effect. To the best knowledge of each of the Co-Borrowers, no infringement of any Intellectual Property Right of any third party has occurred or would result in any way from the operations or business of Housecall or any of its Material Subsidiaries, and, except as set forth in Schedule 5.15, no claim has been made by any such third party based on allegation of any such infringement which could reasonably be expected to have a Material Adverse Effect.

          Section 5.15 LIABILITIES, LITIGATION, ETC. Except for liabilities incurred in the normal course of business, neither Housecall nor any of its Subsidiaries has any material (individually or in the aggregate) liabilities, direct or contingent, except as disclosed or referred to in the financial statements referred to in SECTION 5.11 above. Except as described on Schedule 5.15 attached hereto, there is no litigation, legal or administrative proceeding, investigation, or other action of any nature pending or, to the knowledge of Housecall, threatened against or affecting Housecall or any of its Subsidiaries, or any of their respective properties that involves an amount in controversy in excess of $1,000,000 and that is not covered by insurance. None of such litigation disclosed on Schedule 5.15, individually or collectively, involves the possibility of any judgment or liability not fully covered by insurance, or, if determined adversely to Housecall or such Subsidiary, would have a Materially Adverse Effect. Housecall does not know of any unusual or unduly burdensome material restriction, restraint, or hazard relative to the business or properties of Housecall or its Subsidiaries that is not customary for or generally applicable to similarly situated businesses in the same industry as Housecall or such Subsidiary.

          Section 5.16 NO ADVERSE CHANGE. Since June 30, 1996, there has been no Material Adverse Change, and there has occurred no event which would have a Material Adverse Effect, on any of the Co-Borrowers or any Material Subsidiary.

          Section 5.17 TAX RETURNS AND TAX MATTERS. Housecall and each of its Subsidiaries have filed all federal and state income tax returns which are required to be filed, and each has paid all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due and there is no proposed, asserted or assessed material tax deficiency against Housecall or any of its Subsidiaries, except those taxes, assessments or deficiencies being contested in good faith and for which such reserve as is required by GAAP has been created. As of the Agreement Date, neither Housecall nor any of its Subsidiaries is presently being audited by, or received notice of any future audit from, the Internal Revenue Service or any other tax authority except as disclosed on Schedule 5.17.

          Section 5.18      EMPLOYEE BENEFITS.

                  (a)   PLANS MAINTAINED.  Except as provided in
Schedule 5.18(i) with respect to clause (i) below or in Schedule 5.18(ii) with respect to clauses (ii) and (iii) below, no Co-Borrower is, and no Controlled Group member is, a party to, contributes to or is currently obligated to contribute to any plans, programs, agreements, policies, commitments or other arrangements (whether or not set forth in a written document) in the following categories:

                     (i)    Any funded employee pension benefit
          plan subject to Title IV of ERISA, including (without limitation) any Multiemployer Plan,

                    (ii)    Any material retiree health care plan
          other than COBRA (as described in SECTION 5.18(g) below) and any material retiree life insurance plan, and

                   (iii)    Any material plan that is an excess
          benefit plan or a "top hat" plan, as defined in section 3(36) or section 301(a) (3) of ERISA, and is unfunded, as described in section 4(b) (5) or section 301(a) (3) of ERISA.

                  (b) REPORTING AND DISCLOSURE. With respect to each Employee Benefit Plan, including employee welfare benefit plans not required to be listed in Schedule 5.18 (i) or Schedule
5.18 (ii), and which is subject to the reporting, disclosure and record retention requirements set forth in Part 1 of Subtitle B of Title I of ERISA and the regulations thereunder, each of such requirements has been fully met on a timely basis, except where instances of failing to do so could not reasonably be expected, considered in the aggregate, to have a Material Adverse Effect.

                  (c)   QUALIFICATION OF PLANS.  Except as
provided on Schedule 5.18(i), each plan which is listed in
Schedule 5.18(i) attached hereto, and which is intended to be qualified under section 401(a) of the Code, has been determined by the Internal Revenue Service in writing to be so qualified.
To the best knowledge of the Co-Borrowers, since the Internal Revenue Service issued its determination with respect to any such plan, there has been no occurrence (including, without limitation, a plan amendment, the enactment of legislation or the adoption of regulations) that could cause such plan not to be so qualified. Within the applicable remedial amendment period described in the regulations under section 401(b) of the Code, an application for such a determination was or will be filed with the Internal Revenue Service with respect to each amendment to any such plan for which a failure to do so could reasonably be expected to have a Material Adverse Effect. Each such plan has in all material respects been administered in accordance with its

terms and the applicable provisions of ERISA and the Code and the regulations thereunder.

                  (d) CONTRIBUTIONS AND PREMIUMS. All material contributions, premiums or other payments due from any Co-Borrower or any other member of the Controlled Group to (or under) any Employee Benefit Plan have been fully paid or adequately provided for on the books and financial statements of such Co-Borrower or other member of the Controlled Group.

                  (e)   EMPLOYEE BENEFIT PLANS, LITIGATION AND
EXTRAORDINARY CLAIMS. There are no pending or, to the best knowledge of the Co-Borrowers, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Employee Benefit Plan, (ii) any member of the Controlled Group with respect to any Employee Benefit Plan, or (iii) any fiduciary with respect to any Employee Benefit Plan, for which any Co-Borrower may be directly or indirectly liable, through indemnification obligations or otherwise that, in the aggregate could reasonably be expected to have a Material Adverse Effect.

                  (f)   PROHIBITED TRANSACTIONS.  To the best
knowledge of the Co-Borrowers, with respect to each Employee Benefit Plan which is subject to Part 4 of Subtitle B of Title I of ERISA, there does not now exist, nor has there existed within the six-year period ending on the date hereof, any act or omission which constitutes a violation of sections 406 or 407 of ERISA and is not exempted by section 408 of ERISA or which constitutes a violation of section 4975(c) of the Code and is not exempted by section 4975(d) of the Code, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

                  (g)   COBRA.  To the best knowledge of the
Co-Borrowers, the Co-Borrowers and all of their Subsidiaries are in compliance with the requirements of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended from time to time, except for violations which, considered in the aggregate, would not have a Material Adverse Effect.

          Section 5.19  ENVIRONMENTAL MATTERS.  Except as set
forth on Schedule 5.19 hereto:

       (a) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by Housecall or its Subsidiaries and to the knowledge of Housecall, no penalty has been assessed and no investigation or review is pending or threatened by any governmental or other entity, (i) with respect to any alleged violation of any Environmental Laws in connection with the conduct of Housecall or its Subsidiaries and relating to a

Hazardous Substance or (ii) with respect to any alleged failure to have any permit, certificate, license, approval, registration or authorization required in connection with the conduct of Housecall or its Subsidiaries relating to a Hazardous Substance or (iii) with respect to any generation, treatment, storage, recycling, transportation, disposal, or release (including a release as defined in 42 U.S.C. SECTION 9601(22)) ("Release") of any Hazardous Substance owned or leased by Housecall or its Subsidiaries, which alleged violation, alleged failure to have any required permit, certificate, license, approval, or registration, or generation, treatment, storage, recycling, transportation, disposal or release, individually or in the aggregate, is reasonably likely to result in liability to Housecall or its Subsidiaries in excess of $250,000.00.

(b) (i) To the best of Housecall's knowledge, there has been no Release of a Hazardous Substance at, on or under any property owned or leased by Housecall or for which Housecall or any of its Subsidiaries would be liable, which Release, individually, is reasonably likely to result in liability to Housecall or its Subsidiaries in excess of $250,000.00;

                  (ii) neither Housecall nor any of its
Subsidiaries has, other than as a generator or in a manner not regulated under the Environmental Laws, stored or treated any "hazardous waste" (as defined in 42 U.S.C. SECTION 6903(5)) on any property owned or leased by Housecall or its Subsidiaries or for which Housecall or any of its Subsidiaries would be liable, except for such storage or treatment which individually or in the aggregate is not reasonably likely to result in liability to Housecall or any of its Subsidiaries in excess of $250,000.00; and (iii) no polychlorinated biphenyl ("PCB") in concentrations greater than 50 parts per million, friable asbestos, or underground storage tank (in use or abandoned) is at any property owned or leased by Housecall or for which Housecall or any of its Subsidiaries would be liable, except for such PCBs, friable asbestos or underground storage tanks that are not reasonably likely, individually or in the aggregate, to result in liability to Housecall or any of its Subsidiaries in excess of $250,000.00.

       (c) To the best knowledge of Housecall, neither Housecall nor any of its Subsidiaries has transported or arranged for the transportation (directly or indirectly) of any Hazardous Substance to any location which is listed under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), on the Comprehensive Environmental Response, Compensation and Liability Information System, as amended ("CERCLIS"), or on any similar state list or which is the subject of any federal, state or local enforcement action or other investigation which may lead to claims for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA that are reasonably likely, individually or in the aggregate, to

result in liability to Housecall or any of its Subsidiaries in excess of $250,000.00.

       (d) No written notification of a Release of a Hazardous Substance has been filed by or on behalf of Housecall or any of its Subsidiaries, which individually or in combination with other such Releases, is reasonably likely to result in liability for Housecall or any of its Subsidiaries in excess of $250,000.00.

       (e) There have been no environmental audits or similar investigations conducted by or which are in the possession of Housecall or any of its Subsidiaries in relation to any property owned or leased by Housecall or for which Housecall or any of its Subsidiaries would be liable, which identify one or more environmental liabilities of Housecall or any of its Subsidiaries which are reasonably likely to exceed $250,000.00 individually or in the aggregate.

          Section 5.20 INSURANCE. Schedule 5.20 attached hereto contains a complete and accurate list, as of the Agreement Date, of all liability and property insurance policies maintained by Housecall or any of its Material Subsidiaries. Housecall and each of its Material Subsidiaries have (either in the name of Housecall or in such Subsidiary's own name) insurance, which includes self-insurance which is reasonable and in accordance with sound industry practice taking into account the nature of their respective businesses (and which self-insurance is fully described on Schedule 5.20) on all of their respective properties in at least such amounts and against at least such risks as are usually insured against in the same geographic area by companies of established repute engaged in the same or similar business. All such insurance is in full force and effect and all premiums due in respect thereof have been paid.

          Section 5.21 COMPLIANCE WITH LAWS. Except as set forth in Schedule 5.21 attached hereto, as of the Agreement Date, Housecall and each of its Material Subsidiaries are in compliance in all material respects with all Governmental Requirements applicable to their properties, assets and business. There are no proceedings pending or, to the best of their knowledge, threatened, to terminate or modify any material Governmental Approvals.

          Section 5.22 STATUTORY REGULATION. Neither Housecall nor any of its Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or is, directly or indirectly, controlled by or acting on behalf of any person which is an investment company, within the meaning of said Act. Neither Housecall nor any of its Subsidiaries is subject to any state law or regulation regulating public utilities or similar entities, or is, within the meaning of the Public Utility Holding Company Act of 1935, as amended, (a) a holding company;
(b) a subsidiary or affiliate of a holding company; or (c) a

public utility. Neither Housecall nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act or the Federal Power Act or under any other federal or state statute or regulation limiting or placing conditions upon their respective power or right to borrow money.

          Section 5.23 USE OF PROCEEDS; REGULATION U. Neither Housecall nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States). No part of the proceeds of the Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock, except in compliance with such regulations. No part of the proceeds of the Loans will be used for any purpose which violates the provisions of Regulation G, T, U or X of said Board of Governors.

          Section 5.24 SOLVENCY. As of the Agreement Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all of the Loans made and to be made hereunder, each of the Co-Borrowers is Solvent and each of the Material Subsidiaries is Solvent.

          Section 5.25  FISCAL YEAR.  The fiscal year of
Housecall ends on June 30.

          Section 5.26 SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ETC. All representations and warranties made under this Agreement shall be deemed to be made, and shall be true and correct, at and as of the Agreement Date and the date of each Loan, or upon the issuance of a Letter of Credit hereunder, except to the extent previously fulfilled in accordance with the terms hereof and to the extent subsequently inapplicable. All representations and warranties made under this Agreement shall survive, and not be waived by, the execution hereof by the Banks, the Agent, and the Issuing Bank, any investigation or inquiry by any Bank, Issuing Bank, or the Agent, or the making of any Advance or the issuance of any Letter of Credit under this Agreement.

                            ARTICLE 6
                            ---------

                      Affirmative Covenants
                      ---------------------

Each of the Co-Borrowers covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect it will comply with and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

          Section 6.1 ACCOUNTING RECORDS. Housecall and each of its Subsidiaries shall maintain adequate books and accounts in accordance with sound business practices and GAAP consistently applied. In the event of any changes in GAAP or in the application of GAAP to Housecall and its Subsidiaries, the parties shall, unless they agree otherwise, continue to determine the compliance of the Co-Borrowers with the covenants herein set forth and otherwise interpret the provisions of this Agreement based on GAAP prior to any such changes.

          Section 6.2   FINANCIAL STATEMENTS AND NOTICES.
Housecall shall furnish directly to the Agent and each Bank the following financial statements, information and notices:

                  (a)   As soon as available and in any event
within 90 days after the end of each fiscal year of Housecall or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission (but in no event later than 120 days after the end of such fiscal year), a consolidated and consolidating balance sheet of Housecall and its Subsidiaries as of the end of such fiscal year and the related consolidated and consolidating statements of income and consolidated statement of cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and, with respect to such financial information for Housecall, such consolidated statements shall be audited statements by Ernst & Young or other independent public accountants of nationally recognized standing and containing an unqualified report of such accountants (other than as to the consolidating financial statements);

                  (b)   As soon as available and in any event
within 45 days after the end of each of the first 3 fiscal quarters of each fiscal year of Housecall or such longer period as may be the subject of an extension granted by the Securities and Exchange Commission (but in no event later than 75 days after the end of such fiscal quarter), an unaudited consolidated and consolidating balance sheet of Housecall and its Subsidiaries as of the end of such fiscal quarter and the related unaudited consolidated and consolidating statement of income and consolidated statement of cash flows for such quarter, setting forth in each case in comparative form the figures for the corresponding quarter of the previous fiscal year and setting forth all variances from budget, all certified (subject to normal year-end adjustments and the absence of certain notes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer of Housecall.

                  (c)   As soon as available and in any event
within 45 days after the end of each month, an unaudited consolidated and consolidating balance sheet of Housecall and its Subsidiaries as of the end of such month and the related unaudited consolidated and consolidating statements of income and consolidated statement of cash flows for such month, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and setting forth all variances from budget, all certified (subject to normal year-end adjustments and the absence of certain notes) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer of Housecall;

                  (d) Simultaneously with the delivery of each set of financial statements referred to in subsections (a), (b) and (c) of this SECTION, a certificate of the chief financial officer of Housecall (i) stating whether, to the best of such officer's knowledge after due inquiry, there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action that Housecall is taking or proposes to take with respect thereto, (ii) stating whether, since the date of the most recent financial statements previously delivered pursuant to subsection (a) or (b) of this SECTION, there has been a change in the generally accepted accounting principles applied in preparing the financial statements then being delivered from those applied in preparing the most recent audited financial statements so delivered which is material to the financial statements then being delivered,
(iii) furnishing calculations demonstrating the compliance by Housecall of the covenants contained in SECTIONs 7.19 , 7.20, 7.21, and 7.22 hereof, (iv) attaching management's summary of the results contained in such financial statements, and (v) listing all Subsidiaries of Housecall (other than Material Subsidiaries) and setting forth the total value of assets owned by each such Subsidiary;

                  (e) Simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements;

                  (f)   As soon as available and in any event
within ninety (90) days after the end of each fiscal year of Housecall, financial forecasts and projections of Housecall and its Subsidiaries for each fiscal quarter in the first succeeding fiscal year and financial forecasts and projections of Housecall and its Subsidiaries for the second and third succeeding fiscal years together with a certificate of the chief financial officer of Housecall setting forth that such financial forecasts and projections (i) have in all material respects been prepared in accordance with Housecall's normal accounting procedures on the basis of reasonable assumptions, (ii) fairly represent in all material respects the expectation of Housecall as to the matters covered thereby, (iii) were prepared by Housecall in good faith

and (iv) remain unchanged in all material respects as of the date delivered;

                  (g) Within five (5) Business Days after any Authorized Officer obtains knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer of Housecall setting forth the details thereof and the action which Housecall is taking or proposes to take with respect thereto;

                  (h)   Contemporaneously with each year-end
financial report required by the foregoing paragraph (a), a
schedule identifying all insurance (including any self-insurance programs) then in effect and certificates evidencing such insurance;

                  (i) Promptly after they are released, sent, made available or filed, copies of all press releases, material reports, proxy statements and financial statements that Housecall sends or makes available to its stockholders generally and all registration statements and reports that Housecall files with the Securities and Exchange Commission; copies of all such reports provided that include the information required to be provided pursuant to SECTION 6.2(a) or 6.2(b) shall to that extent be deemed to satisfy such requirements;

                  (j) As soon as available, any written report involving the internal controls of Housecall and its Subsidiaries submitted to Housecall by its independent public accountants in connection with their annual or interim special audit of the financial condition of Housecall and its Subsidiaries;

                  (k)   Promptly but in no event later than
five (5) calendar days after an Authorized Officer learns thereof, written notice of any actual or threatened claim, litigation, suit, investigation, proceeding or dispute against or affecting Housecall or any of its Subsidiaries, which: (i) if determined adversely, could reasonably be expected to have a Material Adverse Effect; (ii) involves a monetary amount in excess of one million Dollars ($1,000,000) and is not covered by insurance; (iii) is reasonably expected to result in a strike, work stoppage, boycott, shutdown or other labor disruption against or involving Housecall or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect;
(iv) could reasonably be expected materially to limit, prohibit or restrict the manner in which Housecall or any of its Subsidiaries currently conducts its business; or (v) concerns any alleged violation by Housecall or any of its Subsidiaries, or any of their respective predecessors, of any Environmental Law, where there exists a reasonable possibility that such violation could materially affect any of the properties or the operations of Housecall or such Subsidiary or any alleged material


noncompliance of any of the properties or the operations of Housecall or such Subsidiary therewith;

                  (l)   As soon as possible, and in any event
within twenty (20) calendar days, after an Authorized Officer learns that any of the following events has occurred, such Authorized Officer shall deliver to the Agent a statement describing such event and any action that the Co-Borrowers propose to take with respect thereto: (i) any Reportable Event with respect to a Pension Plan; (ii) the institution of proceedings by the PBGC to terminate any Pension Plan or to have a trustee appointed to administer such plan, or receipt of notice of any intention by the PBGC to do so; (iii) the filing of a request for a minimum funding waiver by a Co-Borrower or a member of the Controlled Group under section 412 of the Code with respect to any Pension Plan or any employee pension benefit plan (as defined in section 3(2) of ERISA) maintained by any ERISA Affiliate; or (iv) the receipt by any Co-Borrower or any other member of the Controlled Group of a material demand for withdrawal liability under section 4219 or 4202 of ERISA;

                  (m)   As soon as possible, and in any event
within ten (10) days after receipt of a written request from the Agent or the Majority Banks, the Co-Borrowers shall deliver to the Agent, as requested by either the Agent or the Majority
Banks: (i) a copy of any Employee Benefit Plan or summary description of such plan; (ii) a copy of any report, description or other document filed with any governmental agency with respect to any Employee Benefit Plan or any plan (as defined in section 3(3) of ERISA) maintained by any Co-Borrower or any ERISA Affiliate; or (iii) a copy of any notice, determination letter, ruling or opinion-that any Co-Borrower or any other Controlled Group member receives from any governmental agency with respect to any Employee Benefit Plan;

                  (n) Within a reasonable time after a request therefor, such other information as the Agent or the Majority
Banks may reasonably request regarding Housecall, its Subsidiaries or their assets, operations, financial condition or management; and

                  (o) Within fifteen (15) days from the end of each calendar month, commencing on November 15, 1996, a report setting forth the month end balance as of the end of such calendar month in each deposit account maintained by Housecall and each of its Subsidiaries.

          SECTION 6.3   Inspection of Property Books and Records.
(a) Except to the extent prohibited by Applicable Law, Housecall and each of its Subsidiaries shall permit the Agent or any of the Banks, at such reasonable times and intervals as the Agent or Banks may designate, by and through the representatives of the Agent or any of the Banks, to inspect, audit and examine their

respective books and records, to make copies thereof, to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, and to visit and inspect their respective properties; provided, however, when an Event of Default exists representatives of the Agent or any of the Banks may visit and inspect at any time and without advance notice.

                  (b)   Housecall and its Subsidiaries shall
extend their cooperation and assistance and comply with the requests of the Agent or the Majority Banks or their respective representatives in connection with any audit regarding the Collateral and will furnish any information requested in respect thereof, including, without limitation, appraisals of the Collateral, lien search reports, and physical counts. At the request of the Agent or the Majority Banks, the Co-Borrowers shall pay the reasonable fees and expenses of an accounting firm selected by the Majority Banks to conduct examinations of the books and records of Housecall and its Subsidiaries from time to time. The Co-Borrowers shall also pay all reasonable out-of-pocket expenses of the Agent in connection with any other audit or examination of the Collateral hereunder.

          Section 6.4 ACCESS TO ACCOUNTANTS. Each Co-Borrower hereby authorizes the Agent to discuss the financial condition of such Co-Borrower with such Co-Borrower's independent public accountants upon reasonable notification to such Co-Borrower of the Agent's intention to do so. Each Co-Borrower shall be given the reasonable opportunity to participate in any such discussion. Each Co-Borrower shall deliver to its independent public accountants a letter authorizing and instructing them to comply with the provisions of this SECTION 6.4.

          Section 6.5 MAINTENANCE OF EXISTENCE. Housecall and each of its Material Subsidiaries shall preserve and maintain their respective existences and all of their material licenses, permits, privileges and franchises and other rights necessary or desirable in the normal course of their businesses, and will use reasonable efforts, in the ordinary course and consistent with past practice, to preserve their respective business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with them.

          Section 6.6 TAX RETURNS. Housecall and each of its Subsidiaries shall file all federal and state income tax returns which are required to be filed, and shall pay all taxes as shown on said returns and on all assessments received by it to the extent that such taxes have become due, except any such taxes or assessments which are being contested in good faith and for which such reserve as is required by GAAP has been created.

          Section 6.7 QUALIFICATIONS TO DO BUSINESS. Housecall and each of its Subsidiaries shall qualify to do business and

shall remain in good standing in each jurisdiction in which the nature of their business requires them to be so qualified, except where the failure to so qualify could not reasonably be expected to, in the aggregate, have a Material Adverse Effect.

          Section 6.8   COMPLIANCE WITH LAWS.  Housecall and its
Subsidiaries shall comply with all Governmental Requirements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

          Setcion 6.9   MATERIAL AGREEMENTS.  Housecall and its
Subsidiaries shall comply in all respects with the terms of each agreement to which any of them is a party, except where all instances of any failure to so comply would not, in the aggregate, have a Material Adverse Effect.

          Section 6.10 INSURANCE. Housecall and its Material Subsidiaries shall maintain in full force and effect insurance of such types and in such amounts as are customarily carried in their respective lines of business by companies of established repute engaged in similar businesses, including, but not limited to, fire, hazard, public liability, property damage, products liability, professional liability and workers' compensation insurance, which insurance may include self-insurance which is reasonable and in accordance with sound industry practice taking into account the nature of their respective businesses and fully disclosed to the Agent. All such insurance policies which insure real or personal property shall include a standard form loss payee endorsement, naming the Agent as loss payee. All such insurance policies which insure liability shall name the Agent as additional insured for the benefit of the Agent and each Bank. All such insurance policies shall provide that the insurance companies will give the Agent at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled. Housecall shall deliver or cause to be delivered to the Agent, as the Agent may from time to time request, schedules identifying all insurance then in effect with respect to Housecall and its Material Subsidiaries and certificates evidencing such insurance.

          Section 6.11 FACILITIES. Housecall and its Material Subsidiaries shall keep the material properties (in the aggregate) used in their respective businesses in good repair, working order and condition, and from time to time shall make necessary repairs or replacements thereto so that their property shall be maintained adequately for its intended use.

          Section 6.12 TAXES AND OTHER LIABILITIES. Housecall and its Material Subsidiaries shall pay and discharge when due any and all material indebtedness, obligations, liabilities, assessments and real and personal property taxes, including, but not limited to, federal and state personal and real property taxes, except as may be subject to good faith contest or as to

which a bona fide dispute may arise; provided, however, that adequate reserves in accordance with GAAP or other provision is made to the satisfaction of the Majority Banks for prompt payment thereof in the event that it is found that any of the above are due and owing.

          Section 6.13 GOVERNMENTAL APPROVALS. Housecall and its Material Subsidiaries shall apply for, diligently pursue, and obtain or cause to be obtained, and shall thereafter maintain in full force and effect all material Governmental Approvals that shall now or hereafter be necessary under any Governmental Requirement (i) for land use, public and employee health and safety, pollution or protection of the environment, and (ii) for the operation of the business of Housecall and the Subsidiaries. Housecall shall promptly notify the Agent in the event of any, and provide the Agent with a copy of all notices of, denial, suspension, or revocation of any material Governmental Approvals. Housecall and each of its Material Subsidiaries shall comply with all terms and conditions of all Governmental Approvals and with all other limitations, restrictions, obligations, schedules, timetables and reporting requirements in any Governmental Requirements in all material respects.

          Section 6.14 HEALTHCARE REGULATORY MATTERS. Housecall shall, and shall cause each of its Subsidiaries to, at all times:

                  (a)   comply with all applicable CON
          requirements in jurisdictions where Housecall or its Subsidiaries operate;

                  (b)   maintain in good standing all
          required Health Facilities Licenses for each facility operated by Housecall or its Subsidiaries;

                  (c)   maintain any required
          accreditation of each facility operated by Housecall and its Subsidiaries by JCAHO for facilities of the type operated by Housecall and its Subsidiaries; provided, that if any such accreditation becomes conditional,
          Housecall will cure or otherwise address the reasons for such conditional accreditation within twelve months of learning of such status;

                  (d)   maintain any required Medicaid
          Certification and Medicare Certification presently in effect or hereafter obtained with respect to each facility operated by Housecall and its Subsidiaries; and

                  (e)   maintain each Medicaid Provider
          Agreement and each Medicare Provider
          Agreement presently in effect or hereafter

          entered into with respect to each facility operated by Housecall and its Subsidiaries.

          Section 6.15 ENVIRONMENTAL LAWS. Housecall shall, and shall cause each of its Subsidiaries to, conduct its respective operations and keep and maintain its respective property in substantial compliance with all Environmental Laws. Housecall and its Subsidiaries shall (i) conduct their operations in such a way as to prevent material contamination of any part of their respective properties by any Hazardous Substance; (ii) manage all Hazardous Substances in a manner that does not require a Hazardous Waste Facility Permit, and in compliance in all material respects with all Governmental Requirements and Governmental Approvals; and (iii) not intentionally or recklessly, and endeavor not to unintentionally, and not permit any other Person to, emit, release or discharge into air, soil, surface water or groundwater, any Hazardous Substance in excess of permitted levels or reportable quantities, or other concentrations, standards, or limitations under any Governmental Requirements or Governmental Approvals if such emission, release or discharge could reasonably be expected to give rise to a liability in excess of $100,000 on the part of Housecall or any of its Subsidiaries.

          Section 6.16 TAX QUALIFICATION. For any Employee Benefit Plan which is intended to be qualified under section 401(a) of the Code, the Co-Borrowers shall, or shall use their best efforts to cause the respective member of the Controlled Group to:

                  (a) Use its best efforts to seek and receive determination letters from the Internal Revenue Service stating that such plan, or any material amendment to such plan, meets the requirements for qualification under section 401(a) of the Code, unless there is no reasonable possibility that the failure to do so would have a Material Adverse Effect;

                  (b) Use its best efforts to cause such plan to meet such requirements in operation and to be administered in accordance with the requirements of the Code and ERISA, unless the failure to do so could not reasonably be expected to result in a liability of Housecall or any of its Subsidiaries in excess of $500,000; and

                  (c)   Use its best efforts to refrain from
          taking any action that would cause such plan to lose its qualification under section 401(a) of the Code or to violate the requirements of the Code or ERISA if such loss or violation could reasonably be expected to result in a liability of Housecall or any of its

          Subsidiaries in excess of $500,000.

          Section 6.17 FUNDING. Each Co-Borrower shall, and shall use its best efforts to cause each other member of the Controlled Group to, make all material contributions that it is required to make by law or by any plan prior to the earliest date when statutory Liens could be imposed under the Code or ERISA on any assets of such Co-Borrower or any other Subsidiary of Housecall in order to satisfy payment of such contributions.
Each Co-Borrower shall not, and shall use its best efforts to not permit any other member of the Controlled Group to, allow or suffer any material statutory Lien to be placed upon the assets of Housecall or any of its Subsidiaries under the Code or ERISA.

          Section 6.18 CONCENTRATION ACCOUNT. From and after November 30, 1996, the Co-Borrowers shall establish and maintain the Concentration Account with a financial institution which is acceptable to the Agent and the Co-Borrowers will, and will cause such financial institution to, execute a deposit account pledge agreement substantially in the form of Exhibit J attached hereto granting a Lien on such account to the Agent on behalf of the Banks. All other bank accounts maintained by Housecall and any of its Material Subsidiaries (other than accounts maintained exclusively for the purpose of making disbursements) shall be and at all times remain subject to instructions to transfer all funds out of such accounts into the Concentration Account on a daily basis.

          Section 6.19 FURTHER ASSURANCES. Each Co-Borrower will promptly cure, or cause to be cured, defects in the creation and issuance of any of the Notes and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by any Co-Borrower or any employee or officer thereof. Each Co-Borrower at its expense will promptly execute and deliver to the Agent and the Banks, or cause to be executed and delivered to the Agent and the Banks, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of each Co-Borrower in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully to state the obligations set out herein or in any of the Loan Documents, or to obtain any consents, all as may be necessary or appropriate in connection therewith and as may be reasonably requested by the Agent. The Co-Borrowers shall complete all matters listed on Schedule 6.19 hereto in accordance therewith and by the date of completion set forth thereon.


                            ARTICLE 7
                            ---------

                        Negative Covenants
                        ------------------

          Each of the Co-Borrowers covenants and agrees that so long as any Obligation is outstanding or any Commitment is in effect, it will comply with and, if applicable, cause each of its Subsidiaries to comply with the following provisions:

          Section 7.1 MERGERS. Neither Housecall nor any of its Subsidiaries shall enter into any merger, consolidation, reorganization or recapitalization, or any agreement to do any of the foregoing, except pursuant to a Permitted Acquisition and except that any Subsidiary of Housecall may be merged into or consolidated with Housecall or another Wholly Owned Subsidiary of Housecall; provided that Housecall is the surviving entity in any such merger or consolidation, or if Housecall is not a party to such merger or consolidation but any Material Subsidiary is a party to such merger or consolidation, the surviving entity is a Material Subsidiary.

          Section 7.2 CHANGE OF BUSINESS. Neither Housecall nor any of its Subsidiaries shall change the nature of its business or engage in any other business other than the businesses which are substantially similar to the lines of business in which Housecall and its Subsidiaries are engaged as of the Agreement Date.

          Section 7.3 CAPITAL STOCK. Neither Housecall nor any of its Subsidiaries shall repurchase, retire or redeem any of its respective Capital Stock. Housecall will not pay dividends on any of its Capital Stock.

          Section 7.4 ACCOUNTING POLICIES. Except in order to comply with GAAP, Housecall shall not materially change any of its accounting policies or its fiscal year or the fiscal year of any of its Subsidiaries.

          Section 7.5   INVESTMENTS.  Neither Housecall nor any
of its Subsidiaries shall make (or acquire as part of an acquisition) any Investment, except Investments (a) in Subsidiaries listed on Schedule 5.2 or in any additional
Subsidiaries created in accordance with SECTION 7.14 hereof; (b) in connection with a Permitted Acquisition and (c) Permitted
Investments.

          Section 7.6 NEGATIVE PLEDGE. Neither Housecall nor any of its Subsidiaries shall mortgage, pledge, grant or permit to exist a security interest in, or Lien upon, any of their respective assets of any kind now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Encumbrances.

          Section 7.7 GUARANTIES. Neither Housecall nor any of its Subsidiaries shall become liable, directly or indirectly, for any Guaranty except: (a) endorsements for collection or deposit in the ordinary course of business; (b) obligations entered into in connection with the acquisition of services, supplies and equipment in the ordinary course of business of Housecall or such Subsidiary; and (c) obligations of the Subsidiaries pursuant to the Loan Documents.

          Section 7.8 INDEBTEDNESS. Neither Housecall nor any of its Subsidiaries shall incur, create, assume or permit to exist any Indebtedness except: (a) the Obligations; (b) Indebtedness secured by a Lien of the type described in clause
(g) of the definition of "Permitted Encumbrances" not to exceed $1,000,000 in the aggregate at any one time outstanding for Housecall and its Subsidiaries; (c) taxes, assessments and governmental charges or levies which are not delinquent or which are being contested in good faith and for which, in accordance with GAAP adequate reserves have been set aside on the books of Housecall or the affected Subsidiary of Housecall; (d) current liabilities incurred in connection with the obtaining of goods or services in the ordinary course of business; (e) Subordinated Indebtedness in existence as of the Agreement Date and described on Schedule 7.8 attached hereto, and any additional Subordinated Indebtedness approved in writing by the Majority Banks; (f) Indebtedness owing from Housecall to a Wholly Owned Subsidiary of Housecall from which the Agent has received a Subsidiary Guaranty or from one Wholly Owned Subsidiary of Housecall from which the Agent has received a Subsidiary Guaranty to Housecall or another Wholly Owned Subsidiary of Housecall from which the Agent has received a Subsidiary Guaranty; (h) Guaranties permitted under
SECTION 7.7 hereof; and (i) additional Indebtedness (other than Indebtedness permitted under any of clauses (a) through (h) above) of up to $1,000,000 in the aggregate at any time outstanding.

          Section 7.9 SALE OF ASSETS. Neither Housecall nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of their respective assets (including, but not limited to, sales of stock of Subsidiaries, but excluding sales, transfers, leases or other dispositions between or among any of Housecall and any of its Material Subsidiaries), other than (a) sales of inventory in the ordinary course of business at the fair market value thereof and for cash or cash equivalents, (b) physical assets used, consumed or otherwise disposed of in the ordinary course of business, (c) sales of duplicate or otherwise unnecessary CONs,
(d) the sale of the CON and related assets for the operation of the medicare business in the Chattanooga, Tennessee area;
provided such sale is on terms substantially similar to the terms disclosed to the Agent as of the Agreement Date, and (e) sales of other assets the value of which do not exceed in the aggregate during any fiscal year five percent (5%) of the total value of Housecall's assets, as determined on the consolidated balance sheet of Housecall as of the last day of the immediately

preceding fiscal year (the "Asset Sale Basket"); provided, however, Housecall may sell assets in any fiscal year in excess of the Asset Sale Basket with the consent of the Majority Banks if the Net Cash Proceeds from such sale are applied to the Loans in accordance with SECTION 2.7.

          Section 7.10  SALE-LEASEBACK TRANSACTIONS.  Neither
Housecall nor any of its Subsidiaries shall enter into any Sale-Leaseback Transaction.

          Section 7.11 CAPITAL EXPENDITURES. Housecall and its Subsidiaries, considered in the aggregate, shall not (a) during the fiscal year ending June 30, 1997, make Capital Expenditures in an aggregate amount in excess of $2,500,000, and (b) during each fiscal year thereafter, make Capital Expenditures in an aggregate amount in excess of (i) $2,500,000, plus (ii) the Capex Carry Forward Amount, if any, from the immediately preceding fiscal year.

          Section 7.12 TRANSACTIONS WITH AFFILIATES. Housecall shall not, and shall not permit its Subsidiaries to, enter into or be a party to any agreement or transaction with any Affiliate of Housecall except as listed in Schedule 7.12, or in the ordinary course of and pursuant to the reasonable requirements of Housecall's or such Subsidiary's business and upon fair and reasonable terms that are no less favorable to Housecall or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not an Affiliate of Housecall, and on terms consistent with the business relationship of Housecall or such Subsidiary and such Affiliate prior to the Agreement Date, if any. Nothing contained in this Agreement shall prohibit increases in compensation and benefits for officers and employees of Housecall or its Subsidiaries which are customary in the industry or consistent with the past business practice of Housecall or such Subsidiary, or payment of customary directors' fees and indemnities.

          Section 7.13 RESTRICTIVE AGREEMENTS. Housecall shall not and shall not permit any of its Subsidiaries to enter into any agreement (other than the Loan Documents) which restricts the ability or right of any such Subsidiary to make payments to Housecall or another Subsidiary of Housecall by way of dividends, distributions, returns of capital, advances, reimbursement or otherwise.

          Section 7.14 CREATION OF SUBSIDIARIES. Housecall will not, nor will it permit any of its Subsidiaries to, create any Subsidiary, except for the creation of a Wholly Owned Subsidiary of Housecall provided that (i) such Subsidiary is organized under the laws of a jurisdiction within the United States of America and (ii) if such Subsidiary is or becomes a Material Subsidiary,
(A) such Subsidiary executes at the time of its creation (or

within thirty (30) days after it becomes a Material Subsidiary) a Supplement to the Subsidiary Guaranty in favor of the Banks in the form of Exhibit G attached hereto and a Supplement to the Subsidiary Security Agreement in favor of the Agent in the form of Exhibit H attached hereto and delivers to the Agent a mortgage, deed of trust or deed to secure debt encumbering any material real property owned by such Subsidiary as may be requested by the Majority Banks, (B) if a Co-Borrower or any Material Subsidiary is an owner of such Subsidiary, such Co-Borrower or Material Subsidiary executes an amendment to the Stock Pledge Agreement or a Supplement to the Subsidiary Pledge Agreement, as applicable, for purposes of pledging the stock of such Subsidiary to the Agent pursuant to the terms of the Stock Pledge Agreement or the Subsidiary Pledge Agreement, as the case may be, and (C) Housecall and such Subsidiary take all steps required and execute all necessary documents (including UCC-1 financing statements) to perfect the security interest of the Agent in the stock of such Subsidiary and the assets of such Subsidiary and (iii) no Default exists immediately prior to or after the creation of such Subsidiary.

          Section 7.15 PREPAYMENTS. Housecall shall not, nor shall it permit any of its Subsidiaries to, prepay, redeem, defease (whether actually or in substance) or purchase in any manner (or deposit or set aside funds for the purpose of any of the foregoing), make any payment in respect of principal of, or make any payment in respect of interest on, or permit any of its Subsidiaries to prepay, redeem, or purchase in any manner, make any payment in respect of principal of, or make any payment in respect of interest on, any Funded Indebtedness of Housecall or any of its Subsidiaries (including the Subordinated Notes) except for (i) regularly scheduled payments of principal or interest required in accordance with the terms of the instruments governing any Funded Indebtedness permitted hereunder and
(ii) payments with respect to the Obligations; provided, however, Housecall shall not make any regularly scheduled payments on the Subordinated Notes if such payments would violate the subordination provisions of the Subordinated Notes, as such Subordinated Notes have been modified pursuant to that certain letter agreement dated October 30, 1996, issued by Housecall and WCAS Capital Partners II, L.P. to the Agent. Housecall shall not modify or amend the terms of the Subordinated Notes without the prior written consent of the Majority Banks.

          Section 7.16 CERTAIN ERISA PAYMENTS. No Co-Borrower shall, and none of their respective Subsidiaries shall, make any payment of any material liability arising under ERISA or under the Code of any Controlled Group member which is not a Subsidiary of such Co-Borrower.

          Section 7.17  COMPLIANCE WITH ERISA.  No Co-Borrower
shall, directly or indirectly, and each Co-Borrower shall use its

best efforts to prevent any Controlled Group member from directly or indirectly undertaking to:

                  (a) Maintain, become a party to, contribute to or become or be obligated to contribute to a Pension Plan, if such maintenance or contribution would result in material unfunded liabilities on the part of Housecall or any of its Subsidiaries in excess of one million Dollars ($1,000,000) immediately following such action;

                  (b)   Maintain, become a party to, contribute
to or become obligated to contribute to a material plan maintained outside of the United States primarily for the benefit of persons substantially all of whom are nonresident aliens, as described in section 4(b) (4) of ERISA; or

                  (c)   Maintain, become a party to, contribute
to or being obligated to contribute to or otherwise provide material health care or material life insurance benefits to retirees or survivors of employees.

          Section 7.18 USE OF PROCEEDS AND LETTERS OF CREDIT. The proceeds of the Loans will be used to finance Permitted Acquisitions, refinance certain Indebtedness of Housecall to NationsBank, N.A. (Carolinas), as agent, existing prior to the Agreement Date, and to finance the working capital and general corporate purposes of the Co-Borrowers. The Letters of Credit will be issued for the general corporate purposes of the Co-Borrowers.


          Section 7.19 FIXED CHARGE COVERAGE RATIO. As of the last day of each month during the term of this Agreement, Housecall shall not permit the Fixed Charge Coverage Ratio for the immediately preceding twelve month period ending therewith to be less than the ratio set forth below:

          Month Ending                Ratio
          ------------                ------
 June 30, 1996 through May 31,   1.10 to 1.0
 1997

 June 30, 1997 through May 31,   1.25 to 1.0
 1998
 June 30, 1998 through the       1.50 to 1.0
 Maturity Date

          Section 7.20 FUNDED INDEBTEDNESS/EBITDA COVERAGE RATIO. As of the last day of each month during the term of this Agreement, Housecall shall not permit the Funded Indebtedness/EBITDA
Coverage Ratio for the immediately preceding twelve month period ending therewith to exceed the ratio set forth below:

         Month Ending                Ratio
         ------------                -----

 June 30, 1996 through May 31,   4.0 to 1.0
 1997

 June 30, 1997 through May 31,   3.5 to 1.0
 1998
 June 30, 1998 through the       3.0 to 1.0
 Maturity Date

          Section 7.21 MINIMUM NET WORTH. Housecall shall maintain a Net Worth as of the end of each month during the term of this Agreement of at least the amount of its Net Worth as of June 30, 1996; provided, however, such amount shall be increased at the end of each fiscal year (commencing with the fiscal year ending
June 30, 1997) by an amount equal to (a) 75% of Consolidated Net Income (minus extraordinary gains) of Housecall for such fiscal year (but in no event decreased by losses for such fiscal year), plus (b) 100% of the equity and capital contributed to Housecall by its shareholders during such fiscal year.

          Section 7.22 DAY SALES OUTSTANDING. As of the last day of each month during the term of this Agreement, Housecall shall not allow Day Sales Outstanding to be greater than sixty-five (65) days.

          Section 7.23 NO FURTHER NEGATIVE PLEDGES. Housecall will not, nor will it permit any of its Subsidiaries to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, other than (i) pursuant to this Agreement or any other Loan Document
(ii) pursuant to operating leases with respect to any leased asset, or (iii) pursuant to any Medicaid Provider Agreements or Medicare Provider Agreements.

          Section 7.24 LIMITATION ON LEASES. Neither Housecall nor its Subsidiaries will create, incur, assume, or suffer to exist, any obligation for the payment of rent or hire for property or assets of any kind whatsoever, whether real or personal, under leases or lease agreements (other than Capitalized Lease Obligations) which would cause the aggregate amount of all payments made by Housecall and its Subsidiaries, pursuant to such leases or lease agreements to exceed 3.25% of Net Revenues during any fiscal year.

          Section 7.25 SHAREHOLDER LITIGATION. Housecall shall not enter into any consent order, compromise or other settlement of those certain actions filed against Housecall by various shareholders of Housecall, and more fully described in item 67 of

Schedule 5.15 attached hereto, which would result in an aggregate payment in cash or property (other than the Capital Stock of Housecall) by or on behalf of Housecall or its subsidiaries (other than payments made by insurance carriers pursuant to insurance policies maintained by Housecall of its Subsidiaries) in excess of $2,000,000 without the prior consent of the Super Majority Banks.


                            ARTICLE 8
                            ---------
                        Events of Default
                        -----------------

          Section 8.1 EVENTS OF DEFAULT. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

                  (a) Any representation or warranty made under this Agreement shall prove incorrect or misleading in any material respect when made or deemed to have been made pursuant to SECTION 5.26 hereof;

                  (b) (i) Any payment of any interest under the Notes or any reimbursement obligations with respect to any Letter of Credit, or any fees payable hereunder or under the other Loan Documents shall not be received by the Agent within five (5) days from the day such payment is due, or (ii) any payment of any principal under the Notes shall not be received by the Agent on the day such payment is due;

                  (c) Any Co-Borrower shall at any time default in the performance or observance of any agreement or covenant contained in (i) SECTIONS 6.2, 6.10 or 6.17 hereof and such default shall not be cured to the Majority Banks' satisfaction within five (5) days from the date of occurrence thereof, (ii) SECTIONS 7.19, 7.20, 7.21 or 7.22 hereof and a period of thirty
(30) days shall have passed from the occurrence of such default, or (iii) SECTION 6.18 or Article 7 (other than SECTIONS 7.19, 7.20, 7.21 and 7.22) hereof;

                  (d)   Any Co-Borrower shall default in the
performance or observance of any agreement or covenant contained in this Agreement not specifically referred to elsewhere in this
SECTION 8.1, and such default shall not be cured to the Majority Banks' satisfaction within a period of thirty (30) days from the earlier of (i) the date that the Agent or any Bank shall give any Co-Borrower written notice of the occurrence of such default or
(ii) the date any Co-Borrower knew or should have known of the occurrence of such default;

                  (e)   There shall occur any default in the
performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in SECTION 8.1 of this Agreement), which shall not be cured to the Majority Banks' satisfaction by the applicable Co-Borrower or Material Subsidiary or any other Person within the lesser of (i) the applicable cure period, if any, provided for in such Loan Document and (ii) a period of thirty (30) days from the date that the Agent or any Bank shall give any Co-Borrower written notice of such default;

                  (f)   Any Person (other than Welsh Carson,
George D. Shaunnessy, Peter J. Bibb, Harold W. Small or Thomas F. Luthringer) or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) of Persons shall (other than Welsh Carson, George D. Shaunnessy, Peter J. Bibb, Harold W. Small or Thomas F. Luthringer), as a result of a tender or exchange offer, open market purchases, merger, privately negotiated purchases or otherwise, have become, directly or indirectly, the beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities having twenty-five percent (25%) or more of the ordinary voting power of then outstanding securities of Housecall.

                  (g) There shall be entered a decree or order for relief in respect of any Co-Borrower or any Material Subsidiary under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or similar official of any Co-Borrower or any Material Subsidiary or of any substantial part of any of their respective properties, or ordering the winding-up or liquidation of the affairs of any Co-Borrower or any Material Subsidiary or an involuntary petition shall be filed against any Co-Borrower or any Material Subsidiary and a temporary stay entered, and (i) such petition and stay shall not be diligently contested, or (ii) any such petition and stay shall continue undismissed for a period of sixty (60) consecutive days;

                  (h)   Any Co-Borrower or any Material
Subsidiary shall file a petition, answer, or consent seeking relief under Title 11 of the United States-Code, as now constituted or hereafter amended, or any other applicable federal or state bankruptcy law or other similar law, or any Co-Borrower or any Material Subsidiary shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of such Co-Borrower or such Material Subsidiary, or of any substantial part of any of their respective properties,

or any Co-Borrower or any Material Subsidiary shall fail generally to pay its debts as they become due, or any Co-Borrower or any Material Subsidiary shall take any action in furtherance of any such action;

                  (i)   A final judgment (other than a money
judgment fully covered by insurance as to which the insurance company has acknowledged coverage) shall be entered by any court against any Co-Borrower or any Material Subsidiary for the payment of money which exceeds $1,000,000, or a warrant of attachment or execution or similar process shall be issued or levied against property of any Co-Borrower or any Material Subsidiary pursuant to a final judgment which, together with all other such property of such Co-Borrower or such Material Subsidiary subject to other such process, exceeds in value $1,000,000 in the aggregate, and if, within sixty (60) days after the entry, issue, or levy thereof, such judgment, warrant, or process shall not have been paid or discharged or stayed pending appeal, or if, after the expiration of any such stay, such judgment, warrant, or process shall not have been paid or discharged;

                  (j)   (i) A trustee shall be appointed by a
United States District Court to administer any Employee Benefit Plan maintained by any Co-Borrower or its ERISA Affiliates, or to which either Co-Borrower, any Material Subsidiary or any of its ERISA Affiliates has any liabilities, or any trust created thereunder, or the PBGC shall institute proceedings to terminate any such Employee Benefit Plan, or any Co-Borrower or any of their ERISA Affiliates shall enter into or become obligated to contribute to a Multiemployer Plan, if such appointment, termination or contribution would have or could reasonably be expected to have a Materially Adverse Effect; or (ii) any of the following shall occur and have or be reasonably expected to have a Materially Adverse Effect: (x) there shall be at any time any "accumulated funding deficiency," as defined in ERISA or in
SECTION 412 of the Code, with respect to any Employee Benefit Plan maintained by any Co-Borrower or its ERISA Affiliates, or to which any Co-Borrower or any of its ERISA Affiliates has any liabilities, or any trust created thereunder; or (y) any Co-Borrower and its ERISA Affiliates shall incur any liability to the PBGC in connection with the termination of any such Employee Benefit Plan; or (z) any Employee Benefit Plan or trust created under any Employee Benefit Plan of any Co-Borrower and their ERISA Affiliates shall engage in a non-exempt "prohibited transaction" (as such term is defined in SECTION 406 of ERISA or SECTION 4975 of the Code) which would subject any such Employee Benefit Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Employee Benefit Plan or trust to the tax or penalty on "prohibited transactions" imposed by SECTION 502 of ERISA or
SECTION 4975 of the Code;

                  (k) There shall occur any default (after the expiration of any applicable cure period) under any indenture, agreement, or instrument evidencing Indebtedness of any Co-Borrower in an aggregate principal amount exceeding $1,000,000; or

                  (l)   All or any material portion of any
Security Document shall at any time and for any reason be declared to be null and void, or a proceeding shall be commenced by any Co-Borrower, any Material Subsidiary or any of their respective Affiliates, or by any governmental authority having jurisdiction over any Co-Borrower, any Material Subsidiary or any of their respective Affiliates, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Co-Borrower, any Material Subsidiary or any of their respective Affiliates shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document

          Section 8.2   REMEDIES.  If an Event of Default shall
have occurred and be continuing,

                  (a) With the exception of an Event of Default specified in SECTION 8.1(g) or (h), the Agent, at the direction of the Majority Banks, shall (i) terminate the Commitment and the Letter of Credit Commitment, and/or (ii) declare the principal of and interest on the Loans and the Notes and all other Obligations to be forthwith due and payable without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding, or both.

                  (b) Upon the occurrence and continuance of an Event of Default specified in SECTIONs 8.1(g) or (h), such principal, interest, and other Obligations shall thereupon and concurrently therewith become due and payable, and the Commitment and the Letter of Credit Commitment, shall forthwith terminate, all without any action by the Agent or the Banks or the Majority Banks or the holders of the Notes and without presentment, demand, protest, or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the Notes to the contrary notwithstanding.

                  (c)   The Agent, with the concurrence of the
Majority Banks, shall exercise all of the post default rights granted to it and to them under the Loan Documents or under Applicable Law. The Agent, for the benefit of itself, the Issuing Bank and the Banks, shall have the right to the appointment of a receiver for the property of each Co-Borrower, and each Co-Borrower hereby consents to such rights and such appointment and hereby waives any objection such Co-Borrower may have thereto or the right to have a bond or other security posted

by the Agent, the Issuing Bank or the Banks in connection therewith.

                  (d) In regard to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of any acceleration of the Obligations pursuant to the provisions of this SECTION 8.2, the Co-Borrowers shall promptly upon demand by the Agent deposit in a Letter of Credit Reserve Account opened by Agent for the benefit of the Issuing Bank and the Banks an amount equal to one hundred five percent (105%) of the aggregate then undrawn and unexpired amount of such Letter of Credit Obligations. Amounts held in such Letter of Credit Reserve Account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Co-Borrowers hereunder and under the Notes in the manner set forth in SECTION 2.12 hereof. Pending the application of such deposit to the payment of the Obligations, the Agent shall, to the extent reasonably practicable, invest such deposit in an interest bearing open account or similar available savings deposit account and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied, and all other Obligations shall have been paid in full, the balance, if any, in such Letter of Credit Reserve Account shall be returned to the Co-Borrowers. Except as expressly provided hereinabove, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Co-Borrower.

                  (e) The rights and remedies of the Agent and the Banks hereunder shall be cumulative, and not exclusive.


                            ARTICLE 9
                           ----------

                            The Agent
                            ---------

          Section 9.1 APPOINTMENT AND AUTHORIZATION. Each Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties,

obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          Section 9.2 DELEGATION OF DUTIES. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that has been selected with reasonable care.

          Section 9.3 LIABILITY OF AGENT. Neither the Agent, nor any of its Affiliates, nor any of their respective officers, directors, employees, agents, or attorneys-in-fact (collectively, the "Agent-Related Persons") shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement (except for their own gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction) or (b) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Co-Borrowers or any Subsidiary of Housecall or any officer thereof contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or for the value of any Collateral or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Co-Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Housecall or any of its Subsidiaries.

          Section 9.4  RELIANCE BY AGENT.

                  (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile or telephone message, statement or other document or conversation believed by the Agent to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to Housecall or any of its Subsidiaries), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless the Agent shall first receive such advice or concurrence of the Majority Banks as the Agent shall deem appropriate and, if the Agent so requests, the Agent shall first be indemnified to its

satisfaction by the Banks against any and all liability and expense which may be incurred by the Agent by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or all of the Banks, as may be expressly required by SECTION 10.3 hereof) and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

                  (b)   For purposes of determining compliance
with the conditions specified in SECTIONs 4.1 and 4.2 hereof, each Bank shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Majority Banks unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from a Bank prior to the extension of a Loan specifying its objection thereto and either such objection shall not have been withdrawn by notice to the Agent to that effect or such Bank shall not have made available to the Agent the Bank's ratable portion of such Loan.

          Section 9.5 NOTICE OF DEFAULT. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees payable to the Agent for the account of the Banks or the Issuing Bank, unless the Agent shall have received written notice from a Bank or the Issuing Bank or a Co-Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Banks. The Agent shall take such action with respect to such Default or Event of Default as shall be requested by the Majority Banks in accordance with Article 8; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as the Agent shall deem advisable in the best interests of the Banks.

          Section 9.6 CREDIT DECISION. Each Bank expressly acknowledges that none of the Agent-Related Persons has made any representation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of Housecall and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations,

property, financial and other condition and creditworthiness of Housecall and its Subsidiaries and made its own decision to enter into this Agreement and extend credit to the Co-Borrowers hereunder. Each Bank also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Housecall and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Housecall and its Subsidiaries which may come into the possession of any of the Agent-Related Persons.

          Section 9.7 INDEMNIFICATION. The Banks agree to indemnify the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Co-Borrowers and without limiting the obligation of the Co-Borrowers to do so), ratably according to the respective amounts of their outstanding Loans, or, if no Loans are outstanding, their outstanding Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans) be imposed on, incurred by or asserted against any such person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such person under or in connection with any of the foregoing; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such person's gross negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction. Without limitation of the foregoing, each Bank shall reimburse the Agent promptly upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Co-Borrowers.

          Section 9.8 AGENT IN INDIVIDUAL CAPACITY. The Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from and generally engage in any kind of business with Housecall or any of its Subsidiaries as though the Agent were not the Agent hereunder and without notice to the Banks. With respect to its Loans, the Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent, and the terms "Bank" and "Banks" shall include the Agent in its individual capacity.

          Section 9.9 SUCCESSOR AGENT. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof to the Banks and each Co-Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Banks, and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent which shall be any ank or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties, and obligations of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article 9 and SECTIONS 10.7, 10.8 and 10.9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

          Section 9.10 AGENT MAY FILE PROOFS OF CLAIM. The Agent may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents, financial advisors and counsel), the Banks and the Issuing Bank allowed in any judicial proceedings relative to any Co-Borrower, any Material Subsidiary or any of their respective creditors or property, and shall be entitled and empowered to collect, receive and distribute any monies, securities or other property payable or deliverable on any such claims, and any custodian in any such judicial proceedings is hereby authorized by each Bank and Issuing Bank to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Agent any amount due to the Agent for the reasonable compensation, expenses, disbursements and advances of the Agent, its agents,

financial advisors and counsel, and any other amounts due the Agent under SECTION 10.7 hereof. Nothing contained in the Loan Agreement or the Loan Documents shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Notes, the Letters of Credit or the rights of any holder thereof, or to authorize the Agent to vote in respect of the claim of any Bank or Issuing Bank in any such proceeding.

          Section 9.11 COLLATERAL. The Agent is hereby authorized to hold all Collateral pledged pursuant to any Loan Document and to act on behalf of the Banks and the Issuing Bank, in its own capacity and through other agents appointed by it, under the Security Documents; provided, that the Agent shall not agree to the release of any Collateral except in accordance with the terms hereof.

          Section 9.12 RELEASE OF COLLATERAL.

       (a) Each Bank hereby directs, in accordance with the terms of this Agreement, the Agent to release or to subordinate any Lien held by the Agent for the benefit of the Banks and the Issuing Bank:

                     (i)    against all of the
                  Collateral, upon final and
                  indefeasible payment in full of the
                  Obligations and termination of this
                  Agreement;

                    (ii)    against any part of the Collateral
                  sold or disposed of by Housecall or any
                  Material Subsidiary if such sale or disposition is permitted by SECTION 7.9 hereof or is otherwise consented to by the Banks for such release as set forth in SECTION 10.3 hereof; or

                   (iii)    against any part of the Collateral
                  constituting property in which no Co-Borrower nor Material Subsidiary owned any interest at the time the Lien was granted.

       (b) Each Bank and the Issuing Bank hereby directs the Agent to execute and deliver or file such termination and partial release statements and do such other things as are necessary to release Liens to be released pursuant to this
SECTION 9.12 promptly upon the effectiveness of any such release. Upon request by the Agent at any time, the Banks and the Issuing Bank will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this
SECTION 9.12.


                            ARTICLE 10
                            ----------

                          Miscellaneous
                          -------------

          Section 10.1 SUCCESSORS AND ASSIGNS AND SALE OF INTERESTS.

                  (a)   The terms and provisions of this
Agreement shall be binding upon, and, subject to the provisions of this SECTION 10.1, the benefits thereof shall inure to, the parties hereto and their respective successors and assigns; provided, however, that no Co-Borrower may assign this Agreement or any of the rights, duties or obligations of such Co-Borrower hereunder without the prior written consent of all of the Banks.

                  (b)   Any Bank, with the written consent of
Housecall, which consent shall not be unreasonably withheld, and with the written consent of the Agent, which consent shall not be unreasonably withheld, and upon three (3) Business Days' written notice to the Agent, may at any time assign and delegate to any Person, or, with notice to Housecall and the Agent but without the consent of either Housecall or the Agent, may assign and delegate to any of its Affiliates (each an "Assignee") all or any part of the Loans or the Commitments or any other rights or obligations of such Bank hereunder, provided, (x) the assignor Bank shall have a Commitment Amount of not less than Five Million Dollars ($5,000,000) upon the effectiveness of any such assignment, and (y) unless otherwise agreed to by the Agent and Housecall, all assignments shall be in a minimum principal amount of Five Million Dollars ($5,000,000) and in One Million Dollar ($1,000,000) integrals in excess thereof; provided, however, that the Co-Borrowers and the Agent may continue to deal solely and directly with such Bank in connection with the interests so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Co-Borrowers and the Agent by such Bank and the Assignee; and (ii) such Bank and its Assignee shall have delivered to the Co-Borrowers and the Agent an Assignment and Acceptance in the form of Exhibit I (an "Assignment and Acceptance") together with any Note or Notes subject to such assignment; and (iii) the processing fee of Three Thousand Five Hundred Dollars ($3,500) shall have been paid to the Agent. Notwithstanding the foregoing, any Bank may at any time, with notice to Housecall and the Agent but without the consent of either Housecall or the Agent, assign and delegate all or any part of the Loans or the Commitments or any other rights or obligations of such Bank hereunder to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank, so long as such

assignment does not relieve such Bank from its obligations hereunder.

                  (c)   From and after the date that the Agent
notifies the assignor Bank that it has received the executed Assignment and Acceptance, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents and (ii) assignor Bank shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.

                  (d) Within five (5) Business Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance, the Co-Borrowers shall execute and deliver to the Agent new Notes evidencing such Assignee's assigned Loans and Commitment Amount and, if the assignor Bank has retained a portion of its Loans and its Commitment Amount, replacement Notes in the Commitment Amount retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent necessary to reflect the addition of the Assignee and the resulting adjustment of the Assignor's Commitment Amount arising therefrom. The Commitment Amount allocated to each Assignee shall reduce such the Commitment Amount of the assigning Bank pro tanto.

                  (e) Any Bank may at any time sell to one or more banks or other entities (a "Participant") participating interests in any Loans, the Commitment Amount of that Bank or any other interest of that Bank hereunder in a minimum amount of Five Million Dollars ($5,000,000) and in One Million Dollar ($1,000,000) integrals in excess thereof; provided, however, that
(i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the selling Bank shall remain solely responsible for the performance of such obligations, (iii) the Co-Borrowers and the Agent shall continue to deal solely and directly with the selling Bank in connection with such Bank's rights and obligations under this Agreement, and (iv) no Bank shall transfer or grant any participating interest under which the Participant shall have rights to approve any amendment to, or any consent or waiver with respect to this Agreement except to the extent such amendment, consent or waiver would require unanimous consent as described in the first proviso to SECTION 10.3 hereof. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Co-Borrowers hereunder shall be determined as if such Bank had not sold such

participation, except that if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

          Section 10.2 NO IMPLIED WAIVER. No delay or omission to exercise any right, power or remedy accruing to the Agent or any Bank upon any breach or default of any of the Co-Borrowers under this Agreement or under any of the other Loan Documents shall impair any such right, power or remedy of the Agent or any Bank, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default occurring thereafter, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring theretofore or thereafter.

          Section 10.3 AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document and no consent with respect to any departure by any of the Co-Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Co-Borrowers and the Majority Banks, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks, do any of the following:

                  (a)   increase the Commitment Amount of any
          Bank or subject any Bank to any additional obligations;


                  (b)   postpone or delay any date (including,
          without limitation, the Maturity Date) fixed for any payment of principal, interest, fees or other amounts due hereunder or under any Loan Document;

                  (c)   reduce the principal of, or the rate of
          interest specified herein on any Loan, or of any fees or other amounts payable hereunder or under any Loan
          Document;

                  (d) change the definition of "Majority Banks" or "Super Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate unpaid principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder;

                  (e)   amend the definition of "Permitted
          Acquisition", SECTION 7.9, or this SECTION 10.3; or

                  (f) release any guarantor of the Obligations or any Collateral, unless any such release of Collateral is in connection with an asset sale permitted by SECTION 7.9 hereof or is otherwise permitted by SECTION 9.12 hereof;

and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Majority Banks, affect the rights or duties of the Agent under this Agreement, and (ii) the definition of "Majority Banks" or the percentage of the aggregate Commitment Percentages or of the aggregate principal amount of the Loans which shall be required for the Banks or any of them to take any action hereunder may be changed without the consent of the Co-Borrowers.

          Section 10.4 REMEDIES CUMULATIVE. All rights and remedies, either under this Agreement, by law or otherwise afforded to the Agent or the Banks shall be cumulative and not exclusive, and any single or partial exercise of any power or right hereunder or thereunder does not preclude other or further exercise thereof, or the exercise of any other power or right.

          Section 10.5 SEVERABILITY. Any provision of this Agreement, the Notes or any of the other Loan Documents which is prohibited or unenforceable in any jurisdiction, shall be, only as to such jurisdiction, ineffective to the extent of such prohibition or unenforceability, but all the remaining provisions of this Agreement, the Notes and the other Loan Documents shall remain valid.

          Section 10.6 SET-OFF. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon the occurrence and during the continuation of an Event of Default, the Banks and any subsequent holder or holders of the Notes are hereby authorized by each Co-Borrower at any time or from time to time, without notice to any Co-Borrower or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special, time or demand, including, but not limited to, Indebtedness evidenced by certificates of deposit, in each case whether matured or unmatured) and any other Indebtedness at any time held or owing by the Banks or such holder to or for the credit or the account of the Co-Borrowers, against and on account of the obligations and liabilities of the Co-Borrowers, to the Banks or such holder under this Agreement, the Notes, and any other Loan Document, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Notes, or any other Loan Document, irrespective of whether or not (a) the Banks or the holder of the Notes shall have made any demand hereunder or (b) the Banks shall have declared the principal of and interest on the Loans and Notes and other amounts due hereunder to be due and payable as permitted by SECTION 8.2 and although said obligations

and liabilities, or any of them, shall be contingent or unmatured. Any sums obtained by any Bank or by any subsequent holder of the Notes shall be subject to the application of payments provisions of Article 2 hereof. Upon direction by the Agent, with the consent of the Majority Banks, each Bank holding deposits of any Co-Borrower shall exercise its set-off rights as so directed.

          Section 10.7 COSTS, EXPENSES AND ATTORNEYS' FEES. The Co-Borrowers shall reimburse the Agent for all actual and reasonable costs and expenses, including, but not limited to, reasonable attorneys' and other professionals' fees and expenses and appraisal, audit, review, travel, search and filing fees and expenses, expended or incurred by the Agent in connection with the preparation, negotiation, execution and administration of this Agreement, in connection with the initial Advance, in amending this Agreement, or extending any waiver or consent hereunder, or in any transaction referred to in SECTION 10.1(b) hereof, and shall reimburse the Agent and the Banks for all actual and reasonable costs and expenses, including, but not limited to, reasonable attorneys' fees (including the allocated costs of internal counsel, if any) and expenses expended or incurred by the Agent or any Bank in collecting any sum which becomes due under the Notes or under this Agreement or any of the other Loan Documents, or in the protection, perfection, preservation and enforcement of any and all rights of the Agent or any Bank in connection with the Loan Documents, including, without limitation, the fees and costs incurred in any out-of-court work-out or a bankruptcy or reorganization proceeding. This obligation on the part of the Co-Borrowers shall survive the expiration or termination of this Agreement, with or without occurrence of the Agreement Date.

          Section 10.8  GENERAL INDEMNIFICATION.  The
Co-Borrowers shall indemnify and hold each Bank, the Issuing Bank, the Agent and each of their directors, officers, employees, Affiliates, attorneys and agents (collectively referred to herein as the "Bank Indemnitees") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, any actual and reasonable expenses (including attorneys' fees and the allocated cost of in-house counsel) incurred by any such Bank Indemnitee in connection with any investigation, or discovery served upon such Bank Indemnitee, in connection with any such matter, whether or not any such Bank Indemnitee shall be designated a party thereto) which may be imposed on, incurred by or asserted against such Bank Indemnitees by any Person other than the Bank with which such Bank Indemnitee is affiliated (whether direct, indirect or consequential and whether based on any federal or state laws or other statutory regulations, including, without limitation, securities, environmental and commercial laws and regulations, under common law or at equitable

cause, or on contract or otherwise) in any manner relating to or arising out of this Agreement, any term sheets or commitment letters relating thereto, any other Loan Documents, or any act, event or transaction related or attendant thereto; or to the making of Loans hereunder, or the management of the Loans (including any liability under federal, state or local environmental laws or regulations), the use or intended use of the proceeds of the Loans (collectively, the "Indemnified Matters"); provided, however, that the Co-Borrowers shall have no obligation to any Bank Indemnitee under this SECTION 10.8 with respect to Indemnified Matters to the extent such Indemnified Matters were caused by or resulted from (i) the gross negligence or willful misconduct of a Bank Indemnitee as determined by a final non-appealable order of a court of competent jurisdiction or (ii) claims of Banks against other Banks or the Agent not attributable to any act or failure to act of any Co-Borrower and for which the Co-Borrowers otherwise have no liability hereunder. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Co-Borrowers shall contribute to the payment and satisfaction of all Indemnified Matters incurred by the Bank Indemnitees the maximum portion which the Co-Borrowers are permitted to pay and satisfy under Applicable Law. This indemnification shall survive repayment by the Co-Borrowers of all Loans made under this Agreement and the termination of this Agreement.

          Section 10.9 ENVIRONMENTAL INDEMNIFICATION. The Co-Borrowers hereby agree to indemnify, defend and hold harmless each Bank Indemnitee, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, charges, expenses or disbursements (including attorneys' fees and the allocated cost of in-house counsel), which may be incurred by or asserted against such Bank Indemnitee in connection with or arising out of any pending or threatened investigation, litigation or proceeding, or any action taken by any Person, with respect to any Environmental Claim arising out of or related to any property of Housecall or any of its Subsidiaries subject to a mortgage in favor of the Agent or any Bank. No action taken by legal counsel chosen by the Agent or any Bank in defending against any such investigation, litigation or proceeding or requested remedial, removal or response action shall vitiate or any way impair the Co-Borrowers' obligations and duties hereunder to indemnify and hold harmless the Agent and each Bank. In no event shall site visit, observation, or testing by the Agent or any Bank be a representation that Hazardous Materials are or are not present in, on, or under the site, or that there has been or shall be compliance with any law, regulation, or ordinance pertaining to Hazardous Materials or any other applicable governmental law. Neither the Co-Borrowers nor any other party is entitled to rely on any site visit, observation, or testing by the Agent or any Bank. Neither the Agent nor any Bank owes any duty of care to

protect any Co-Borrower or any other party against, or to inform any Co-Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any site or property. Neither the Agent nor any Bank shall be obligated to disclose to any Co-Borrower or any other party any report or findings made as a result of, or in connection with, any site visit, observation, or testing by the Agent or any Bank. This indemnification shall survive repayment of all Loans made under this Agreement and termination of the Commitments, and the termination of this Agreement.

          Section 10.10 NOTICES. Any notice which the Co-Borrowers, the Agent, the Issuing Bank or any of the Banks may be required or may desire to give to the other parties under any provision of this Agreement shall be in writing by electronic facsimile transmission and shall be deemed to have been given or made when transmitted and addressed as follows:

               (i)     To any of the Co-Borrowers:

                       Housecall Medical Resources, Inc.
                       1000 Abernathy Road
                       Building 400, Suite 1825
                       Atlanta, Georgia 30328
                       Attention: Treasurer
                       Facsimile:  (770) 395-9891

                       Copy to:
                       W. Randy Eaddy, Esq.
                       Kilpatrick & Cody
                       Suite 2800, 1100 Peachtree Street
                       Atlanta, Georgia 30309
                       Facsimile: (404) 815-6555

               (ii)    To the Agent:

                       Toronto Dominion (Texas), Inc.
                       909 Fannin Street, Suite 1700
                       Houston, Texas  77010
                       Attention:  Manager, Agency
                       Facsimile:  (713) 951-9921

                       Copy to:

                       The Toronto-Dominion Bank
                       31 West 52nd Street
                       New York, New York  10019
                       Attention:  Ms. Beth Olmstead
                       Facsimile:  (212) 974-0396

                       and:

                       Chris D. Molen, Esq.
                       Paul, Hastings, Janofsky & Walker
                       600 Peachtree Street, N.E.
                       Suite 2400
                       Atlanta, Georgia 30308-2222
                       Telecopy No.: (404) 815-2210

               (iii)   To the Banks, to them at the addresses
                       set forth on Schedule 10.10 (or in an
                       Assignment and Acceptance) hereto.

               (iv)    To the Issuing Bank, at the address set
                       forth on Schedule 10.10 (or in an
                       Assignment and Acceptance) hereto.


Any party may change the address to which all notices, requests and other communications are to be sent to it by giving written notice of such address change to the other parties in conformity with this paragraph, but such change shall not be effective until notice of such change has been received by the other parties.

               Section 10.11     ENTIRE AGREEMENT.  This
Agreement, together with the exhibits to this Agreement and all of the other Loan Documents, is intended by the Co-Borrowers, the Agent, the Issuing Bank and the Banks as a final expression of their agreement and, together with all of the other Loan Documents, is intended as a complete statement of the terms and conditions of their agreement. This Agreement and the other Loan Documents contain all of the agreements and understandings between or among the Co-Borrowers, the Agent, the Issuing Bank and the Banks concerning the Loans and the other transactions contemplated hereby.

               Section 10.12     GOVERNING LAW.  This Agreement
and the Loan Documents shall be construed in accordance with and governed by the laws of the State of New York, without reference to the conflict or choice of law principles thereof.

               Section 10.13 REPLACEMENT OF BANK. In the event that a Replacement Event occurs and is continuing with respect to any Bank, the Co-Borrowers may designate another financial institution (such financial institution being herein called a "Replacement Bank") acceptable to the Agent, and which is not any Co-Borrower nor an Affiliate of any Co-Borrower, to assume such Bank's Commitment hereunder, to purchase the Loans and participations of such Bank and such Bank's rights hereunder and (if such Bank is an Issuing Bank) to issue Letters of Credit in substitution for all outstanding Letters of Credit issued by such Bank, without recourse to or representation or warranty by, or expense to, such Bank for a purchase price equal to the outstanding principal amount of the Loans payable to such Bank plus any accrued but unpaid interest on such Loans and accrued

but unpaid commitment fees and letter of credit fees owing to such Bank, and upon such assumption, purchase and substitution, and subject to the execution and delivery to the Agent by the Replacement Bank of documentation satisfactory to the Agent (pursuant to which such Replacement Bank shall assume the obligations of such original Bank under this Agreement), the Replacement Bank shall succeed to the rights and obligations of such Bank hereunder and such Bank shall no longer be a party hereto or have any rights hereunder provided that the obligations of the Co-Borrowers to indemnify such Bank with respect to events occurring or obligations arising before such replacement shall survive such replacement. "Replacement Event" means, with respect to any Bank, (i) the commencement of any bankruptcy or insolvency proceeding or the taking of possession by, a receiver, custodian, conservator, trustee or liquidator of such Bank, or the declaration by the appropriate regulatory authority that such Bank is insolvent, or (ii) such Bank is the only Bank hereunder that makes a demand for payment of any material additional amounts as compensation for increased costs or for its reduced rate of return pursuant to SECTION 11.3 or 11.5 hereof.

               Section 10.14     COUNTERPARTS.  This Agreement
may be executed in any number of counterparts each of which shall be an original with the same effect as if the signatures thereto and hereto were upon the same instrument.

               Section 10.15     HEADINGS.  Captions, headings
and the table of contents in this Agreement are for convenience only, and are not to be deemed part of this Agreement.

               Section 10.16     CONFIDENTIALITY.  Unless
otherwise agreed to in writing by Housecall, all Proprietary Information (as defined below) received by the Agent and the Banks shall be held in confidence by the Agent and the Banks, except for disclosures made (i) to actual or potential assignees, participants, or transferees of such Bank, and then only upon a confidential basis in any such case, (ii) as otherwise required to be disclosed by banking regulations, law, rule, regulation, judicial process, or other Applicable Law, or to government regulators, (iii) in connection with litigation arising from this Agreement or to which the Agent or a Bank is a party, (iv) to its (or its Affiliates') directors, officers, employees, agents or representatives in connection with their activities concerning this Agreement or the transactions contemplated hereby, (v) to the attorneys, accountants, and other consultants for the Agent or a Bank or any Affiliate thereof (who shall be requested to similarly hold such information in confidence), or (vi) as otherwise permitted hereunder. For purposes of this Agreement, the term "Proprietary Information" shall mean all information about Housecall or any of its Subsidiaries which has been furnished to the Agent or any Bank by or on behalf of Housecall or any of its Subsidiaries before or after the date hereof or which is obtained by any Bank or the Agent made pursuant to

SECTION 6.3 or 6.4 hereof; provided, however, that the term "Proprietary Information" does not include information which (x) is or becomes publicly available (other than as a result of an unauthorized disclosure of the Agent or a Bank), (y) is possessed by or available to the Agent or any Bank on a non-confidential basis prior to its disclosure to the Agent or such Bank by any Co-Borrower or Subsidiary or (z) becomes available to the Agent or any Bank on a non-confidential basis from a Person which, to the knowledge of the Agent or such Bank, as the case may be, was not prohibited from disclosing it by any duty of confidentiality to Housecall or any of its Subsidiaries.


                            ARTICLE 11
                            ----------

                         Yield Protection
                         ----------------

               Section 11.1      EURODOLLAR RATE BASIS
DETERMINATION. Notwithstanding anything contained herein which may be construed to the contrary, if with respect to any proposed Eurodollar Loan for any Interest Period, the Agent determines that deposits in dollars (in the applicable amount) are not being offered to the Agent in the relevant market for such Interest Period, the Agent shall forthwith give notice to the Co-Borrowers and the Banks, whereupon until the Agent notifies the Co-Borrowers that the circumstances giving rise to such situation no longer exist, the obligations of the Banks to make such types of Eurodollar Loans shall be suspended.

               Section 11.2      ILLEGALITY.  If after the
Agreement Date any Applicable Law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank, or comparable agency, shall make it unlawful or impossible for any Bank to make, maintain, or fund its Eurodollar Loans, such Bank shall so notify the Agent, and the Agent shall forthwith give notice thereof to the other Banks and the Co-Borrowers. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Co-Borrowers shall repay in full the then outstanding principal amount of each affected Eurodollar Rate Loan of such Bank, together with accrued interest thereon, either (a) on the last day of the then current Interest Period applicable to such Eurodollar Loan if such Bank may lawfully continue to maintain and fund such Eurodollar Loan to such day or (b) immediately if such Bank may not lawfully continue to fund and maintain such Eurodollar Loan to such day. Concurrently with repaying each affected Eurodollar Loan of such Bank, notwithstanding anything contained in Article 2 hereof, the Co-Borrowers shall borrow a Base Rate Loan from such Bank, and such Bank shall make such Loan

in an amount such that the outstanding principal amount of the Note held by such Bank shall equal the outstanding principal amount of such Note immediately prior to such repayment.

               Section 11.3      INCREASED COSTS.

                       (a)  If after the Agreement date any
Applicable Law, rule, or regulation, or any change therein, or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof or compliance by any Bank with any request or directive (whether or not having the any such authority, central bank, or comparable agency:

                         (i)     Shall subject any Bank to any
               tax, duty, or other charge with respect to its obligation to make Eurodollar Loans, or its Eurodollar Loans, or shall change the basis of taxation of payments to any Bank of the principal of or interest on its Eurodollar Loans or in respect of any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of such Bank imposed by the jurisdiction in which such Bank's principal executive office is located); or

                        (ii)     Shall impose, modify, or deem
               applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment, or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by any Bank, or shall impose on any Bank or the eurodollar interbank borrowing market any other condition affecting its obligation to make such Eurodollar Loans or its Eurodollar Loans; and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any such Eurodollar Loans, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under its Notes with respect thereto, and such increase is not given effect in the determination of the Eurodollar Rate then, on the earlier of (x) 15 days after demand by such Bank or
(y) the Maturity Date, each Borrower agrees to pay to such Bank such additional amount or amounts as will compensate such Bank for such increased costs. Each Bank will promptly notify the Co-Borrowers and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this SECTION 11.3.

                       (b)  A certificate of any Bank claiming
compensation under this SECTION 11.3 and setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. If any Bank demands compensation under this SECTION 11.3, the Co-Borrowers may at any time, upon at least five (5) Business Days' prior notice to such Bank, prepay in full the then outstanding affected Eurodollar Loans of such Bank (together with the compensation demanded by such Bank), together with accrued interest thereon to the date of prepayment, along with any reimbursement required under SECTION 2.10 hereof. Concurrently with prepaying such Eurodollar Loans the Co-Borrowers shall borrow a Base Rate Loan, or a Eurodollar Loan not so affected, from such Bank, and such Bank shall make such Loan in an amount such that the outstanding principal amount of the Notes held by such Bank shall equal the outstanding principal amount of such Notes immediately prior to such prepayment.

               Section 11.4      EFFECT ON OTHER LOANS.  If
notice has been given pursuant to SECTION 11.1, 11.2 or 11.3 suspending the obligation of any Bank to make any type of Eurodollar Loan, or requiring Eurodollar Loans of any Bank to be repaid or prepaid, then, unless and until such Bank notifies the Co-Borrowers that the circumstances giving rise to such repayment no longer apply, all Loans which would otherwise be made by such Bank as to the type of Eurodollar Loans affected shall, at the option of the Co-Borrowers, be made instead as Base Rate Loans.

               Section 11.5 CAPITAL ADEQUACY. If any Bank or Issuing Bank or any Affiliate of any Bank shall have reasonably determined that the adoption after the Agreement Date of any Applicable Law, governmental rule, regulation or order regarding the capital adequacy of banks or bank holding companies, or any change therein, or any change after the Agreement Date in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank or Issuing Bank or any Affiliate of any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's or Issuing Bank's or any Affiliate of such Bank capital as a consequence of such Bank's or Issuing Bank's Commitment or obligations hereunder to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or Issuing Bank's or any Affiliate of such Bank's policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Bank's or Issuing Bank's or any Affiliate's of such Bank, capital was fully utilized prior to such adoption, change or compliance),

then, by the earlier of (x) 15 days after demand by such Bank or Issuing Bank, or (y) the Maturity Date, the Co-Borrowers shall immediately pay to such Bank or Issuing Bank such additional amounts as shall be sufficient to compensate such Bank or Issuing Bank for any such reduction actually suffered; provided, however, that there shall be no duplication of amounts paid to a Bank pursuant to this sentence and SECTION 11.3 hereof. A certificate of such Bank or Issuing Bank setting forth the amount to be paid to such Bank or Issuing Bank by the Co-Borrowers as a result of any event referred to in this paragraph shall, absent manifest error, be conclusive.

               Section 11.6 ALTERNATE LENDING OFFICES. Each Bank agrees, if requested by the Co-Borrowers, it will use reasonable efforts (subject to the overall policy considerations of such Bank) to designate an alternate lending office with respect to Loans affected by any of the matters or circumstances prescribed in SECTION 2.9(b), 11.2, 11.3 or 11.5 hereof in order to reduce the liability of the Co-Borrowers or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Bank as determined by such Bank, which determination, if made in good faith, shall be conclusive and binding on all parties hereto. Nothing in this SECTION 11.6 shall affect or postpone any of the obligation of the Co-Borrowers hereunder or any right of any Bank hereunder.


                            ARTICLE 12
                            ----------

                    Waiver of Jury Trial, etc.
                    --------------------------

               Section 12.1 JURISDICTION AND SERVICE OF PROCESS. For purposes of any legal action or proceeding brought by the Agent, the Issuing Bank or the Banks with respect to this Agreement or any other Loan Document, each Co-Borrower hereby irrevocably submits to the personal jurisdiction of the federal and state courts sitting in the state of New York and hereby irrevocably designates and appoints, as its authorized agent for service of process in the State of New York, CT Corporation System, whose address is 1633 Broadway, New York, New York 10019, or such other person as the Co-Borrowers shall designate hereafter by written notice given to the Agent. The consent to jurisdiction herein shall not be exclusive. The Agent and the Banks shall for all purposes automatically, and without any act on their part, be entitled to treat such designee of the Co-Borrowers as the authorized agent to receive for and on behalf of the Co-Borrowers service of writs, or summons or other legal process in the State of New York, which service shall be deemed effective personal service on each Co-Borrower served when delivered, whether or not such agent gives notice to the Co-Borrowers; and delivery of such service to its authorized agent shall be deemed to be made when personally delivered or five (5) Business Days after mailing by registered or certified mail addressed to such authorized agent. Each Co-Borrower further irrevocably consents to service of process in any such action or proceeding by the mailing of copies thereof by registered or certified mail to the Co-Borrowers at the address set forth above, such service to become effective five (5) Business Days after such mailing. In the event that, for any reason, such

agent or his or her successors shall no longer serve as agent of either Co-Borrower to receive service of process in the State of New York, such Co-Borrower shall serve and advise the Agent thereof so that at all times the Co-Borrowers will maintain an agent to receive service of process in the State of New York on behalf of the Co-Borrowers with respect to this Agreement and all other Loan Documents. In the event that, for any reason, service of legal process cannot be made in the manner described above, such service may be made in such manner as permitted by law.

               Section 12.2 CONSENT TO VENUE. Each Co-Borrower hereby irrevocably waives any objection it would make now or hereafter for the laying of venue of any suit, action, or proceeding arising out of or relating to this Agreement or any other Loan Document brought in the federal courts of the United States of America sitting in New York, New York, and hereby irrevocably waives any claim that any such suit, action, or proceeding has been brought in an inconvenient forum.

               Section 12.3 WAIVER OF JURY TRIAL. EACH BORROWER AND EACH OF THE AGENT, THE BANKS AND THE ISSUING BANK TO THE EXTENT PERMITTED BY APPLICABLE LAW WAIVE, AND OTHERWISE AGREE NOT TO REQUEST, A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION, PROCEEDING OR COUNTERCLAIM OF ANY TYPE IN WHICH ANY BORROWER, ANY OF THE BANKS, THE ISSUING BANK, THE AGENT, OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS ARTICLE 12.



        [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]







               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

CO-BORROWERS:                         HOUSECALL MEDICAL RESOURCES, INC.

                                      By:______________________________

                                      Its:_____________________________


                                      HOUSECALL, INC.

                                      By:______________________________

                                      Its:_____________________________


                                      HOUSECALL-SIC MANAGEMENT, INC.

                                      By:______________________________

                                      Its:_____________________________


AGENT:                                TORONTO DOMINION (TEXAS), INC.

                                      By:______________________________

                                      Its:_____________________________



ISSUING BANK:                         THE TORONTO-DOMINION BANK

                                      By:______________________________

                                      Its:_____________________________


BANKS:                                TORONTO DOMINION (TEXAS), INC.

                                      By:______________________________

                                      Its:_____________________________



CREDIT AGREEMENT

                          Schedule 6.19


               1. The Co-Borrowers shall, and shall cause their Subsidiaries to, diligently pursue obtaining lien waivers in form and substance satisfactory to the Agent from each lessor of the real property listed below within thirty days of the Agreement
Date:

               Property Location                Landlord
               -----------------                --------

               1000 Abernathy Road              Law Companies Group, Inc.
               Building 400, Suite 1825              (Sublessor)
               Atlanta, Georgia  30328          Northpark Associates, L.P.
                                                     (Lessor)

               117 Center Park Drive            LED-1 Partnership
               Suite 201
               Knoxville, Tennessee  37922

               The Co-Borrowers shall give the Agent a report in writing on the status of obtaining such landlord lien waivers on the 15th day and on the 30th day after the Agreement Date.

               2. Within 30 days after the Agreement Date, the Co-Borrowers shall provide the Agent with evidence, in form and substance satisfactory to the Agent, that: (a) Housecall Contract Management, Inc., Support Medical Services of Tennessee, Inc., Support Medical Services of Florida, Inc., and Support Medical Services of Mississippi, Inc., have been qualified to do business in the State of Alabama, and (b) Housecall Home Health, Inc. has been qualified to do business in the State of Kentucky.

               3. Within 10 days after the Agreement Date, the Co-Borrowers will deliver to the Agent updated certificates of good standing from each jurisdiction in which any Co-Borrower or Material Subsidiary is qualified to do business with respect to each such Co-Borrower and each such Material Subsidiary.

               4. Within 7 days after the Agreement Date, the Co-Borrowers shall deliver to the Agent stock certificates for all of the Capital Stock of Staff Leasing, Inc. and Housecall, Inc., together with the stock powers relating thereto and duly endorsed in blank.




                              106